    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1997



                                                      REGISTRATION NO. 333-17961

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         ARISTECH CHEMICAL CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                              28                       25-1534498
 (State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
  incorporation or organization)       Classification Code Number)     Identification No.)

                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2704
                                 (412) 433-2747
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                Mark K. McNally
                     Senior Vice President, General Counsel
                            and Corporate Secretary
                         Aristech Chemical Corporation
                                600 Grant Street
                      Pittsburgh, Pennsylvania 15219-2704
                                 (412) 433-2747
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                            Janice C. Hartman, Esq.
                           Kirkpatrick & Lockhart LLP
                              1500 Oliver Building
                         Pittsburgh, Pennsylvania 15222
                            Norman D. Slonaker, Esq.
                                Brown & Wood LLP
                             One World Trade Center
                            New York, New York 10048

                            ------------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 21, 1997


PROSPECTUS

                         ARISTECH CHEMICAL CORPORATION
                             OFFER TO EXCHANGE ITS
                             6 7/8% NOTES DUE 2006
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                             6 7/8% NOTES DUE 2006

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON             , 1997, UNLESS EXTENDED.
                            ------------------------


     Aristech Chemical Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus as it may be amended or supplemented from time to time (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange up to $150,000,000 aggregate principal amount of its 6 7/8% Notes due 2006 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for an identical principal amount of its outstanding 6 7/8% Notes due 2006 (the "Old Notes), of which $150,000,000 aggregate principal amount is outstanding as of the date hereof.


     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights or other rights under the Registration Rights Agreement (as defined below), (ii) the New Notes will be issuable in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Old Notes and (iii) the New Notes will not provide for any increase in the interest rate thereon pursuant to the Registration Rights Agreement. In that regard, the Old Notes provide that the interest rate on the Old Notes is subject to adjustment in the event that (i) a registration statement relating to the Exchange Offer is not filed with the Securities and Exchange Commission (the "Commission") on or prior to February 23, 1997, (ii) such registration statement is not declared effective on or prior to May 24, 1997 or (iii) the Exchange Offer is not consummated or a registration statement with respect to resale of the Old Notes is not declared effective on or prior to the earlier of (x) the 30th day following the date on which such registration statement is declared effective and (y) June 23, 1997. See "Description of the Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of November 25, 1996 (the "Registration Rights Agreement"), between the Company and the Initial Purchasers (as defined herein) of the Old Notes. The Old Notes and the New Notes will constitute a single series of debt securities under the Indenture (as defined herein). In the event that the Exchange Offer is consummated, any Old Notes that remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes (as defined herein) have taken certain actions or exercised certain rights under the Indenture. The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes" and individually as a "Note." See "Description of the New Notes" and "Description of the Old Notes."

                                                     CONTINUED ON FOLLOWING PAGE

     THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO ALL
HOLDERS OF OLD NOTES ON             , 1997.

      SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR INFORMATION THAT SHOULD
             BE CONSIDERED IN CONNECTION WITH THIS EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1997.

     Interest on the New Notes is payable semiannually on May 15 and November 15 of each year (each, an "Interest Payment Date"), commencing on the first such date following the original issuance date of the New Notes. The New Notes will mature on November 15, 2006. The New Notes are not entitled to any sinking fund and are not redeemable prior to maturity. The New Notes will constitute unsecured senior indebtedness of the Company and will rank pari passu with all other unsecured senior indebtedness of the Company for borrowed money. No secured or unsecured indebtedness ranking senior to the Notes is currently outstanding. See "Capitalization" and "Description of the New Notes."


     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such

Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date referred to below (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

     The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers (as defined herein) have informed the Company that they each currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Summary--Certain Consequences of a Failure to Exchange Old Notes."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York
City time, on             , 1997 (such time on such date being hereinafter
called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that, if any Old Note is tendered for exchange in part, the untendered principal amount thereof must be $250,000, or any integral multiple of $1,000 in excess thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Old Note, from November 25, 1996. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 25, 1996.

     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of           , 1997.

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             AVAILABLE INFORMATION

     The Company has filed with the Commission the Registration Statement (which term shall encompass any and all amendments thereto) on Form S-4 under the Securities Act, with respect to the New Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Notes, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. The Commission maintains a Web site at http://www.sec.gov that contains reports and information regarding registrants, such as the Company, that file electronically with the Commission. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the contracts, agreements or other documents filed as an exhibit to the Registration Statement and incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Aristech Chemical Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219-2704, Attention: Corporate Secretary.

     After consummation of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. Any such reports and other information to be filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at the address set forth above, upon payment of prescribed fees. Pursuant to the Indenture (as defined under "Description of the New Notes--General"), so long as any of the Notes are outstanding, and in the event the Company is not required to file information, documents or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, the Company will file with the Trustee (as defined under "Description of the New Notes--General"), in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus.

                                  THE COMPANY


     Aristech Chemical Corporation (the "Company") is a leading producer and marketer of chemical and polymer products with total annual rated production capacity in excess of three billion pounds. The Company's product base includes phenol and related products; phthalic anhydride ("PA"), 2-ethylhexanol ("2-EH") and plasticizers; and polypropylene and acrylic sheet. Avonite, Inc. ("Avonite"), a New Mexico-based corporation in which the Company has a 60% ownership interest, produces and markets solid surface polyester sheet. These products provide the Company with a diversified revenue base. While approximately 80% of the Company's sales are of products which are considered commodities, the Company's production of polypropylene and acrylic sheet has been increasingly directed toward more specialized, higher margin products. There is significant vertical integration among the Company's products, providing the Company with predictable supplies of certain of its raw materials. The Company also has a diverse customer base, with no customer accounting for more than 9% of revenues during 1995. End-use markets for the Company's products include automotive components, home and office construction, appliances, modular tubs/showers, whirlpools, spas, apparel, packaging, medical supplies, signs and a wide range of consumer products.



     The Company believes that at certain of its facilities it has competitive cost advantages based on proximity to sources of raw material, existence of facilities to upgrade raw material at its polypropylene plants, low downtime at its polypropylene plants, and/or proximity to important northeastern customer markets. The Company also believes that its disciplined approach to planned plant maintenance results in highly reliable operations. Each of the Company's product lines has its own dedicated sales force, which the Company believes better enables it to address specific customer needs. In addition, through its Aristech Total Performance approach to management, the Company is committed to continuous improvement in products and processes using a broad range of statistical tools. See "The Company."


     The Company's strategy is to focus on and expand (i) its core businesses, consisting principally of the manufacture and sale of products which consume propylene- and aromatic-based raw materials, which currently are in abundant supply in the United States; and (ii) its strategic acrylic sheet business, which sells most of its products in higher margin specialty market segments that the Company believes have strong growth potential. See "The Company--Business Strategy."

     Mitsubishi Corporation ("MC") beneficially owns 82.3% of the equity of the Company. The Company is MC's largest chemical investment outside Japan. MC provides the Company with access to customers and markets globally which would require substantial resources for the Company to develop independently. In addition, Mitsubishi Chemical Corporation ("MCC") and Mitsubishi Rayon Co., Ltd. ("MRC"), which are not affiliates of MC, are stockholders of the Company. Both MCC and MRC are, among other things, chemical producers in Japan, and provide the Company with access to product technologies not otherwise available to it. See "Stockholders of the Company."

     During 1996, MC, its wholly owned subsidiary, Mitsubishi International Corporation ("MIC"), and MCC converted to equity an aggregate of $179.6 million in principal amount of debentures of the Company and $44.9 million in stated value of preferred stock of the Company, thereby significantly strengthening the Company's financial position. The remaining $24.4 million in principal amount of debentures and $6.1 million in stated value of preferred stock held by MRC were redeemed for cash. See "Pro Forma Condensed Financial Information."

     The principal executive office of the Company is located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2704. The telephone number is (412) 433-2747.

                               THE EXCHANGE OFFER


The Exchange Offer..............    Up to $150,000,000 aggregate principal
                                    amount of New Notes are being offered in exchange for an identical aggregate principal amount of Old Notes. Old Notes may be tendered for exchange in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that, if any Old
                                    Note is tendered for exchange in part, the untendered principal amount thereof must be $250,000 or any integral multiple of $1,000 in excess thereof. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights
                                    Agreement relating to the Old Notes. For a description of the procedures for tendering
                                    Old Notes, see "The Exchange
                                    Offer--Procedures for Tendering Old Notes."


Expiration Date.................    5:00 p.m., New York City time, on
                                      , 1997, unless the Exchange Offer is
                                    extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended). See "The Exchange Offer--
                                    Expiration Date; Extensions; Amendments."

Certain Conditions to the
Exchange Offer..................    The Exchange Offer is subject to certain
                                    conditions. The Company reserves the right in its sole and absolute discretion, subject to applicable law and the terms of the Registration Rights Agreement, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange,
                                    (ii) to terminate the Exchange Offer if
                                    certain specified conditions have not been satisfied, (iii) to extend the Expiration
                                    Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange
                                    Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The
                                    Exchange Offer-- Expiration Date;
                                    Extensions; Amendments" and "--Certain
                                    Conditions to the Exchange Offer."

Withdrawal Rights...............    Tenders of Old Notes may be withdrawn at any
                                    time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures set forth below under "The
                                    Exchange Offer--Withdrawal Rights."

Procedures for Tendering Old
Notes...........................    Tendering holders of Old Notes must complete
                                    and sign a Letter of Transmittal in
                                    accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer.

                                    See "The Exchange Offer--Procedures for
                                    Tendering Old Notes." Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer-- Exchange Agent."

Resales of New Notes............    The Company is making the Exchange Offer in
                                    reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation
                                    Finance of the Commission would make a
                                    similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New
                                    Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New
                                    Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation
                                    Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the
                                    Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds
                                    Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New
                                    Notes.

                                    Each holder of Old Notes who wishes to
                                    exchange Old Notes for New Notes in the
                                    Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer--Resale of New Notes," the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." See "Plan of Distribu-tion." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

Exchange Agent..................    The exchange agent with respect to the
                                    Exchange Offer is The Chase Manhattan Bank
                                    (the "Exchange Agent"). The addresses,
                                    telephone and facsimile numbers of the
                                    Exchange Agent are set forth in "The
                                    Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds.................    The Company will not receive any cash
                                    proceeds from the issuance of the New Notes offered hereby. See "Use of Proceeds."

Certain United States Federal
Income Tax Considerations.......    Holders of Old Notes should review the
                                    information set forth under "Certain United
                                    States Federal Income Tax Considerations" prior to tendering Old Notes in the Exchange
                                    Offer.

                                 THE NEW NOTES

Securities Offered..............    Up to $150,000,000 aggregate principal
                                    amount of 6 7/8% Notes due 2006 which have been registered under the Securities Act.
                                    The New Notes will be issued and the Old
                                    Notes were issued under an Indenture dated as of November 1, 1996 (the "Indenture") between the Company and The Chase Manhattan
                                    Bank, as trustee (the "Trustee"). The New
                                    Notes and any Old Notes which remain
                                    outstanding after consummation of the
                                    Exchange Offer will constitute a single
                                    series of debt securities under the
                                    Indenture and, accordingly, will vote
                                    together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the
                                    Indenture. See "Description of the New
                                    Notes--General." The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights or other rights under the Registration Rights
                                    Agreement, (ii) the New Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Old Notes and (iii) the New Notes will not provide for any increase in the interest rate thereon pursuant to the Registration
                                    Rights Agreement. See "The Exchange
                                    Offer--Purpose of the Exchange Offer,"
                                    "Description of the New Notes," and
                                    "Description of the Old Notes."

Maturity Date...................    November 15, 2006.

Interest Rate...................    6 7/8% per annum.

Interest Payment Dates..........    Interest will accrue from the most recent
                                    date to which interest has been paid or duly provided for on the Old Notes surrendered in exchange for such New Notes or, if no such interest has been paid or duly provided for on such Old Notes, from November 25, 1996, the date of issuance of the Old Notes, and will be payable semiannually on each May 15 and November 15, commencing May 15, 1997.

Denominations...................    The New Notes will be issued in minimum
                                    denominations of $1,000 and integral
                                    multiples of $1,000 in excess thereof.

Redemption......................    The New Notes may not be redeemed prior to
                                    maturity.

Sinking Fund....................    None.


Ranking.........................    The New Notes will constitute unsecured
                                    senior indebtedness of the Company and will rank pari passu with all other unsecured senior indebtedness of the Company for borrowed money. No secured or unsecured indebtedness ranking senior to the Notes is currently outstanding.


Absence of Market for the New
Notes...........................    The New Notes will be a new issue of
                                    securities for which there currently is no market. Although Merrill Lynch, Pierce,
                                    Fenner & Smith Incorporated, J.P. Morgan
                                    Securities Inc. and Morgan Stanley & Co.
                                    Incorporated, the initial purchasers of the Old Notes (the "Initial Purchasers"), have informed the Company that they each currently intend to make a market in the New
                                    Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New
                                    Notes on any securities exchange or for
                                    quotation through the National Association of Securities Dealers Automated Quotation
                                    System.

  For further information regarding the New Notes, see "Description of the New Notes."

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

     The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer.

     To the extent that Old Notes are tendered and accepted in the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected. See "Risk Factors--Certain market consequences of failure to exchange Old Notes."

     The New Notes and any Old Notes that remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes--General."

     The Old Notes provide that, if the Exchange Offer is not consummated by the earlier of the 30th day following the date on which the Registration Statement is declared effective and June 23, 1997, the per annum interest rate borne by the Old Notes will increase by 0.50% following such date until the Exchange Offer is consummated. See "Description of the Old Notes." Following consummation of the Exchange Offer, the Old Notes will not be subject to any increase in the interest rate thereon.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors in connection with the Exchange Offer and the New Notes offered hereby. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Summary--The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company--General," "--Business Strategy" and "--Aristech Total Performance." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.


     ABILITY TO PASS THROUGH FEEDSTOCK PRICE INCREASES AND PRICE VOLATILITY. Raw materials account for approximately two-thirds of the Company's total production cost. As a result, the Company's ability to pass on increases in feedstock costs to customers has a significant impact on operating results. The ability to pass on increases in feedstock costs is, to a large extent, related to market conditions. While the Company generally has been able to pass increases in feedstock costs on to customers, there can be no assurance that the Company will be able to do so in the future. The Company's ability to pass on increases in feedstock costs is particularly subject to uncertainty with respect to the Company's commodity products. Substantial increases in capacity which have occurred recently or are anticipated in certain of the commodity and specialty chemical markets in which the Company participates can be expected to affect such ability. In addition, prices of feedstocks can be subject to significant price fluctuations. Increases in costs may not be accompanied by corresponding increases in selling prices for the Company's products in all instances, regardless of market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     DEPENDENCE ON SIGNIFICANT SUPPLIERS. A number of the Company's raw material suppliers provide the Company with a significant amount of its feedstocks, and if one significant supplier or a number of significant suppliers were unable to meet their obligations under present supply contracts, or if such contracts could not be renewed or replaced upon expiration, feedstock costs incurred by the Company could rise significantly. See "The Company--Business."


     CYCLICALITY OF INDUSTRIES. A substantial portion of the Company's sales are to customers that manufacture products having end-use applications in the automotive, housing or construction industries, and such manufacturers are significantly affected by cyclical fluctuations in those industries. It is anticipated that reductions in the business levels of these industries would impact negatively on the Company's sales and profits.

     COMPETITIVE INDUSTRY. The Company faces competition from a substantial number of global and regional competitors, some of which have greater financial, research and development, production and other resources than the Company. Although competitive factors vary among the Company's product lines, in general the Company's competitive position is based principally on selling prices, product quality, manufacturing technology, access to raw materials, proximity to markets and customer service and support. The Company's competitors can be expected in the future to improve technologies, expand capacity, and, in certain product lines, develop and introduce new products. While there can be no assurances of its ability to do so, the Company believes that it will have sufficient resources to maintain its current competitive position. See "The Company--Business."

     POTENTIAL LIABILITIES RELATING TO ENVIRONMENTAL, HEALTH AND SAFETY REGULATIONS. The chemical industry is subject to numerous Federal, state and local laws relating to the storage, handling, emission, transportation, manufacture and use of chemicals, the discharge of materials into the environment and the maintenance of safe conditions in the workplace. United States chemical manufacturers, including the Company, have expended substantial funds for compliance with such laws and regulations. Future legislation and regulations could impose additional costs on the industry. Company production facilities require permits and licenses that are subject to renewal or modification. Violations of such permits or licenses could result in substantial sanctions, which could be civil, criminal, or both. Violations could also result in the revocation of such permits or licenses. In addition, the operation of any chemical manufacturing plant entails risk of adverse environmental effect, including exposure to chemical products and by-products from the Company's operations. The Company is also involved in investigative or cleanup projects at 24 waste disposal sites owned by other parties. The Company has agreed to indemnify certain third parties against certain claims or liabilities, including liabilities under laws relating to the protection of the environment and the workplace, relating to assets acquired or divested by the Company. The markets for most of the Company's products are very price competitive. Therefore, future environmentally related capital expenditure requirements, liabilities and costs could be a major factor in the Company's future sales and income, since it may not always be possible to pass costs on to customers. See "The Company--Business--Environmental, Health and Safety Matters" and "--Disposition of Certain Businesses."

     RELIANCE ON CONTINUED OPERATION AND SUFFICIENCY OF MANUFACTURING FACILITIES. The Company's revenues are dependent on the continued operation of its various manufacturing facilities. Although presently all operating plants are considered to be in good condition, the operation of manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, power outages, the improper installation or operation of equipment, natural disasters and the need to comply with directives of governmental agencies. Except for polypropylene, each of the Company's product lines is manufactured at only a single facility and production could not be transferred to another site. The occurrence of material operational problems, including but not limited to the above events, may adversely affect the profitability of the Company during the period of such operational difficulties. See "The Company--Business" and "--Plant Profile."


     EFFECT OF PLANNED MAINTENANCE TURNAROUNDS. In addition to its routine repair and maintenance activities, the Company has a program of planned maintenance turnarounds under which certain facilities are temporarily taken out of production for repairs and maintenance. To the degree that the cost of planned maintenance turnarounds is not evenly spread over the program's normal two-year cycle, year-to-year and quarterly variations in income can result. Subject to regulatory inspections and maintaining the Company's safety standards, the timing of maintenance turnarounds is largely at the discretion of management. In determining the schedule of maintenance turnarounds, management considers, among other things, the level of product demand, catalyst life and the operating performance of the production facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."


     VOTING CONTROL BY PRINCIPAL STOCKHOLDER. MC beneficially owns an aggregate of 82.3% of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Accordingly, MC has sufficient voting power to elect the entire Board of Directors of the Company, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets, and to prevent or effect a change in control of the Company. The Board of Directors, among other things, establishes the Company's dividend policy. The terms of the Notes do not give holders of the Notes the right to require the Company to repurchase the Notes in the event of a decline in the credit rating of the Company's debt securities resulting from a change in control, recapitalization or similar restructuring. See "Stockholders of the Company", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Dividends" and "Description of the New Notes--Certain Covenants."

     ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES. The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     CERTAIN MARKET CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES. To the extent that Old Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Old Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Old Notes not tendered for exchange. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Old Notes remaining at such time and the interest in maintaining a market in such Old Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Old Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile.

     CERTAIN CONSEQUENCES OF FAILURE TO VALIDLY TENDER. Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Certain Conditions to the Exchange Offer" and only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery of all required documentation. Beneficial holders of Old Notes should also take into account the fact that the delivery of documents to The Depository Trust Company ("DTC") in accordance with DTC's procedures does not constitute delivery to the Exchange Agent. Neither the Exchange Agent, the Company nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following consummation of the Exchange Offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such Old Notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for debt securities with terms identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration and other rights under the Registration Rights Agreement, (ii) the New Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $250,000 for the Old Notes and (iii) the New Notes will not provide for any increase in the interest rate thereon pursuant to the Registration Rights Agreement. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated by the earlier of the 30th day following the date on which the Registration Statement is declared effective and June 23, 1997, the per annum interest rate borne by the Old Notes following such date will increase by 0.50% until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the rate of interest thereon or any further registration rights under the Registration Rights Agreement. See "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER


     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $150,000,000 aggregate principal amount of New Notes for an identical aggregate principal amount of Old Notes validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $150,000,000 of New Notes in exchange for an identical principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that, if any Old Note is tendered for exchange in part, the untendered principal amount thereof must be $250,000 or any integral multiple of $1,000 in excess thereof.


     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $150,000,000 aggregate principal amount of Old Notes is outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange, are tendered but validly withdrawn or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

     Certificates for any tendered Old Notes that are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER, AFTER READING CAREFULLY THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date is 5:00 p.m., New York City time, on             , 1997
unless the Exchange Offer is extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange Offer is extended).

     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law and the terms of the Registration Rights Agreement, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights, " and
(iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

     In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If, for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-l(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

     Pursuant to the Letter of Transmittal, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

  VALID TENDER

     Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

     If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

  BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  SIGNATURE GUARANTEES

     Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program (each, an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  GUARANTEED DELIVERY

     If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

     (i) such tenders are made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

     (iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, overnight courier or mail or transmitted by facsimile to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

     The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

  DETERMINATION OF VALIDITY

     All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Certain Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity (except when New Notes are being issued to replace Old Notes registered in the same name), such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the

Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "--Exchange Agent." See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

     In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent, at one of its addresses set forth below under "--Exchange Agent," on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes validly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn on or prior to the Expiration Date will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE NEW NOTES

     Each New Note will bear interest at the rate of 6 7/8% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from November 25, 1996. Interest on the New Notes will be payable semiannually on May 15 and November 15 of each year, commencing on the first such date following the original issuance date of the New Notes.

     Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 25, 1996.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

          (a) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

          (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

          (c) any law, statute, rule or regulation shall have been adopted or enacted which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

          (d) a banking moratorium shall have been declared by United States federal or Pennsylvania or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

          (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

          (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                            The Chase Manhattan Bank
                        450 West 33rd Street, 15th Floor
                               New York, NY 10001
                     Attention: Corporate Trust Department
                        (Aristech Chemical Corporation,
                             6 7/8% Notes due 2006)
                         BY OVERNIGHT DELIVERY OR HAND:

                            The Chase Manhattan Bank
                        450 West 33rd Street, 15th Floor
                               New York, NY 10001
                     Attention: Corporate Trust Department
                        (Aristech Chemical Corporation,
                             6 7/8% Notes due 2006)

                                       OR

                                 BY HAND ONLY:

                            The Chase Manhattan Bank
                           Institutional Trust Group
                      One Chase Manhattan Plaza, Floor 1B
                               New York, NY 10081
                        (Aristech Chemical Corporation,
                             6 7/8% Notes due 2006)

                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:
                                 (212) 946-3089

                            FACSIMILE TRANSMISSIONS:
                                 (212) 946-8161

     Delivery to other than one of the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in tendering for their customers.

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     The Company will not make any payment to brokers, dealers or others soliciting acceptance of the Exchange Offer.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered in the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.


     The net proceeds from the sale of the Old Notes (after discount and other expenses of the offering of the Old Notes) were approximately $147.4 million. Such proceeds were used to prepay $100.0 million in principal amount of a term loan from MIC, which has been terminated, and the remainder will be used for general corporate purposes. Interest was payable on the term loan from MIC at a variable rate equal to the London Interbank Offered Rate ("LIBOR") plus a margin of 0.15%, which resulted in a weighted average interest rate of 6.2% for 1995.

                                 CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of the Company as of September 30, 1996 and as adjusted to give effect to (i) the issuance of the Old Notes and the use of proceeds from the sale thereof and (ii) the implementation of a new discretionary working capital facility and the application of borrowings thereunder. The following table should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto, the unaudited Interim Financial Statements and the notes thereto and the unaudited Pro Forma Condensed Financial Information and the notes thereto included herein. The exchange of the New Notes for the Old Notes will have no effect on the capitalization of the Company.

                                                                      SEPTEMBER 30, 1996
                                                             -------------------------------------
                                                             HISTORICAL    ADJUSTMENTS    ADJUSTED
                                                             ----------    -----------    --------
                                                                     (DOLLARS IN MILLIONS)
Short-term debt:
  Old working capital facility(1).........................     $  5.0        $  (5.0)(2)   $  0.0
  New working capital facility............................         --           40.0(2)      40.0
  Mitsubishi International Corporation term loan..........      100.0         (100.0)(3)      0.0
  Revenue bond............................................        0.1             --          0.1

Long-term debt:
  Mitsubishi Corporation term loan........................      100.0             --        100.0
  Mitsubishi International Corporation revolving loan.....      137.0          (83.9)(4)     53.1
  Old Notes...............................................         --          150.0(5)     150.0
  Other...................................................       14.0             --         14.0
  Unamortized discount on Old Notes.......................         --           (1.1)        (1.1)
                                                               ------        -------       ------
          Total debt......................................     $356.1        $    --       $356.1
Stockholders' equity:
  Common stock, $.01 par value; authorized-20,000 shares;
     issued and outstanding-14,908 shares.................        0.0             --          0.0
  Additional paid-in capital..............................      378.8             --        378.8
  Retained deficit........................................      (35.0)            --        (35.0)
                                                               ------        -------       ------
          Total stockholders' equity......................      343.8             --        343.8
                                                               ------        -------       ------
               Total capitalization.......................     $699.9        $    --       $699.9
                                                               ======        =======       ======

---------

(1) Represents the amount outstanding under a $20.0 million overnight facility used to manage the Company's daily working capital fluctuations.

(2) On December 13, 1996, the Company entered into a new $50.0 million discretionary working capital facility with a commercial lender to manage the Company's daily working capital fluctuations. The Company initially used $40.0 million under this facility to retire the old working capital facility referred to in note (1) and a portion of the MIC revolving loan referred to in note (4).

(3) Represents the prepayment of the MIC term loan from $100.0 million of the proceeds from the sale of the Old Notes.

(4) Represents the repayment of $83.9 million of the MIC revolving loan from the new discretionary working capital facility referred to in note (2) and proceeds from the sale of the Old Notes.

(5) Represents the issuance of the Old Notes.

                 SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA
                            CONDENSED FINANCIAL DATA

     The following table sets forth selected consolidated historical and pro forma condensed financial data as of the dates and for the periods indicated. The selected consolidated financial data as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been derived from the Company's audited Consolidated Financial Statements included herein. The selected consolidated financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 have been derived from the Company's audited Consolidated Financial Statements not included herein. The selected consolidated financial data as of September 30, 1995 and 1996 and for the nine months ended September 30, 1995 and 1996 have been derived from the Company's unaudited Interim Financial Statements included herein. The unaudited Interim Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements included herein and, in the opinion of management, reflect all adjustments necessary to fairly state results of operations and cash flows for such interim periods. Such adjustments are of a normal recurring nature. Results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results for the full year. The selected pro forma condensed financial data as of September 30, 1996 and for the year ended December 31, 1995 and the nine months ended September 30, 1996 have been derived from the Company's unaudited Pro Forma Condensed Financial Information included herein. The following selected consolidated historical and pro forma condensed financial data should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto, the unaudited Interim Financial Statements and the notes thereto and the unaudited Pro Forma Condensed Financial Information and the notes thereto included herein.


                                                        DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA
                         --------------------------------------------------------------------------------------------------------
                                                                                                        NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                                    SEPTEMBER 30,
                         --------------------------------------------------------------------   ---------------------------------
                                                                                       PRO                                 PRO
                                                                                      FORMA                               FORMA
                           1991        1992        1993        1994        1995      1995(1)      1995        1996       1996(1)
                         --------    --------    --------    --------    --------    --------   --------    --------     --------

INCOME STATEMENT DATA
  (FOR PERIOD)
Sales.................   $  848.3    $  799.5    $  788.5    $  945.5    $1,023.3    $1,023.3   $  786.7    $  691.6     $  691.6
Operating Costs
  Cost of sales.......      680.7       634.6       669.4       763.5       758.9       758.9      579.4       536.0        536.0
  Selling, general and
    administrative
    expenses..........       48.4        60.5        61.7        61.3        43.6        43.6       32.0        35.2         35.2
  Depreciation and
    amortization......       46.2        43.8        49.1        50.3        48.4        48.4       36.2        35.6         35.6
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
    Total operating
      costs...........      775.3       738.9       780.2       875.1       850.9       850.9      647.6       606.8        606.8
Operating income
  (excludes items
  shown below)........       73.0        60.6         8.3        70.4       172.4       172.4      139.1        84.8         84.8
Other income
  (expense)...........       (0.1)       (0.9)       (0.1)       (0.9)      (20.1)      (20.1)      (9.4)       (9.5)        (9.5)
Interest
  expense-net.........      (73.0)      (58.7)      (53.9)      (54.8)      (47.7)      (30.7)     (36.5)      (31.6)       (19.8)
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
Income (loss) before
  taxes on income.....       (0.1)        1.0       (45.7)       14.7       104.6       121.6       93.2        43.7         55.5
Less provision
  (benefit) for
  estimated income
  taxes...............       (0.3)        0.4        (5.8)        9.5        44.4        51.6       40.2        19.7         25.0
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
Income (loss) before
  minority interest,
  extraordinary loss
  and changes in
  accounting method...        0.2         0.6       (39.9)        5.2        60.2        70.0       53.0        24.0         30.5
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
Minority interest.....         --          --          --          --          --          --         --         0.1          0.1
Extraordinary loss,
  net of income tax
  benefit of $3.2
  million.............         --          --          --         5.1          --          --         --          --           --
Cumulative effect on
  prior years of
  change in accounting
  for income taxes and
  depreciation(2).....         --          --         0.2          --          --          --         --          --           --
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
Net income (loss).....   $    0.2    $    0.6    $  (39.7)   $    0.1    $   60.2    $   70.0   $   53.0    $   24.1     $   30.6
                         ========    ========    ========    ========    ========    ========   ========    ========     ========

                                                        DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA
                         --------------------------------------------------------------------------------------------------------
                                                                                                        NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                                    SEPTEMBER 30,
                         --------------------------------------------------------------------   ---------------------------------
                                                                                       PRO                                 PRO
                                                                                      FORMA                               FORMA
                           1991        1992        1993        1994        1995      1995(1)      1995        1996       1996(1)
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
Pro forma amounts
  assuming the
  accounting change
  for depreciation had
  been applied
  retroactively:
  Income (Loss) before
    Cumulative Effect
    of Change in
    Accounting
    Principle.........   $    1.0    $    3.1    $  (39.9)         --          --          --         --          --           --
  Net Income (Loss)...   $    1.0    $    3.1    $  (43.7)         --          --          --         --          --           --

BALANCE SHEET DATA
  (END OF PERIOD)
Working capital.......   $   50.9    $   55.5    $   25.3    $  166.4(3) $  174.9          --   $  126.4    $   26.6(4)  $   90.1(5)
Total assets..........    1,038.5     1,027.5     1,134.9     1,183.4     1,090.0          --    1,089.5     1,017.5      1,017.8
Short-term debt.......         --         9.0        12.8          --         8.7          --       12.6         5.0         40.1
Long-term debt due
  within one year.....       25.1        32.8        46.0          --          --          --         --       100.1           --
Long-term debt due
  after one year......      687.8       672.1       645.4       707.9       572.2          --      593.2       251.0(6)     316.0
                         --------    --------    --------    --------    --------    --------   --------    --------     --------
Total debt............      712.9       713.9       704.2       707.9       580.9          --      605.8       356.1        356.1
Redeemable preferred
  stock and other
  temporary equity....       72.6        96.4       114.7       123.1        51.0          --       51.0         0.0(7)       0.0
Shareholders'
  equity..............       73.8        57.7         6.4         1.3       133.7          --      127.9       343.8        343.8

OTHER DATA
Ratio of earnings to
  fixed charges(8)....        1.0x        1.0x         --(9)      1.2x        3.0x        4.5x       3.3x        2.3x         3.7x
Total debt to total
  capitalization......       83.0%       82.2%       85.3%       85.1%       75.9%         --       77.2%       50.9%        50.9%
Book value per
  share...............   $  9,839    $  7,687    $    839    $    164    $ 13,307          --   $ 12,723    $ 23,062     $ 23,062
Dividends per share...          0           0           0           0           0           0          0       1,990        1,990


---------

(1) The unaudited pro forma condensed financial information presented gives effect to (i) the sale of $150.0 million aggregate principal amount of Old Notes at an interest rate of 6 7/8%, plus an incremental interest cost of 0.34% due to the amortization of the debt discount on the Old Notes and the cost to settle an interest rate hedging contract entered into on October 31, 1996, and the application of the net proceeds from the sale of the Old Notes as described under "Use of Proceeds" and (ii) the implementation of a new discretionary working capital facility and the application of borrowings thereunder; and the pro forma income statement data also reflects the conversion of $179.6 million of 10% Series A Convertible Subordinated Payment-in-Kind Debentures due March 1, 2007 ("Payment-in-Kind Debentures") to common equity of the Company and the redemption of $24.4 million of Payment-in-Kind Debentures, as if each had occurred on January 1, 1995. The unaudited pro forma condensed financial information presented is not necessarily indicative of actual results that would have been achieved had the aforementioned transactions been completed on the dates assumed and does not purport to project the Company's financial position at any future date or its results of operations for any future period.


(2) Change in Depreciation Method for Plant Equipment: The Company changed its method of accounting for depreciation from a modified straight-line basis to a straight-line basis. The new method of depreciation was adopted as the preferable method because the Company believes that it is the most common method used for the chemical industry. The effect of the change in 1993 was to decrease the loss before income taxes by $7.9 million. The adjustment of $4.0 million (after reduction of income taxes of $2.4 million) to apply retroactively the new method is included in the 1993 loss. The pro forma amounts shown on the income statement have been adjusted for the effect of retroactive applications on depreciation and related income taxes.



    Adoption of SFAS No. 109, Accounting for Income Taxes: The Company adopted, effective as of January 1, 1993, SFAS No. 109. The cumulative effect as of January 1, 1993 of the adoption of SFAS No. 109 was a charge of

    $3.8 million. Under the provision of SFAS No. 109, paragraph 163, the Company elected to not restate prior years' consolidated financial statements.



(3) The increase in working capital is a result of the reclassification of the net assets of the Company's unsaturated polyester resins ("UPR"), maleic anhydride ("MA") and distribution businesses to current assets (net assets held for sale) of $94.2 million, an increase in cash of $28.3 million pending payments under the Company's performance option plan and an increase in accounts receivable of $31.1 million due to higher sales in 1994.



(4) The decline in working capital is a result of the classification of the MIC term loan in the principal amount of $100.0 million, which has a maturity date of March 31, 1997, as long-term debt due within one year. For the years ended December 31, 1994 and 1995, the maturity of the MIC term loan had been extended annually to a date permitting classification as long-term debt. The MIC term loan was prepaid in its entirety from the proceeds of the sale of the Old Notes.



(5) The increase in working capital is a result of the retirement of the long-term debt due within one year with a portion of the proceeds from the sale of the Old Notes, partially offset by the use of $40.0 million of the new $50.0 million discretionary working capital facility to retire a portion of the existing MIC revolving loan. See "Capitalization."



(6) The decline in long-term debt due after one year is principally due to the conversion of $179.6 million of Payment-in-Kind Debentures to common equity and the Company's redemption of $24.4 million of Payment-in-Kind Debentures.



(7) The decline in redeemable preferred stock and other temporary equity is due to the conversion of $44.9 million of 10% Series A Convertible PIK Preferred Stock ("Series A Preferred Stock") to common equity and the Company's redemption of $6.1 million of Series A Preferred Stock.



(8) For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding earnings of consolidated companies before income taxes, amortization of debt discount, total interest expense and the portion of rents representative of an interest factor. Fixed charges consist of total interest expense, interest capitalized, the portion of the rents representative of an interest factor and amortization of debt discount. Earnings of consolidated companies, as defined, includes significant non-cash charges for depreciation and amortization.



(9) The coverage deficiency for 1993 was $45.9 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion should be read in connection with the information contained in the Consolidated Financial Statements and the notes thereto and Interim Financial Statements and the notes thereto included elsewhere in this Prospectus.

GENERAL


     The Company is a leading producer and marketer of chemical and polymer products. The Company had sales of $788.5 million, $945.5 million and $1,023.3 million for the years ended December 31, 1993, 1994 and 1995, respectively, and sales of $786.7 million and $691.6 million for the nine months ended September 30, 1995 and 1996, respectively. The growth in the Company's revenues during the last three fiscal years has been primarily due to capacity expansion in conjunction with improved domestic and international economies resulting in stronger demand for the Company's products. Although shipments for the first nine months of 1996 were higher than the comparable period in 1995, selling prices were lower due to worldwide industry capacity expansion in several of the Company's product lines and the cyclical nature of the industry. Additional increases in capacity anticipated in certain of the chemical markets in which the Company participates can be expected to adversely affect selling prices in the near term.



     Raw materials account for approximately two-thirds of the Company's total production cost. As a result, the Company's ability to pass on increases in feedstock costs to customers has a significant impact on operating results. The ability to pass on increases in feedstock costs is, to a large extent, related to market conditions. While the Company generally has been able to pass increases in feedstock costs on to customers, there can be no assurance that the Company will be able to do so in the future. The Company's ability to pass on increases in feedstock costs is particularly subject to uncertainty with respect to the Company's commodity products. Substantial increases in capacity which have occurred recently or are anticipated in certain of the commodity and specialty chemical markets in which the Company participates can be expected to affect such ability. In addition, prices of feedstocks can be subject to significant price fluctuations. Increases in costs may not be accompanied by corresponding increases in selling prices for the Company's products in all instances, regardless of market conditions.


     Sales and operating results in the last quarter of each year are generally lower than in the first three quarters. The fourth quarter is generally adversely affected by lower demand in some of the Company's principal end-use markets, particularly construction.


     In addition to its routine repair and maintenance activities, the Company has a program of planned maintenance turnarounds under which certain facilities are temporarily taken out of production for repairs and maintenance. To the degree that the cost of planned maintenance turnarounds is not evenly spread over the program's normal two-year cycle, year-to-year and quarterly variations in income can result. Subject to regulatory inspections and maintaining the Company's safety standards, the timing of maintenance turnarounds is largely at the discretion of management. In determining the schedule of maintenance turnarounds, management considers, among other things, the level of product demand, catalyst life and the operating performance of the production facility. Cash costs of planned maintenance turnarounds for 1993, 1994, 1995 and the first nine months of 1996 were $3.8 million, $1.3 million, $8.5 million and $6.7 million, respectively. For financial accounting purposes, the Company capitalizes the cost of catalyst replacement and amortizes the cost over the life of the catalyst. The Company expenses any other planned maintenance activity during the period that the work was performed.


     In March 1995, the Company terminated and paid out the restricted stock award plan and the performance option plan for key management, which were adopted in connection with a going-private transaction effected in 1990 by MC, certain other investors and certain members of management of the Company. An aggregate of $19.0 million, $18.0 million and $1.0 million was accrued for these programs in 1993, 1994 and 1995, respectively. In 1996, the Company adopted a new program of performance-based incentive and other benefit plans for key management. Approximately $3.2 million was accrued in the first nine months of 1996 for such plans, including $2.2 million for certain multiple performance periods which began January 1, 1995 under a long-term incentive plan.

     In December 1987, the Company acquired a 50% interest in Avonite, a New Mexico-based corporation that produces and markets premium solid surface polyester sheet, and markets the Company's Acrystone(R) solid surface sheet. In July 1996, the Company increased its ownership in Avonite to 60%. Avonite had been reflected on an equity basis for financial reporting purposes and is now a consolidated subsidiary under the Company's control. Avonite had revenues of $18.7 million and an operating loss of $0.6 million for its fiscal year ended November 30, 1995.

     On September 30, 1996, the Company called for redemption all of its outstanding Payment-in-Kind Debentures and Series A Preferred Stock. All such securities were held by the holders of the Common Stock. See "Stockholders of the Company." Certain holders elected to exercise their right to convert $179.6 million in principal amount of Payment-in-Kind Debentures and $44.9 million in stated value of Series A Preferred Stock into Common Stock. The remaining Payment-in-Kind Debentures in the principal amount of $24.4 million and Series A Preferred Stock with a stated value of $6.1 million were redeemed for cash.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

     Operating income for the first nine months of 1996 was $84.8 million on sales of $691.6 million compared with operating income of $139.1 million on sales of $786.7 million in the first nine months of 1995. The reduction in operating income reflects reduced margins in most of the Company's product lines and more extensive planned maintenance turnaround activity in 1996. The lower margins in the first nine months of 1996 are principally due to selling prices falling at a faster rate than the cost of the Company's principal feedstocks. Decreases in selling prices are primarily due to worldwide industry capacity expansion in several of the Company's product lines and the cyclical nature of the industry. On average, selling prices for phenol and related products, PA, 2-EH, plasticizers and polypropylene, declined 15.5%. In addition, the Company's operating income was reduced due to the sale of the Company's coal chemicals business in March 1996. This business contributed $2.6 million in operating income in the first nine months of 1996 and $8.0 million in operating income in the first nine months of 1995. Sales volumes were relatively unchanged for phenol and related products and 12.3% higher for other chemicals and polypropylene. The increase in sales volumes for other chemicals and polypropylene was principally due to capacity expansions at the Company's Pasadena, Texas and Neal, West Virginia facilities.

     Selling, general and administrative expenses increased $3.2 million or 10.0% in the first nine months of 1996 compared to the same period in 1995 due to expenses related to new performance-based incentive and other benefit plans for key management adopted in 1996.


     Interest expense was $32.3 million for the first nine months of 1996 compared to $38.1 million for the first nine months of 1995. The $5.8 million decrease in interest expense primarily reflects the reduction of debt from application of the proceeds of the sale of the Company's coal chemicals business. For the first nine months of 1996, the average amount of debt outstanding was $532.2 million at an average interest rate of 7.7%, compared to $648.8 million at 8.0% for the first nine months of 1995.


     The provision for estimated income taxes in the first nine months of 1996 was $19.7 million, compared with a provision of $40.2 million in the first nine months of 1995. The provision in the first nine months of 1996 included a reversal of a $5.0 million deferred tax benefit relating to the Company's 50% equity interest in Avonite as a result of the acquisition of an additional 10% of Avonite's common equity.

     Giving effect to the above mentioned factors, the Company's net income was $24.1 million in the first nine months of 1996, a decrease of $28.9 million compared with net income of $53.0 million in the same period in 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Operating income was $172.4 million on sales of $1,023.3 million in 1995, compared with operating income of $70.4 million on sales of $945.5 million in 1994. The $102.0 million increase in operating income was principally due to increases in the Company's selling prices which outpaced rising feedstock costs, higher plant operating rates and record trade shipment volumes for certain higher margin products. On average, selling prices increased 15.9%. Total trade shipments decreased 6.6% due to the sale of the Company's UPR,

MA and distribution businesses in April 1995. The improvement in operating rates and higher selling prices also reflected an improvement in certain international economies and increased domestic demand.

     Selling, general and administrative expenses declined to $43.6 million in 1995 compared to $61.3 million in 1994. This decrease of $17.7 million primarily reflects the reduced accrual for the restricted stock award program and performance option plan, which were terminated and paid out in March 1995. The accrual for these programs was $1.0 million and $18.0 million in 1995 and 1994, respectively.


     Interest expense declined to $49.8 million in 1995 compared to $56.0 million in 1994. This decrease of $6.2 million primarily reflects the reduction of debt from application of the proceeds of the sale of the Company's UPR, MA and distribution businesses. For 1995, the average amount of debt outstanding was $633.4 million at an average interest rate of 8.0%, compared to $712.6 million at 7.6% for 1994.


     The provision for estimated income taxes was $44.4 million in 1995, compared with a provision of $9.5 million in 1994. The increase primarily reflects the improved profitability of the Company during 1995.

     In 1994, the Company extinguished its leveraged buyout financing package and refinanced with long-term debt from a variety of sources. The extinguishment of this debt caused the Company to write off as an extraordinary item, net of taxes, the unamortized deferred financing charges from the leveraged buyout banking syndicate. This extraordinary charge in 1994, net of taxes, was $5.1 million.

     Giving effect to the above-mentioned factors, the Company's net income for 1995 was $60.2 million, compared with net income of $0.1 million in the prior year.

  YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993


     In 1994, the Company generated operating income of $70.4 million on sales of $945.5 million, compared with operating income of $8.3 million on sales of $788.5 million in 1993. The improvement in operating results reflects improvement in certain international economies and domestic markets resulting in increased demand, improved operating rates and higher selling prices. On average, the Company's selling prices increased 7.1%. Trade shipments increased 11.9%. Additionally, the Company recorded a significant lower-of-cost or market adjustment in 1993 which unfavorably affected 1993. In 1994 the adjustment was reversed as market prices had increased sufficiently to offset the prior year's decline.



     Results in 1993 were adversely affected by reduced prices for the Company's commodity chemicals. Despite increased shipments over the prior year, average prices fell approximately two cents per pound while the cost of goods sold remained relatively unchanged from the prior year. Prices for the Company's products decreased primarily as a result of competitive factors particularly in 2-EH, BPA and polypropylene.


     Selling, general and administrative expenses were $61.3 million in 1994 compared to $61.7 million in 1993. Included in 1993 and 1994 were accruals of $19.0 million and $18.0 million, respectively, for the restricted stock award program and the performance option plan for certain key managers.


     For 1994, the average amount of debt outstanding was $712.6 million at an average interest rate of 7.6%, compared to $729.5 million at 7.3% for 1993.


     The provision for estimated income taxes was $9.5 million in 1994, compared with a benefit of $5.8 million in 1993. The increase primarily reflects the significant improvement in 1994 pre-tax income.

     Giving effect to the above-mentioned factors, the Company's net income for 1994 was $0.1 million, compared with a net loss of $39.7 million in the prior year.

FINANCIAL CONDITION

  LIQUIDITY AND CAPITAL RESOURCES

     Cash from operations totaled $33.4 million in the first nine months of 1995 compared to $62.3 million in the first nine months of 1996. The improvement in cash from operations in the first nine months of 1996 reflects the one time payment to key management in early 1995 of $27.0 million to satisfy the obligations of the performance option plan. Cash from operations was also negatively impacted in 1995 by increased receivables and inventories, a reduction in trade payables and other current liabilities and federal income tax payments. Cash provided from operations for the years ended December 31, 1993, 1994 and 1995 was $51.3 million, $77.9 million and $85.5 million, respectively.

     Expenditures for property, plant and equipment in the first nine months of 1995 totaled $38.3 million, compared with $28.6 million in the first nine months of 1996. Annual expenditures for property, plant and equipment totaled $21.6 million in 1993, $33.4 million in 1994 and $55.3 million in 1995. The increase in expenditures over the three periods reflects the Company's plans to increase capacity at its facilities and improve production processes. Reduced expenditures in the first nine months of 1996 compared to the same period in 1995 reflects completion in 1995 of the polypropylene expansion. See "--Capital Expenditures" below.

     Cash from disposal of assets totaled $91.9 million in 1995, reflecting the sale of the Company's UPR, MA and distribution businesses. Cash from disposal of assets totaled $39.0 million in the first nine months of 1996, reflecting the proceeds from the sale of the Company's coal chemicals business. These divestitures reflect the Company's strategy to focus on its core businesses.

     The Company has historically been a net generator of cash and believes that cash generated from operations, supplemented as necessary with cash expected to be available under the Company's revolving credit agreement or any long term refinancing, will provide it with sufficient resources to meet present and reasonably foreseeable future working capital and cash needs.

     On September 30, 1996, the Company called for redemption all of its outstanding Payment-in-Kind Debentures and Series A Preferred Stock. All such securities were held by the holders of the Company's Common Stock. See "Stockholders of the Company." Certain holders elected to exercise their right to convert $179.6 million in principal amount of Payment-in-Kind Debentures and $44.9 million in stated value of Series A Preferred Stock into Common Stock. The remaining Payment-in-Kind Debentures in the principal amount of $24.4 million and Series A Preferred Stock with a stated value of $6.1 million were redeemed for cash. Interest and dividends on such securities had been paid in cash since June 1, 1995, and amounted to $16.9 million of interest and $4.2 million of dividends for the nine months ended September 30, 1996 and $15.3 million of interest and $3.8 million of dividends for the year ended December 31, 1995.

     The Company entered into a term loan agreement, dated as of August 1, 1994, with MC in the amount of $203.0 million and which has a maturity date of July 31, 2002 (the "MC Term Loan"). As of September 30, 1996, $100.0 million was outstanding under the MC Term Loan. The Company also entered into a term loan and revolving credit agreement with MIC, dated as of August 1, 1994 (the "MIC Term Loan" and the "MIC Revolving Loan", respectively). The MIC Term Loan provided for a term loan in the principal amount of $100.0 million, all of which was outstanding as of September 30, 1996. The MIC Term Loan had a maturity date of March 31, 1997 and was prepaid in its entirety with a portion of the proceeds from the sale of the Old Notes and terminated. The MIC Revolving Loan provides for revolving credit loans in the principal amount of $150.0 million with a final maturity date of April 18, 2002. As of September 30, 1996, $137.0 million was outstanding under the MIC Revolving Loan. On January 4, 1995, the Company also entered into a discretionary credit facility in the principal amount of $20.0 million with PNC Bank, National Association and The Chase Manhattan Bank (the "Old Working Capital Facility") to manage its daily working capital fluctuations. The Old Working Capital Facility had $5.0 million outstanding as of September 30, 1996. The Company has replaced the Old Working Capital Facility with a new $50.0 million discretionary working capital facility as described below.

     MC guaranteed the MIC Term Loan, the MIC Revolving Loan and the Old Working Capital Facility (collectively, the "Loans"). In consideration of the guarantee, the Company agreed to pay MC a guarantee fee calculated on a daily basis in an amount equal to 0.60% of the outstanding balance under the Loans for Loans extending to June 3, 1996 and in an amount equal to 0.30% for Loans effective June 3, 1996 and thereafter. The fee is payable semiannually.

     The Company has arranged for a $50.0 million discretionary working capital facility with a commercial lender (the "New Working Capital Facility") to manage the Company's daily working capital fluctuations. The Company initially used $40.0 million under the New Working Capital Facility to retire the Old Working Capital Facility, as well as a portion of the MIC Revolving Loan. The New Working Capital Facility constitutes unsecured senior indebtedness of the Company and ranks pari passu with all other unsecured senior indebtedness of the Company for borrowed money, including the Notes. Under the New Working Capital Facility, the Company expects to indirectly access the commercial paper market at market rates equivalent to A1/P1 commercial paper, plus a reasonable loan margin typical for a company with a credit rating similar to that of the Company.

     On October 31, 1996, the Company entered into an interest rate hedging contract with a commercial bank that effectively fixed at 6.404% the treasury rate component of the all-in interest cost (treasury rate component plus credit margin) to the Company of the $150.0 million in principal amount of Notes. The Company settled the interest rate hedging contract at a cost of approximately $2.5 million on November 22, 1996.

  CAPITAL EXPENDITURES

     The Company's spending for property, plant and equipment in the period January 1, 1993 to September 30, 1996 has focused on a mix of small projects for process and quality improvement; large projects that increased capacity; projects designed to improve the Company's environmental, health and safety performance; and projects that increased operational reliability and utilization of energy and raw materials.

     Capital spending for the last quarter of 1996 is estimated at $22.0 million, reflecting ongoing spending for projects to optimize the phenol process and alphamethylstyrene ("AMS") unit at the Company's Haverhill, Ohio facility; to change catalyst at the PA unit at the Company's Pasadena, Texas facility; to implement process and quality improvements at the Company's Neal, West Virginia and LaPorte, Texas facilities; and to expand the acrylics unit at the Florence, Kentucky facility. For a description of the operations of the Company, see "The Company--Business."

     The Company has planned a $235.0 million capital spending program for the years 1997-1999. Included in the 1997-1999 capital spending program is approximately $10.0 million for projects to improve the Company's environmental, health and safety performance. The Company intends to finance this capital spending program primarily through internally generated cash.

     Contractual commitments for capital expenditures for property, plant and equipment totaled $12.7 million and $10.2 million at December 31, 1995 and September 30, 1996, respectively.

  DIVIDENDS

     It is the current intention of the Company to declare and pay cash dividends on the Common Stock. The declaration and payment of dividends is at the discretion of the Board of Directors of the Company. With respect to 1995, the Board of Directors declared a regular dividend on the Common Stock of $9.7 million in the aggregate and a special dividend on the Common Stock of $10.3 million in the aggregate. The regular dividend was declared subsequent to a recommendation of the Executive Committee of the Board of Directors providing for a dividend yield equivalent to 6% per year on the stockholders' invested common equity capital. A special dividend was paid with respect to 1995 in recognition of the significant level of earnings achieved in 1995 and the absence of any dividend on the Common Stock since the going-private transaction in 1990. The declaration and payment of future dividends and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements for its businesses, future prospects and other factors deemed relevant by the Board of Directors.

  ORDER BACKLOG

     Normally, significant customer orders are placed during the same month that shipment is requested and orders placed for future delivery are subject to revision or cancellation. For these reasons, the Company does not consider order backlog to be a meaningful indication of future business activity for its businesses.

                                  THE COMPANY

GENERAL


     The Company is a leading producer and marketer of chemical and polymer products with total annual rated production capacity in excess of three billion pounds. The Company's product base includes phenol and related products; PA, 2-EH and plasticizers; and polypropylene and acrylic sheet. Avonite produces and markets solid surface polyester sheet. These products provide the Company with a diversified revenue base. While approximately 80% of the Company's sales are of products which are considered commodities, the Company's production of polypropylene and acrylic sheet has been increasingly directed toward more specialized, higher margin products. There is significant vertical integration among the Company's products, providing the Company with predictable supplies of certain of its raw materials. The Company also has a diverse customer base, with no customer during 1995 accounting for more than 9% of revenues. End-use markets for the Company's products include automotive components, home and office construction, appliances, modular tubs/showers, whirlpools, spas, apparel, packaging, medical supplies, signs and a wide range of consumer products.



     The Company believes that at certain of its facilities it has competitive cost advantages based on proximity to sources of raw material, existence of facilities to upgrade raw material at its polypropylene plants, low downtime at its polypropylene plants, and/or proximity to important northeastern customer markets. The Company also believes that its disciplined approach to planned plant maintenance results in highly reliable operations. Each of the Company's product lines has its own dedicated sales force, which the Company believes better enables it to address specific customer needs.


     The Company was incorporated under the laws of the State of Delaware on October 14, 1986 as a wholly-owned subsidiary of USX Corporation ("USX"). On December 4, 1986, USX transferred substantially all of the assets and liabilities of its USS Chemicals Division to the Company, and the Company's Common Stock was offered and sold to the public. The USS Chemicals Division was formed by USX in 1966 to build upon its basic position in coke oven by-products. USX expanded the business into petro-chemical based products prior to its transfer to the Company. On March 7, 1990, MC, certain other investors and certain members of management of the Company acquired the Company in a going-private transaction. The interests of certain of the investors, including the management investors, have subsequently been reacquired, and 82.3% of the Company's Common Stock is currently beneficially owned by MC. See "Stockholders of the Company" and "Relationship with MC."

BUSINESS STRATEGY

  CORE BUSINESSES

     The Company's strategy is to focus on and expand its core businesses, consisting principally of the manufacture and sale of products which consume propylene- and aromatic-based raw materials. Those products include phenol, acetone, aniline, diphenylamine ("DPA"), bisphenol-A ("BPA"), polypropylene, 2-EH, PA and plasticizers. The Company's predominant feedstock is propylene, which currently is in abundant supply in the United States, providing the Company with a cost advantage over non-United States producers of propylene-based products. The Company's other feedstocks currently are also in abundant supply. In furtherance of its strategy, the Company divested its UPR, MA and distribution businesses and its coal chemicals business during 1995 and 1996, respectively. See "--Business--Disposition of Certain Businesses".

     The Company has planned expansions to enhance the competitive position of its core businesses. The Company plans to expand primarily through internal development, but will pursue strategic alliances or joint venture arrangements where the economics and potential synergies are considered advantageous to the Company.


     The Company is in the design engineering phase for a third phenol production unit at its Haverhill, Ohio facility. The Company believes that the cost for the new unit would be approximately $100.0 million. Expansion at the Haverhill location is expected to enhance the Company's competitive position due to the facility's close proximity to the Company's markets. A debottlenecking project at a cost of approximately $14.0 million is currently underway at Haverhill which will increase current production of phenol by approximately 10%, as well as increasing production of acetone and AMS.


     A third line for the production of polypropylene at the Company's LaPorte, Texas plant is in the engineering phase. The total estimated cost of the polypropylene expansion is $150.0 million. The Company is evaluating the possibility of a joint venture for this expansion involving a partner which would contribute up to 50% of its cost.

  ACRYLIC SHEET

     The Company considers acrylic sheet a strategic business, with most of its production occurring in higher margin specialty market segments that the Company believes have strong growth potential. In order to position the acrylic sheet business to more effectively and efficiently compete with the major producers of acrylics in the world market, the Company has entered into a nonbinding letter of intent which contemplates a joint venture with MRC. MRC is, among other things, a Japan-based producer and seller of methyl methacrylate ("MMA") and acrylic sheet with a strong base in acrylic sheet research and technology. No definitive agreement has been reached with respect to the joint venture, and there can be no assurance as to the ultimate terms of the venture, the timing of its formation or whether it will be consummated. See "--Business--Acrylics and Related Products--Possible Joint Venture."

     The Company believes that its 1/8" Acrystone(R) acrylic solid surface product represents a significant advancement over conventional solid surface material. The Company has planned $55.0 million in capital projects for its acrylics business, including capacity enhancement principally to meet the projected demand for Acrystone(R).

ARISTECH TOTAL PERFORMANCE

     The Company has had in place for several years a commitment to Total Quality Management ("TQM"), known as Aristech Total Performance ("ATP"). Through the ATP approach to management, the Company is committed to continuous improvement in products and processes using a broad range of statistical tools. ATP involves working collectively with suppliers and customers to reduce waste and provide quality products that meet agreed upon customer requirements.

     As part of the Company's quality improvement effort, the Company's Neal, West Virginia, Haverhill, Ohio and LaPorte, Texas plants have been certified under ISO 9000 standards with respect to production and shipping. The Pasadena, Texas and Neville Island, Pennsylvania plants are also in the process of seeking certification under ISO 9000 standards for production and shipping.

     The Company's commitment to continuous improvement extends to its environmental, health and safety ("EH&S") performance. This commitment is demonstrated by the establishment of EH&S performance objectives and the management systems necessary to implement them. The Responsible Care(R) initiative of the Chemical Manufacturers Association ("CMA"), in which the Company voluntarily participates, establishes more than 100 performance objectives to improve the EH&S function. The Company's implementation of the Responsible Care(R) initiative is ahead of the implementation timetable established by the CMA. The Company's EH&S performance has been recognized in the following instances:

     - Of the 1,300 companies participating in the United States Environmental Protection Agency's ("U.S. EPA") voluntary 33/50 program, the Company is one of only 21 organizations nationwide to be selected for an award by Chemical Engineering and Environmental Engineering World, publications of The McGraw-Hill Companies, Inc., in cooperation with the U.S. EPA, which recognizes outstanding achievement in reducing releases of certain chemicals to the environment.

     - The Company's Haverhill, Ohio facility was awarded STAR status in the Occupational Safety and Health Administration's ("OSHA") Voluntary Protection Program. This status is OSHA's highest classification for safety and health program performance, and required the Haverhill, Ohio facility to demonstrate that its safety systems surpassed compliance requirements. The Haverhill, Ohio facility is currently one of less than 250 STAR sites nationwide.

BUSINESS

     The Company operates in a single business segment. Each of the Company's product lines has its own dedicated sales force responsible for domestic sales; international sales, which accounted for approximately 21% of total sales in 1995, are either handled directly, through distributors or with independent representatives. The following table sets forth certain information concerning sales of the Company's principal classes of products, chemicals and polymers, for the past five years. A description of these classes of products follows the table.

                                   SALES DATA

                             (DOLLARS IN MILLIONS)

                                                                                           NINE MONTHS
                                                        YEAR ENDED                            ENDED
                                     ------------------------------------------------     SEPTEMBER 30,
                                      1991      1992      1993      1994       1995           1996
                                     ------    ------    ------    ------    --------    ---------------
Chemicals.........................   $420.6    $393.0    $371.2    $437.3    $  595.0        $ 396.4
Polymers..........................    427.7     406.5     417.3     508.2       428.3          295.2
                                     ------    ------    ------    ------    --------        -------
     Total Sales..................   $848.3    $799.5    $788.5    $945.5    $1,023.3        $ 691.6
                                     ======    ======    ======    ======     =======    ===============

  CHEMICALS

     The chemicals produced and marketed by the Company are phenol and related products, PA and 2-EH and plasticizers.

     Phenol and Related Products

     Phenol and related products consist of phenol, acetone, AMS, cumene hydroperoxide ("CHP"), BPA, aniline and DPA. These products are organic chemical intermediates with a variety of end uses, primarily in products targeted for the automotive, consumer and construction industries.

     All of the Company's products in this category are produced with processes using licensed technology, except for CHP and DPA technologies which were developed by the Company. The production facility at Haverhill, Ohio is located along the Ohio River next to the mainline of the Norfolk Southern Railroad and U.S. Route 52. The plant is in an advantageous position to receive feedstocks and ship finished products.


     Phenol. The largest single use of phenol is in making adhesives for plywood and chipboard. Other important uses are high impact phenolic resins and pharmaceuticals. Phenol, when used as a chemical intermediate, becomes a component of nylon, herbicides and pesticides, and is used as a feedstock for the production of BPA and aniline. Competition is based primarily on price. High and efficient utilization of its facilities, proximity to key domestic markets, and the high quality as well as reliability of its product, are the Company's main competitive advantages.


     The main raw material for phenol is cumene, which is first oxidized to form CHP which is then distilled to produce phenol, acetone and AMS. Cumene is obtained by the Company from several sources under competitively priced supply agreements, and is also available on the spot market. The Company also obtains phenol through arms'-length purchases from MCC to supply markets on the West Coast of the United States.

     In 1995, the Company sold approximately 44% of its total production of phenol into the merchant market. Exports of phenol represented approximately 20% of the Company's total phenol trade sales in 1995.

     Acetone. Acetone is used as a solvent for paints, varnishes, lacquers and vinyl resins, and as a raw material for a wide range of chemicals such as MMA, BPA, diacetone alcohol and others. Approximately 7% of the Company's acetone production was used as a raw material for the toll production of MMA for its acrylics business in 1995, with the remainder being sold to the merchant market.

     AMS. High-purity AMS, a low volume product, is used to provide heat distortion resistance and strength in certain polymers, making it ideal for specialty grades of plastics, rubber and protective coatings. The Company's production is sold in the merchant market or hydrogenated to cumene.

     BPA. BPA is an organic chemical intermediate that is produced from phenol and acetone. BPA is consumed mainly in the production of polycarbonate and epoxy resins, for which high impact and high heat resistance properties are desirable, but increasing amounts are used to produce flame retardants, polysulfone resins, phenoxy resins and polyester resins. Substitution of polycarbonate resins for other plastic resins and metals in the automotive and consumer markets has resulted in strong growth in sales of this product. The feedstocks for BPA are internally produced phenol and acetone. Approximately 67% of the Company's production was sold overseas in 1995, particularly in Japan, Israel and Italy.

     CHP. CHP is an intermediate compound extracted from the phenol and acetone facilities using a process developed by the Company's research laboratory. CHP is sold to the domestic market primarily for use as a polymerization catalyst.

     Aniline. Aniline is predominantly consumed in the production of MDI-based isocyanates that are in turn used to make polyurethane foams and coating resins. Polymeric isocyanates have been growth products used in construction (mainly as building insulation) and in the automotive industry. Aniline is also consumed in the production of rubber, photographic developers, agricultural chemicals and dyes. Aniline is produced from on-site phenol and purchased ammonia which is readily available from nearby sources. The Company is one of two in the world that produces aniline from phenol.

     DPA. DPA is utilized in rubber processing chemicals as well as in pharmaceutical intermediates, dyes and as a stabilizer for petroleum and plastic products. The Company produces DPA by its own proprietary process from internally produced aniline. The Company is one of the two domestic producers of DPA selling to the merchant market. Production capacity was expanded to 25 million pounds in April 1996 through a debottlenecking of the Company's aniline/DPA facility.

     PA and 2-EH


     PA. PA is a commodity intermediate chemical used in the manufacture of organic chemical products, such as plasticizers, unsaturated polyester resins, alkyd paint and molding resins. PA is manufactured from orthoxylene, a readily available petrochemical commodity purchased under contract from a number of sources. Approximately 27% of PA production in 1995 was used by the Company to make plasticizers. The remainder of the output of PA is sold by the Company in the merchant market. Since PA is a commodity, competition is based primarily on price. PA is produced at the Company's facility on the Houston Ship Channel at Pasadena, Texas, near raw material sources.


     2-EH. 2-EH is also a commodity intermediate chemical used in the manufacture of organic chemical products. Plasticizers are the major market for 2-EH and account for almost half of total 2-EH consumption. The feedstocks for 2-EH are natural gas and propylene. The Company's domestic supply of propylene provides it with an advantage in the world market because of availability and relatively lower cost. The Company has entered into supply contracts for natural gas and propylene, but both are also available on the spot market. Approximately 31% of 2-EH output in 1995 was consumed by the Company in the production of plasticizers. The remainder of the output of 2-EH is sold by the Company in the merchant market. Approximately 79% of the 2-EH marketed by the Company in 1995 was sold for export. Competition is based primarily on price. 2-EH is produced at the Company's facility on the Houston Ship Channel at Pasadena, Texas.

     Plasticizers

     Plasticizers are organic esters produced primarily in high volume commodity grades. Plasticizers are used principally in the manufacture of flexible polyvinyl chloride ("PVC") plastic products. PVC products are sold in a wide variety of markets, including consumer (rainwear, toys and boots), housing (flooring and wall coverings), automotive (seat and dashboard covers and vinyl roofs) and industrial (wire and cable insulation).

     Plasticizers are made from a variety of dibasic acids (primarily PA) and linear and branched alcohols, including 2-EH. The Company produces its own supply of PA and 2-EH at its Pasadena, Texas plant, which are the most significant raw materials used in plasticizers.

     The Company produces a complete line of plasticizers, suited for both general and specialized applications, all of which is sold into the merchant market. Competition is based chiefly on price. Flexible PVC is a mature, cyclical market in which imports and other materials and plastics have made inroads in recent years.

     The Company manufactures plasticizers utilizing well-developed batch process technology at its facility located on the Ohio River at Neville Island, Pennsylvania. The plant is well situated to serve markets in the midwestern and eastern United States.

POLYMERS

     Polymers consist of the Company's polypropylene and acrylic sheet products and Avonite's polyester sheet products.

     Polypropylene

     Polypropylene is a major thermoplastic resin produced by the Company in both commodity and specialty grades. The major markets for polypropylene are: synthetic fibers used in carpet backing, carpet face yarns, upholstery fabrics, geotextiles and disposable diapers; automotive applications, including battery cases and interior trim parts; packaging films for food and non-food applications; injection-molded caps and closures; medical applications (syringes and vials); and a wide range of other consumer products. The Company believes that the polypropylene market has potential for continued growth due to increasing applications for the product and continuing technological improvements permitting the substitution of polypropylene for other more expensive resins.

     Propylene is the principal raw material used in the production of polypropylene. The Company's LaPorte, Texas plant obtains its supply of chemical grade propylene primarily via pipeline under agreements with Mobil Oil Corporation and Lyondell Petrochemical Company, and the remainder on the spot market. The Company's Neal, West Virginia plant is supplied with refinery grade propylene via pipeline from the nearby refinery of Ashland Inc. ("Ashland") and refinery and chemical grade propylene by rail from other refiners in the northern tier of the United States and Canada. Both plants operate propylene splitters which permit the upgrading of lower cost refinery and chemical grade propylene to polymer grade feedstocks.

     The Company sells substantially all of its output of polypropylene to the merchant market. Exports, primarily to the Far East, represented approximately 10% of polypropylene sales in 1995. Imports are not a significant factor in the domestic market.

     The Company is one of 14 producers of polypropylene in the United States. Competition among producers of commodity grade polypropylene is primarily on the basis of price, as well as quality and service. In specialty grades, competition is based primarily on product development, quality and service. To help direct the Company's product mix toward the more specialized, higher margin products, a technical services group provides assistance to customers to develop specialty formulations to meet their specific product requirements. A new polypropylene technical center is being built in Pittsburgh, Pennsylvania, further strengthening the Company's commitment to customer service and focus on specialty products. See "--Research and Development." Control of raw materials supply and cost, utilization of the latest production technology and proximity to markets are also important competitive factors.

     The Neal, West Virginia plant utilizes the latest Spheripol(R) technology developed by Montedison S.p.A. and licensed from Technipol B.V. The LaPorte, Texas plant utilizes licensed high-yield catalyst technology.

     Acrylics and Related Products

     Acrylics. Acrylic sheet is a polymeric product produced in specialty and general purpose grades. It has excellent optical properties and resistance to sunlight, weather and many chemicals. Applications include bathtubs, modular tubs/showers, spas, whirlpool units, glazing, skylights, sign facia, vanity and kitchen countertops and other decorative uses.


     The primary feedstock for acrylic sheet is MMA, which the Company currently obtains through a third party toll conversion contract using acetone produced at the Company's Haverhill, Ohio plant.


     The Company sells all of its output in the merchant market. The Company has positioned itself as a specialty producer with emphasis on solid surface, plumbingware, spa and sign applications. Approximately 80% of the Company's acrylic sheet sales occurred in these specialty market segments during 1995. The Company is a leader in the research and development of premium acrylic products, which the Company believes will expand market opportunities and establish durable product advantages. The Company's most recent product advancement is Acrystone(R), a mineral filled acrylic sheet designed for countertops, furniture and miscellaneous building applications. Other product advancements include Altair Plus(R) (acrylic/ABS composite) for spa, plumbingware, marine, camper top and sign uses; Acrysteel M(R) (impact opaque sheet) for marine parts and tub wall surrounds; and Quarite(R) (textured granite appearance acrylic sheet) for many miscellaneous applications including spas and shower pans. In addition, a new hybrid urethane foam product tradenamed Hyrizon(R) was introduced in late 1993 to provide a low volatile hydrocarbon emission, low labor-consuming system to rigidize and reinforce its sheet products where required. General purpose acrylic sheet, which accounted for approximately 20% of the Company's acrylics sales in 1995, is a relatively low margin product in a highly competitive market and is used for glazing, skylights, sign facia and merchandise displays.

     The Company believes that its 1/8" Acrystone(R) solid surface sheet represents a significant proprietary advancement over conventional 1/2" solid surface material, permitting the same appearance at significantly lower cost. The Company has entered into an agreement with Wilsonart International Inc. ("Wilsonart"), a leading manufacturer of decorative laminate and other surfacing options, granting Wilsonart the exclusive right in the Americas to purchase all
 1/8" Acrystone(R) sheet produced by the Company, except for sales for use in exterior applications and certain sales to Avonite. Wilsonart sells the 1/8" Acrystone(R) sheet and a proprietary adhesive as the Wilsonart(R) Solid Surfacing Veneer laminate system to the countertop market as an economical solid surface option.

     The Company produces acrylic sheet using the continuous cast method. This process permits the Company to produce cross-linked sheet products of significantly greater widths and lengths than are obtainable from the more commonly used cell-cast or extrusion methods. The Company's acrylic sheet is produced at its Florence, Kentucky plant which is equipped with three continuous casters. Design, operation and maintenance of the continuous casters represent significant proprietary technology of the Company. The Company is one of four domestic producers of cast acrylic sheet products and one of two which use the continuous cast method.

     Possible Joint Venture. On May 22, 1996, the Company entered into a non-binding letter of intent (the "Letter of Intent") with MRC which contemplates the formation of a joint venture for the production and sale of acrylic sheet products and decorative surfacing materials. MRC is, among other things, a Japan-based producer and seller of MMA and acrylic sheet with a strong base in acrylic sheet research and technology. See "Stockholders of the Company." The Company believes that the respective acrylics businesses of the Company and MRC have complementary strengths, and that the relationships contemplated by the Letter of Intent would enable the joint venture to compete effectively on a global basis. No definitive agreement has been reached with respect to the proposed joint venture, and there can be no assurance as to the ultimate terms of the venture, the timing of its formation or whether it will be consummated.

     Avonite. Avonite, a 60%-owned subsidiary of the Company, produces premium solid surface polyester sheet under the tradename Avonite(R). Avonite(R) is used for countertops, wall cladding and other decorative/architectural applications. Avonite's production facility in Belen, New Mexico is a small, yet significant force in the premium solid surface products market. Avonite produces its sheet from unsaturated polyester resins purchased in the highly competitive resin market. In addition, Avonite purchases and resells certain of the Company's Acrystone(R) acrylic solid surface sheet products made at the Florence, Kentucky facility. The recent increase in ownership by the Company to a controlling position in Avonite will permit the development of common market objectives and strategies.

PLANT PROFILE

     The Company's six production facilities are located near major suppliers of raw materials and transportation sources and are generally operating near or at capacity. Avonite has one facility located in Belen, New Mexico, which is mortgaged to secure an industrial revenue bond.

        PRODUCT              ANNUAL CURRENT                TYPICAL END                     PLANT
        PRODUCED             RATED CAPACITY                USE PRODUCTS                  LOCATIONS
------------------------   -------------------   --------------------------------   -------------------
CHEMICALS
  Phenol                   630 Million Lbs.      Phenolic Resins and Other          Haverhill, OH
                                                 Plastics
  Acetone                  390 Million Lbs.      Solvent and Acrylic Plastic        Haverhill, OH
  Alphamethylstyrene       35 Million Lbs.       Automotive Plastics                Haverhill, OH
  Cumene Hydroperoxide     16 Million Lbs.       Polymerization Catalyst            Haverhill, OH
  Bisphenol-A              215 Million Lbs.      Polycarbonate Engineering          Haverhill, OH
                                                 Plastics, Epoxy Resins and
                                                 Adhesives, Specialty Resins and
                                                 Inks
  Aniline                  150 Million Lbs.      Polyurethane Foams, Dyes and       Haverhill, OH
                                                 Photographic Chemicals
  Diphenylamine            25 Million Lbs.       Rubber Chemicals and               Haverhill, OH
                                                 Antioxidants
  Phthalic Anhydride       265 Million Lbs.      Plasticizers, Unsaturated          Pasadena, TX
                                                 Resins, Alkyd Paints and Molding
                                                 Resins
  2-Ethylhexanol           280 Million Lbs.      Plasticizers, Acrylates, Resins,   Pasadena, TX
                                                 Surfactants, Defoamers and Lube
                                                 and Oil Additives
  Plasticizers             190 Million Lbs.      Vinyl Plastics                     Neville Island, PA
POLYMERS
  Polypropylene            828 Million Lbs.      Automotive Parts, Monofilament     LaPorte, TX and
                                                 Fibers, Battery Casings,           Neal, WV
                                                 Consumer and Medical Products,
                                                 Packaging Films, Strapping and
                                                 Housewares
  Acrylic Sheet            56 Million Lbs.       Outdoor Signs, Lighting            Florence, KY
                                                 Fixtures, Modular Tub and Shower
                                                 Units, Spas, Whirlpools and
                                                 Vanity and Kitchen Countertops
  Avonite(R) Solid         2.5 Million Square    Vanity and Kitchen Countertops,    Belen, NM
     Surface Sheet         Feet (84,000          Wall Cladding and Other
                           sheets)               Decorative/Architectural
                                                 Applications

PLANNED MAINTENANCE TURNAROUNDS



     In addition to its routine repair and maintenance activities, the Company has a program of planned maintenance turnarounds under which certain facilities are temporarily taken out of production for repairs and maintenance. Planned maintenance turnarounds are essential for keeping the Company's facilities in good operating condition, and include changing or upgrading catalyst systems and repair or replacement of worn or underperforming equipment. In addition, the Company often takes advantage of the shutdown of a facility for maintenance purposes to also take other actions to optimize process technology or expand capacity. Subject to regulatory inspections and maintaining the Company's safety standards, the timing of maintenance turnarounds is largely at the discretion of management. In determining the schedule of maintenance turnarounds, management considers, among other things, the level of product demand, catalyst life and the operating performance of the production facility.


EMPLOYEE RELATIONS

     The Company employs approximately 1,500 people. Avonite employs approximately 180 people. The operating personnel at the Company's Florence, Kentucky, Neal, West Virginia, and Neville Island, Pennsylvania facilities are represented by the International Chemical Workers, the Oil, Chemical and Atomic Workers International Union and the United Steelworkers of America (the "USW"), respectively. Historically, operations have generally not been interrupted by strikes. The Company's other facilities are not represented by unions.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are conducted at a research center at Monroeville, Pennsylvania and augmented by product development and technical service groups directly attached to the acrylic sheet, polypropylene and plasticizer businesses. Expenditures for these activities were $13.7 million in 1994 and $12.6 million in 1995.

     Research and development is conducted by a staff of 45 professionals. To support research in existing business lines, pilot facilities for the production of polypropylene and acrylic sheet are located at the research center. Projects rely on scientific and engineering applications of synthetic organic chemistry, polymer science, analytical chemistry, catalysis and process simulation and modeling. The mission of the research program is to maintain the Company's strong technological position in the product lines in which it participates and to provide technological support for growth in related areas. Research programs have led to commercialization of a new aniline catalyst, redesign of the aniline process for co-production of DPA, and an improved process for reactivating the 2-EH plant catalyst. The research program has developed new products including a functionalized polypropylene (Unite(R)). The research program is also developing enhancements to two licensed technologies, a new crystalline form of polypropylene (Bepol(TM)) and a hybrid rigidizing foam (Hyrizon(R)).

     An additional 30 professionals are engaged in product development and associated research activities. Significant emphasis is placed on providing technical services to customers as a value-added service. These technical services assist customers in designing new downstream products and permit increased specification of the Company's products. With respect to polypropylene, examples of these services include working with automotive company materials design teams on concept projects several years ahead of product introduction and educating customers in the use of the Company's products for their specific requirements.

     On January 10, 1996, the Company announced that it will build a new polypropylene technical center in Pittsburgh, Pennsylvania. The new facility, with state-of-the-art laboratories, is designed to enhance the Company's competitive position in the marketplace for polypropylene. See "--Business--Polymers-- Polypropylene." Construction on the building to house the new facility began in June 1996, with occupancy expected in mid-1997. The new center will provide the polypropylene technical department with laboratories for polymer characterization and physical testing, and will contain processing equipment for fibers, film, extrusion, injection molding and compounding, including a bank of bench scale reactors especially suited for product and catalyst studies.

PATENTS AND TRADEMARKS

     The Company possesses a substantial body of technical know-how and trade secrets and owns approximately 87 United States patents applicable to all phases of its business, including product formulations and production processes. The Company considers its know-how, trade secrets and patents important to the conduct of its business although no individual item is considered to be material to the business. Certain plants use technology licensed from others. Royalty expense on these licenses amounted to $2.6 million in 1995. The Company also has licensed its Acrysteel(R) technology to MRC. The Company is also entitled to receive royalties under certain circumstances for two stage cleavage technology used in the production of phenol and acetone, which is licensed by a third party to MCC.

LEGAL PROCEEDINGS

     The Company becomes involved from time to time in various claims and lawsuits incidental to the ordinary course of its business.


     The Company is a defendant in a patent infringement suit filed by Phillips Petroleum Company ("Phillips") in 1987, in the United States District Court for the Southern District of Texas, captioned Phillips Petroleum Company v. Aristech Chemical Corporation, Civil Action No. H87-3445. The complaint alleges infringement of two patents related to the production of polypropylene, which have since expired. The Company and Phillips each filed motions for summary judgment which were referred to a Special Master. The Special Master issued a lengthy recommendation to find in the Company's favor, and Phillips filed a motion to reject the Special Master's recommendation. A hearing on this motion was held on October 21, 1996. On November 13, 1996, the District Court granted the Company's motion for summary judgment and entered an order to that effect on November 19, 1996. A final judgment was entered on December 23, 1996. Phillips has 30 days from December 23, 1996 to file a notice of appeal. The Company believes that the outcome of this matter will not have a material adverse effect on the Company.


     The Company becomes involved from time to time in proceedings involving environmental matters. See "--Environmental, Health and Safety Matters" below.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

     The Company (and the industry in which it competes) is subject to pervasive environmental laws and regulations concerning the production of chemicals, emissions to the air, discharges to waterways and the generation, handling, storage, transportation, treatment and disposal of waste materials and is also subject to other Federal and state laws and regulations regarding health and safety matters. These laws and regulations are constantly evolving and it is impossible to predict accurately the effect these laws and regulations will have on the Company in the future.

     Each of the Company's six production facilities has permits and licenses regulating air emissions and water discharges. Each of these production facilities that requires permits for the treatment, storage or disposal of hazardous waste has interim permits. Some permits and licenses, including all for hazardous waste treatment, storage or disposal, require that the holder meet financial responsibility criteria. The Company meets the financial responsibility criteria required for holding hazardous waste permits and licenses through letters of credit from a national commercial bank and corporate guarantees provided by MC.


     It is the Company's policy to comply with all applicable environmental, health and safety laws and regulations. The Company has management systems in place to achieve and maintain compliance. These management systems include an audit program designed to detect and address compliance and other performance issues. The Company believes that it is in substantial compliance with all applicable local, state and federal environmental laws. Nonetheless, in the course of conducting its business, regulatory compliance issues can arise with regard to the Company's operations or its products. In addition, environmental laws and regulations establish requirements for recordkeeping and other administrative efforts. Resolving such issues and satisfying recordkeeping and other administrative requirements can require the Company to incur ongoing operating costs and/or make capital expenditures to achieve or maintain compliance with such laws and regulations. The Company has expended substantial funds for such compliance in the past, and expects to continue to do so. Because the Company believes that it is in substantial compliance with all applicable environmental laws, it does not believe that the nature and extent of any regulatory compliance issues, the anticipated costs to resolve such issues, or any potential penalties or fines would, individually or in the aggregate, be material to the Company's financial position or operations. Future requirements arising from new laws and regulations can also give rise to additional compliance costs. The Company is unable to predict the magnitude of its aggregate future compliance costs. Violations of environmental permits or licenses could result in substantial sanctions, which could be civil, criminal, or both. Violations could also result in the revocation of such permits or licenses. In addition, the operation of any chemical manufacturing plant entails risk of adverse environmental effect, including exposure to chemical products and by-products from the Company's operations.



     In some cases, compliance can only be achieved by capital expenditures. In 1996, the Company spent $8.0 million for environmentally related capital expenditures, including expenditures required to achieve compliance. For 1997, the Company anticipates environmentally related capital expenditures of $2.5 million, and may expend up to an additional $6.2 million on projects under consideration for funding. For periods beyond 1997, the Company cannot accurately predict what capital expenditures will be required. Based upon preliminary estimates of capital expenditures for environmental projects at existing facilities and without any detailed engineering or other technical planning, the Company broadly estimates that expenditures for 1998 and 1999 will total $6.0 million in the aggregate.


     On September 28, 1994, the U.S. EPA issued an administrative complaint alleging that the Company's Haverhill, Ohio facility had violated regulations issued under the Resource Conservation and Recovery Act ("RCRA") regarding the burning of hazardous waste in boilers. The Company denied most of the allegations and vigorously disputed the U.S. EPA's interpretation of the applicable regulations. By letter dated April 17, 1996, the U.S. EPA notified the Company of additional compliance issues regarding the Company's operation of its boilers at the Haverhill Plant. The Company and the U.S. EPA have executed an agreement, effective November 27, 1996, that resolves all outstanding issues to both parties' satisfaction. As part of this settlement, the Company is obligated to pay a cash penalty in the amount of $229,311. The Company is also committed to a project relating to the Company's practice of burning hazardous waste at Haverhill, entailing a capital expenditure and related costs of approximately $750,000. The Company expects to complete this project by April 1997.

     The Company continues to encounter problems with air pollution control equipment recently installed at the Pasadena, Texas facility as part of its 2-EH expansion. Although the Company is continuing its attempts to resolve these problems, the Texas Natural Resources and Conservation Commission has suggested that it may require the Company to revert to pre-expansion permit conditions until the air emissions control devices are operating properly.

     The Company's facilities for many years have shipped waste materials to third party sites for treatment and/or disposal. As a result of these practices, the Company is currently involved in investigative or cleanup projects under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or comparable state laws at 24 sites. Based on currently available information, the Company has reserved $3.6 million in the aggregate for its share of costs associated with certain of these sites. No amount has been reserved for a majority of such sites, since amounts are included only when costs are reasonably estimable. At ten of the sites, either the regulatory agency has indicated that no further action will be required or the Company has settled out as a de minimis party. It is possible that the Company may be involved in future investigations and cleanups of other sites to which the Company sent waste materials. The Company cannot predict such future liabilities with accuracy.

     RCRA requires the Company to estimate the closure and post-closure costs for its hazardous waste treatment, storage and disposal facilities. The Company estimates total closure and post-closure costs for its existing facilities, and any former facilities for which the Company contractually retained liability, to be approximately $10.0 million. The Company revises these costs at least annually to reflect inflation, and at other times to address changed conditions. The Company has closed hazardous waste management facilities at its Linden, New Jersey and Florence, Kentucky facilities and at its former facility at Colton, California. The Company is awaiting regulatory acceptance of these closures and it is not known whether additional closure requirements will be imposed. In accounting for the costs of closure and post-closure, the Company adheres to the provisions of accruing for environmental remediation liabilities under the criteria of FAS 5, Accounting for Contingencies. Further, the Company believes that adoption of the AICPA's recent release of Statement of Position 96-1, Environmental Remediation Liabilities, will not have a material impact on the Company's accounting for environmental liabilities.


     The New Jersey Industrial Sites Recovery Act requires that the Company investigate site conditions at its former manufacturing facility in Linden, New Jersey (currently operated as a warehouse and distribution facility) to assess the type and extent of contamination that may be present. The Company has submitted a Remedial Investigation/Remedial Action Plan (the "Plan") to the New Jersey Department of Environmental Protection (the "NJDEP") with respect to this facility. The Company has performed certain remedial actions pursuant to the Plan with the approval of the NJDEP at a cost of approximately $25,000. The remaining remedial actions proposed by the Plan, currently estimated to cost $775,000, have not been approved by the NJDEP. The Company cannot predict whether the NJDEP will approve the remainder of the Plan as proposed, whether additional cleanup conditions, if any, may be imposed, or the costs of any such additional cleanup conditions.

     The Company has been investigating an area of its former Colton, California facility at the request of the Santa Ana Regional Water Quality Control Board. Soil sampling has revealed residual contamination and groundwater monitoring wells have been installed. Groundwater sampling is planned at an estimated cost of $25,000. It is not possible to estimate the costs of further investigation or cleanup, if any, at this time.

     RCRA can also impose corrective action requirements at facilities where hazardous waste treatment, storage and disposal occurs or has occurred. Corrective action requirements include investigation, and remedial action for impacted soils and groundwater. While preliminary investigations have occurred at some of the Company's facilities, it is not possible to predict the timing or extent of the remedial actions which ultimately might be required.

     Some studies suggest that certain industrial chemicals, including phthalates and BPA, mimic the effect of hormones in people and animals, and adversely influence the reproductive process. Some phthalate esters have been implicated in unverified screening tests. The Company believes that this effect is not associated with its phthalate ester product line, based on the results of independent and industry sponsored testing. BPA has also been implicated by the same screening tests. To address this allegation, the Company and the other United States BPA producers have established an extensive reproductive health testing program that the Company believes will demonstrate that BPA does not cause estrogenic effects in animals or humans. Newly enacted legislation associated with the safety of drinking water and the food supply contains requirements for performing estrogenicity screens. While BPA and certain phthalate esters will most likely be targeted by these requirements, the Company believes that voluntary testing completed or currently underway will mitigate or obviate the need for additional estrogenicity testing.

     Certain plasticized esters, particularly DEHP (di-ethylhexyl phthalate, also known as dioctyl phthalate, or DOP) have been under public attention and close scrutiny by health and environmental agencies during recent years. While there are no government regulations in force or proposed that restrict their marketing, sale or use, issues of public safety may eventually affect a segment of the market for DOP plasticizers.

     The chemical industry was formerly subject to the tax imposed on petroleum and chemical feedstocks under CERCLA, which last expired December 31, 1995. The reauthorization of this tax is anticipated and it could be retroactive to January 1, 1996. Accordingly, the Company estimates an annualized accrual for this tax for 1996 in the amount of $2.5 million. As under previous law, a portion of this tax liability may be passed on to customers.

     The Company's domestic competitors are subject to the same environmental, health and safety laws and regulations and the Company believes that its issues and potential expenditures are comparable to those faced by its major domestic competitors. As noted in the discussion of individual product lines, the markets for most of the Company's products are very price competitive. Therefore, future environmentally related capital expenditure requirements, liabilities and costs could be a major factor in the Company's future sales and income, since it may not always be possible to pass costs on to customers.

DISPOSITION OF CERTAIN BUSINESSES

  COAL CHEMICALS BUSINESS

     In March 1996, the Company sold to Koppers Industries, Inc. ("Koppers") substantially all of its assets related to the production and sale of coal chemicals (the "Coal Chemicals Business"), and Koppers assumed certain of the liabilities in connection with the Coal Chemicals Business. The Company has agreed to indemnify Koppers against liabilities arising from (i) breaches of the Company's representations, warranties and covenants contained in the asset purchase agreement and (ii) claims relating to the Coal Chemicals Business arising out of events occurring prior to the sale. The Company's representations and warranties expire September 30, 1997, and any claim by Koppers for indemnification for breach of the expired representations and warranties must be made by October 15, 1997. The Company's indemnification obligations for breaches of representations and warranties extend only to amounts in excess of $100,000 in aggregate claims and are capped at $2.5 million in the aggregate. None of the foregoing limitations is applicable to liabilities retained by the Company, including, among others, the environmental liabilities described below.

     Under the Reorganization Agreement dated October 14, 1986, under which the Coal Chemicals Business was transferred from USX to the Company, USX generally retained responsibility for pre-1986 environmental conditions on the properties. Koppers generally assumed (with certain exceptions) all environmental compliance, toxic exposure, environmental damage and environmental response cost liabilities arising after 1986 with respect to the Coal Chemicals Business. The Company retained, and agreed to indemnify Koppers for, liabilities arising from specific listed environmental "incidents," although the Company is not aware of any asserted or overtly threatened claims likely to lead to material liabilities related to any of the enumerated incidents.

     The Company also agreed to retain liabilities related to: (i) claims of personal injury arising from exposure to regulated substances released between December 4, 1986 and the sale; (ii) claims of property value diminution arising from releases to the air of regulated substances by the Company occurring between December 4, 1986 and the sale (but only if those claims are asserted within 24 months of the sale); (iii) claims related to the shipment, treatment or disposal of regulated substances at off-site locations during the period of the Company's operations of the facilities; and (iv) enforcement actions and penalties relating to violations of environmental laws resulting from operations of the business or use of the property during the period of the Company's ownership. As of the date of this Offering Memorandum, the Company is not aware of any actual or threatened claim for indemnification arising under these provisions.

  POLYESTER BUSINESS

     In April 1995, the Company sold to Ashland substantially all of its assets related to the manufacture and sale of UPR and MA and the distribution of UPR and other polyester products (collectively, the "Polyester Business"). Ashland also assumed certain of the Company's liabilities in connection with the Polyester Business. The Company retained ownership of the land underlying the production facility for the Polyester Business located at Neville Island, Pennsylvania. The Company continues to manufacture plasticizers at Neville Island. Ashland generally purchased all physical assets at the Neville Island facility primarily used in the production of UPR and MA, and the Company retained those primarily used to manufacture plasticizers. The Company granted to Ashland an irrevocable easement for the land beneath the structures transferred to Ashland and certain areas around and between those structures, and each party granted the other rights to permit access to and maintenance of the other party's assets, as necessary.

     Ashland and the Company also entered into a services agreement whereby each agreed to supply the other with certain services related to the other party's operations at the Neville Island facility. The prices charged for such services are generally designed to approximate the supplier's cost of providing the services. The services agreement contains a mutual release and indemnification provision whereby each party, as a recipient of services, releases and indemnifies the other, as a service provider, from and against claims arising from the acts of the service provider's employees or claims asserted by such employees in connection with the furnishing of services under the agreement.

     The Company has agreed to indemnify Ashland against liabilities arising from (i) breaches of the Company's representations, warranties and agreements contained in the asset purchase agreement and related documents and (ii) the Company's operation of the Polyester Business prior to the sale. Most of the Company's representations and warranties have expired. The Company's aggregate indemnification obligations for breach of any representation or warranty (whether or not expired) are capped at $30 million. The parties' respective obligations with respect to environmental matters are not covered by the foregoing provisions.

     With respect to environmental matters, the Company: (1) retained liability for any claims that might be asserted regarding previous shipments of regulated substances from the businesses to off-site treatment and disposal facilities;
(2) agreed to indemnify Ashland from enforcement proceedings or penalties arising from alleged violations of environmental laws resulting from business operations that may have occurred prior to the closing; and (3) agreed to make certain modifications of the incinerator at the Jacksonville, Arkansas site to assure compliance with applicable air quality permit requirements and performance criteria.

     With respect to the Neville Island facility: (1) the Company agreed (subject to a number of limitations) to indemnify Ashland against claims arising from pre-closing environmental contamination conditions, if any, and any contamination caused by future releases from the Company's operations; (2) Ashland agreed to indemnify the Company from environmental conditions arising from future releases caused by Ashland; and (3) an allocation arrangement is established under which responsibility for an environmental condition may be shared. Because an environmental assessment has not been completed at the Neville Island facility, the nature and extent of potential environmental contamination has not been ascertained.

     With respect to the other UPR and MA production facilities, the Company agreed to indemnify Ashland for any required investigation and remediation of:
(1) certain former waste management units at the Colton, California site; (2) phosphate contamination in groundwater at the Bartow, Florida site, caused by nearby mining operations; and (3) contamination in a former waste pond at Bartow. The Company also agreed to complete closure of certain listed former waste management units at those production facilities, and to be responsible for certain additional assessments or investigations of specifically identified areas affected by various former solid waste management units and previously-removed underground storage tanks. The Company has reserved $24,813 for the estimated costs of completing the required investigations and closure work, although any estimate of the costs associated with certain of that work cannot be made until further investigations have been completed. As to remediation of environmental conditions arising from previous solid waste units, the Company and Ashland agreed to share such expenses in excess of an annual deductible amount, under a sliding scale that reduces the Company's share from 100% to 0% over 25 years. With respect to other environmental conditions (including presently unknown and unidentified conditions), the Company agreed to share with Ashland costs of additional investigations and remedial actions, with the Company's share of such costs based on a sliding scale which decreases over a 21-year period. Those obligations to indemnify Ashland are subject to an annual deductible amount of $20,000 per facility and $40,000 in the aggregate.

     As to the distribution facilities (all of which were leased properties), the Company retained liability for pre-closing environmental conditions, if any, only until the expiration of the then pending leases. The last of those leases will expire on October 30, 1998. Special provisions govern the allocation of responsibilities at the leased Ankeny, Iowa distribution facility, as to contamination resulting from the former operations of the Albaugh Chemical Company, to the extent that such matters are not covered under an indemnification provided by the lessor of that property.

     All of the Company's indemnification obligations relating to environmental conditions at the former UPR and MA business facilities, including Neville Island, are subject to a cap of $34.0 million, which value is escalated on a quarterly basis based upon the producer price index. The Company's current accrual for financial reporting purposes for known matters covered by this indemnification is $24,813.

     MC entered into a letter agreement with Ashland to provide certain assurances to Ashland with respect to the Company's environmental indemnification obligations to Ashland. The letter agreement prohibits MC, in its capacity as a controlling stockholder of the Company, from (i) dissolving the Company or (ii) causing the Company to transfer assets such that the value of its remaining tangible assets falls below $40.0 million, unless MC provides to Ashland reasonable security or other financial assurance regarding such obligations. The letter agreement expires the earliest of (i) April 28, 2020,
(ii) effectuation by the Company of a public offering of its equity securities,
(iii) MC and its subsidiaries ceasing to own over 50% of the Company's outstanding equity securities and (iv) the Company becoming the subject of a bankruptcy proceeding.

     Also in connection with the sale, Ashland and the Company entered into supply contracts for the purchase and sale of MA (the "MA Supply Contract"), PA (the "PA Supply Contract") and 2-EH (the "2-EH Supply Contract"). The MA Supply Contract obligates the Company to purchase from Ashland all of its annual North American consumption requirement of MA for the facilities and businesses owned by the Company as of April 28, 1995. The PA Supply Contract obligates Ashland to purchase from the Company all of Ashland's North American consumption requirement of PA for the facilities and businesses owned by Ashland as of April 28, 1995. The 2-EH Supply Contract requires Ashland to purchase from the Company all the 2-EH used by Ashland to produce UPR. The MA and PA Supply Contracts terminate on April 28, 2000, subject to the parties' obligation to negotiate in good faith the terms and conditions of an additional 60-month supply agreement. The 2-EH Supply Contract has a term expiring on December 31, 1999 and continuing from year to year thereafter unless terminated by prior notice of either party.

  OLEFINS BUSINESS

     In November 1987, the Company sold to Mobil Oil Corporation ("Mobil") certain assets of the Company's olefins operations (the "Olefins Business") and Mobil assumed certain liabilities in connection with the Olefins Business. Mobil assumed no pre-existing environmental liabilities related to the Olefins Business. The Company has agreed to indemnify Mobil for environmental liabilities related to the Olefins Business existing on or prior to the sale. As of the date of this Offering Memorandum, there are no pending or threatened claims for indemnification arising under these provisions. With respect to environmental claims arising from actions of parties other than the Company and USX prior to the ownership of the Olefins Business by USX, the Company's indemnification obligations expired in November 1992, since Mobil made no demand for such indemnification within five years of the closing. The maximum aggregate liability of the Company for indemnification of Mobil for environmental claims is $5.0 million.

     Mobil agreed to indemnify the Company for all environmental liabilities related to actions taken or the failure to take actions by Mobil relating to the Olefins Business on or after the sale.

                                   MANAGEMENT
DIRECTORS

     The By-Laws of the Company provide that the Board of Directors will consist of 13 members, which number may be increased or decreased by an amendment to the By-Laws, but in any event the number of directors may not be less than three. There currently are nine members of the Board of Directors. The members of the Board of Directors will serve until the 1997 annual meeting of stockholders or until their successors are elected and qualified. The Board of Directors has established an Executive Committee to act between meetings of the Board on all matters which may be legally delegated to a committee of the Board. Directors of the Company currently receive no fees or remuneration for service as a member of the Board or any Board Committee. Information with respect to those persons who serve as directors is set forth below:

     NAME, AGE AND OCCUPATION
-----------------------------------
Jiro Kamimura (61)                    Jiro Kamimura became Chairman and Chief Executive
  Chairman and Chief Executive        Officer in April 1995 and became Chairman-elect and
  Officer; Member of Executive        Chief Executive Officer in October 1994. Mr. Kamimura
  Committee                           became Vice Chairman and a Director in January 1994. Mr.
                                      Kamimura was previously the Senior Assistant to the
                                      Senior Managing Director-- Chemicals of MC for more than
                                      five years. Mr. Kamimura joined MC's Chemicals
                                      Department in 1958.
Charles W. Hamilton (58)              Charles W. Hamilton became President and Chief Operating
  President and Chief Operating       Officer on January 1, 1994 and has been a Director since
  Officer; Member of Executive        January 1991. Previously, he held the positions of
  Committee                           Executive Vice President from March 1993 to January 1994
                                      and Senior Vice President--Intermediate Chemicals and
                                      Special Products Division from May 1989 to March 1993.

Michael J. Egan (43)                  Michael J. Egan became Senior Vice President, Chief
  Senior Vice President and           Financial Officer and a Director in April 1995.
  Chief Financial Officer; Member     Previously, Mr. Egan was Vice President--Planning and
  of Executive Committee              Control of ARCO Chemical Company--Americas from 1993 to
                                      1995; Controller, ARCO Chemical Company from 1991 to
                                      1993; and Controller, ARCO Alaska, Inc. from 1988 to
                                      1991.

Masatake Bando (53)                   Masatake Bando became a Director in August 1996. Mr.
  Director                            Bando has been Senior Vice President and Chief Operating
                                      Officer-- Chemicals of MIC, since June 1996. Mr. Bando
                                      was General Manager of Aromatics Petrochemicals
                                      Department of MC from May 1994 to June 1996; General
                                      Manager of Corporate Planning, Eastern Petrochemical Co.
                                      from May 1992 to April 1994; and Deputy General Manager
                                      of Aromatics Petrochemicals Department of MC from
                                      January 1991 to May 1992.

     NAME, AGE AND OCCUPATION
-----------------------------------

Hajime Koga (54)                      Hajime Koga became a Director in April 1990. Mr. Koga
  Director; Member of Executive       has been General Manager of Aristech Department and
  Committee                           General Manager of Basic Chemicals Division B of MC
                                      since June 1996. Mr. Koga was General Manager of
                                      Aristech Department and Senior Assistant to Managing
                                      Director--Chemicals of MC from June 1995 to June 1996;
                                      General Manager of Aristech Department of MC from April
                                      1995 to May 1995; Senior Staff of Managing
                                      Director--Chemicals of MC from August 1994 to March
                                      1995; Senior Vice President, Chief Operating Officer--
                                      Chemicals of MIC from April 1993 to June 1994; and Vice
                                      President, General Manager of Basic Chemicals Department
                                      of MIC from September 1988 to March 1993.

Yoshizo Shimizu (61)                  Yoshizo Shimizu became a Director in June 1996. Mr.
  Director                            Shimizu has been a Managing Director of MRC since 1991
                                      and has been Executive Managing Director, Corporate
                                      Administration Division of MRC since June 1996.

Yasuo Sone (57)                       Yasuo Sone became a Director in August 1996. Mr. Sone
  Director                            has been Managing Director--Chemicals of MC since April
                                      1996. Mr. Sone was Director and Senior Assistant to
                                      Managing Director--Chemicals of MC from March 1995 to
                                      March 1996; Director of MC and Executive Vice President
                                      of MIC from June 1994 to February 1995; Executive Vice
                                      President of MIC from April 1993 to June 1994; and
                                      Senior Vice President, Chief Operating
                                      Officer--Chemicals of MIC from April 1991 to March 1993.

Muneo Suzuki (57)                     Mr. Suzuki became a Director in July 1996. Mr. Suzuki
  Director                            has been Managing Director and President of Industrial
                                      Chemicals Company of MCC since June 1996. Mr. Suzuki was
                                      Managing Director and President of Fiber Intermediates
                                      Company of MCC from June 1995 to June 1996; Director and
                                      President of Fiber Intermediates Company of MCC from
                                      October 1994 to June 1995; Board Director, General
                                      Manager of Synthetic Chemicals Division and Polyester
                                      Division of Mitsubishi Kasei Corporation ("MKC") (a
                                      predecessor of MCC) from January 1994 to September 1994;
                                      Board Director, General Manager of Synthetic Chemicals
                                      Division of MKC from June 1992 to January 1994; and
                                      General Manager, Synthetic Chemicals Division, Organic
                                      Chemical Products Business Group of MKC from March 1988
                                      to June 1992.

Takayori Tsuboi (59)                  Takayori Tsuboi became a Director in July 1996. Mr.
  Director                            Tsuboi has been President of Mitsubishi Chemical America
                                      Inc. since June 1996 and Managing Director of MCC since
                                      June 1995. Mr. Tsuboi was Managing Director,
                                      Petrochemical Planning Department and Overseas
                                      Department of MCC from October 1994 to June 1995;
                                      Director, Corporate Planning Department and Management
                                      Planning Department of Mitsubishi Petrochemical Co.,
                                      Ltd. ("MPC") (a predecessor of MCC) from June 1993 to
                                      September 1994; Director, Osaka branch of MPC from June
                                      1992 to June 1993; and Director, Personnel Department of
                                      MPC from June 1990 to June 1992.

EXECUTIVE OFFICERS

     Set forth below is certain information relating to the ages and business experience of the non-director executive officers of the Company.

     NAME, AGE AND OCCUPATION
-----------------------------------
Mark K. McNally (50)                  Mark K. McNally became Senior Vice President, General
  Senior Vice President,              Counsel and Corporate Secretary in April 1995. He was
  General Counsel and                 previously Vice President--Environmental Affairs,
  Corporate Secretary                 Occupational Health and Safety from 1992 to 1995,
                                      Director--Environmental Affairs, Occupational Health and
                                      Safety from 1991 to 1992 and Senior Counsel of the
                                      Company from 1986 to 1991.
James J. Driscoll Jr. (58)            James J. Driscoll Jr. became Senior Vice
  Senior Vice President--Polymers     President--Polymers in June 1994. He was previously
                                      Senior Vice President-- Thermoplastic Polymers from
                                      March 1993 to June 1994, and was Vice President and
                                      General Manager--Thermoplastic Polymers Division from
                                      May 1989 to March 1993.

Charles P. Costanza (55)              Charles P. Costanza became Senior Vice
  Senior Vice President--Chemicals    President--Chemicals in September 1996. He was
                                      previously Vice President-- Chemicals from June 1994 to
                                      August 1996, Vice President-- Intermediate Chemicals
                                      from March 1993 to June 1994, and General
                                      Manager--Dibasics and Alcohols from June 1990 to March
                                      1993.

William D. Walston (60)               William D. Walston became Treasurer in January 1994. He
  Treasurer                           was previously Corporate Comptroller from 1986 to
                                      January 1994.

Michael J. Prendergast (48)           Michael J. Prendergast became Corporate Comptroller in
  Corporate Comptroller               January 1994. He was previously Director, Tax, Human
                                      Resources and Internal Audit from May 1990 to January
                                      1994, and Director, Tax and Internal Audit from May 1988
                                      to May 1990.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation of the Company's Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company.

        SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 1995

                                              ANNUAL COMPENSATION
                                     --------------------------------------
                                                             OTHER ANNUAL           LONG TERM              ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   COMPENSATION($)     COMPENSATION($)(1)     COMPENSATION($)(2)
----------------------------  ----   ---------   --------   ---------------     ------------------     ------------------
Jiro Kamimura                 1995    256,667(3)       0(4)      80,033(5)                   0                4,239
  Chairman and
  Chief Executive Officer
Charles W. Hamilton           1995    270,089    271,649             --              5,077,177                3,369
  President and
  Chief Operating Officer
James J. Driscoll             1995    213,335    214,895             --              1,233,438                4,136
  Senior Vice President--
  Polymers
Mark K. McNally               1995    164,308    165,868             --                785,927                3,042
  Senior Vice President,
  General Counsel and
  Corporate Secretary
Charles P. Costanza           1995    160,000    161,560             --                726,016                3,636
  Senior Vice President--
  Chemicals

---------

(1) Reflects cash payments under the Company's Performance Option Plan ("POP") and, in the case of Mr. Hamilton, includes cashout of restricted stock and anti-dilution options. The POP was a long-term, performance-based compensation plan established as a successor to a stock option plan which, along with restricted stock and anti-dilution stock option arrangements, was implemented in 1990 in connection with the going-private transaction effected by MC, certain other investors and certain members of management of the Company. The POP and the other arrangements were terminated and paid out in 1995.

(2) Includes matching contributions under the Company's 401(k) plan, allowances under the Company's welfare cafeteria plan and the cost of group-term life insurance in excess of $50,000 of coverage.

(3) Pursuant to an agreement between MC and Mr. Kamimura, Mr. Kamimura remits to MC quarterly the amount necessary to reconcile his total compensation to the MC executive pay scale.

(4) Mr. Kamimura does not participate in the Company's bonus plans, nor in any of the Company's executive benefit plans.

(5) Includes reimbursement of $69,633 for Mr. Kamimura's housing cost and related costs and $10,400 for his automobile expenses.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into change in control agreements with Messrs. Hamilton, Egan, Driscoll, McNally and Costanza. Each such agreement has an initial term of three years, subject to automatic annual renewals, but the agreements will become operative only if and when a change in control (as defined in the agreements) occurs during the term of the agreement or if the executive's employment is terminated in connection with or in anticipation of a change in control. From the date of any change in control until the third anniversary of such date the executive shall be entitled to remain employed by the Company and receive compensation at least as favorable as that in effect prior to the change in control.

     Upon a discharge of the executive other than for cause (as defined in the agreements) or a resignation by the executive for good reason (as defined in the agreements) during this three-year employment period, the executive will be entitled to receive (i) payment of certain obligations accrued at the effective date of termination (e.g., salary, earned but unpaid bonus, vacation pay and other cash entitlements), (ii) benefits payable under plans, practices, programs and policies of the Company and (iii) a lump sum cash payment consisting of: (a) a proportionate bonus based upon the executive's average bonus for the three most recent completed fiscal years and (b) the product of 2.99 times the sum of the executive's base salary and the executive's average bonus for the three most recent completed fiscal years. In addition, the executive is entitled to continued employee welfare benefits for three years after the date of termination. Payments under the agreements are capped so that no excise tax will be payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), provided that this cap will only apply if it results in the executive receiving greater benefits on an after-tax basis than if the cap does not apply.

PENSION BENEFITS

     The Company maintains the Aristech Salaried Pension Plan (the "Salaried Pension Plan") for eligible salaried employees not otherwise covered by hourly or pre-existing special purpose pension plans. The Salaried Pension Plan is a non-contributory defined benefit plan for salaried employees who were participants in the USX Employee Pension Plan on December 4, 1986, and new salaried employees on the first of January following date of hire. Benefits under the Salaried Pension Plan are payable in the form of a monthly annuity or lump sum.

     The Company adopted the 1996 Supplemental Pension Plan (the "Supplemental Pension Plan") effective February 22, 1996 to provide certain supplemental pension benefits on a nonqualified basis to key employees designated as eligible by the Board of Directors. A grantor trust established with Wachovia Bank of North Carolina, N.A. allows for the accumulation of assets to pay benefits under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are payable in the form of a monthly annuity or lump sum.

     The following table shows the total annual non-contributory pension benefits for retirement at age 65 (or earlier under certain circumstances) under the Salaried Pension Plan and the Supplemental Pension Plan, before any deduction for Social Security and certain other government-administered benefits, where applicable, and reductions for benefits payable under the USX Employee Pension Plan or certain other pre-existing pension plans or benefit plans, for various levels of covered compensation which would be payable to employees retiring with representative years of service.

                                                           YEARS OF SERVICE
  COVERED                     --------------------------------------------------------------------------
COMPENSATION                  15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
------------                  ---------    ---------    ---------    ---------    ---------    ---------
  $125,000.................   $  56,250    $  62,500    $  68,750    $  75,000    $  81,250    $  87,500
   150,000.................      67,500       75,000       82,500       90,000       97,500      105,000
   175,000.................      78,750       87,500       96,250      105,000      113,750      122,500
   200,000.................      90,000      100,000      110,000      120,000      130,000      140,000
   225,000.................     101,250      112,500      123,750      135,000      146,250      157,500
   250,000.................     112,500      125,000      137,500      150,000      162,500      175,000
   300,000.................     135,000      150,000      165,000      180,000      195,000      210,000
   350,000.................     157,500      175,000      192,500      210,000      227,500      245,000
   400,000.................     180,000      200,000      220,000      240,000      260,000      280,000
   450,000.................     202,500      225,000      247,500      270,000      292,500      315,000

     Covered compensation for purposes of the Salaried Pension Plan includes salary and some other forms of compensation from the Company, but excludes executive bonuses, merit bonuses, performance bonuses and other recognition-type payments. Benefits under the Salaried Pension Plan are offset by benefits payable under the USX Employee Pension Plan, but are not offset by Social Security benefits. Covered compensation under the Supplemental Pension Plan includes base salary and incentive compensation. Benefits under the Supplemental Pension Plan are offset by benefits payable under the Salaried Pension Plan, the USX

Employee Pension Plan and 50% of the participant's Social Security old age insurance benefits. As of December 1, 1996, Messrs. Hamilton, Driscoll, McNally and Costanza had 35, 25, 17 and 28 years of service, respectively, and $324,953, $258,408, $178,055 and $160,495 in covered compensation, respectively, for purposes of the Supplemental Pension Plan.

     Mr. Kamimura participates in the Salaried Pension Plan but not the Supplemental Pension Plan. For purposes of the Salaried Pension Plan, Mr. Kamimura has two years of service and covered compensation of $150,000. The following table shows the total annual non-contributory pension benefits for retirement at age 65 (or earlier under certain circumstances) under the Salaried Pension Plan, before any deduction for Social Security and certain other government-administered benefits, where applicable, and reductions for benefits payable under the USX Employee Pension Plan or certain other pre-existing pension plans or benefit plans, for various levels of covered compensation which would be payable to employees retiring with representative years of service.

                                                               YEARS OF SERVICE
  COVERED                   --------------------------------------------------------------------------------------
COMPENSATION                5 YEARS     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
------------                --------    ---------    ---------    ---------    ---------    ---------    ---------
  $125,000...............   $  9,375      $18,750      $28,125      $37,500      $46,875      $56,250      $65,625
   150,000...............     11,250       22,500       33,750       45,000       56,250       67,500       78,750

     Directors who have not been employees of the Company will not receive any benefits under the Salaried Pension Plan or the Supplemental Pension Plan.

                          STOCKHOLDERS OF THE COMPANY

     The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock as of September 30, 1996 by each person known to the Company to be a beneficial owner of outstanding Common Stock.

                                                                      NUMBER OF    PERCENT OF
                        NAME OF STOCKHOLDER                            SHARES        CLASS
-------------------------------------------------------------------   ---------    ----------
Mitsubishi Corporation                                                  11,589(1)     77.73%(1)
6-3, Marunouchi 2-Chome
Chiyoda-Ku, Tokyo 100..............................................
Mitsubishi Chemical Corporation(2)                                       2,200        14.76%
Mitsubishi Building
5-2, Marunouchi 2-Chome
Chiyoda-Ku, Tokyo 100..............................................
Mitsubishi International Corporation                                       678         4.55%
520 Madison Avenue
New York, NY 10022.................................................
Mitsubishi Rayon Co., Ltd.(2)                                              441         2.96%
3-19, Kyobashi 2-Chome
Chuo-Ku, Tokyo 104.................................................
                                                                      ---------    ----------
          Total....................................................     14,908       100.00%

---------

(1) Excludes 678 shares held by MIC, a New York corporation and a wholly owned subsidiary of MC. Including the shares owned by MIC, MC beneficially owns 82.3% of the outstanding Common Stock.

(2) MC does not have a controlling interest in either MCC or MRC.

                              CERTAIN TRANSACTIONS


     In August 1994, the Company refinanced its original credit arrangements entered into in connection with the going-private transaction in 1990 as well as a subordinated loan entered into in March 1994, through a combination of loans provided by MC, MIC and certain commercial banks. The Company entered into the MC Term Loan in August 1994, which provides for a term loan in the amount of $203.0 million and which has a maturity date of July 31, 2002. As of September 30, 1996, $100.0 million was outstanding under the MC Term Loan. Since January 1, 1995, the largest aggregate amount outstanding under the MC Term Loan was $203.0 million. Interest was payable on the MC Term Loan at a variable rate equal to LIBOR plus a margin of 1.375% for loans extending to June 3, 1996 and a margin of 0.55% for loans from June 3, 1996 and thereafter. The weighted average interest rate for 1995 was 7.4%. Effective November 1, 1996, the interest rate for the MC Term Loan declined to LIBOR plus a margin of .4875%.


     The MIC Term Loan entered into in August 1994 provided for a term loan in the principal amount of $100.0 million, all of which was outstanding as of September 30, 1996. The MIC Term Loan had a maturity date of March 31, 1997 and was prepaid in its entirety with a portion of the proceeds from the sale of the Old Notes and terminated. Interest was payable on the MIC Term Loan at a variable rate equal to LIBOR plus a margin of 0.15%, which resulted in a weighted average interest rate of 6.2% for 1995. The MIC Revolving Loan entered into in August 1994 provided for revolving credit loans in the aggregate principal amount of $100.0 million. In January 1995 the Company's commercial bank financing was repaid in its entirety and the revolving loan commitment of MIC under the MIC Revolving Loan was increased from $100.0 million to $250.0 million. Since January 1, 1995, the largest aggregate amount outstanding under the MIC Revolving Loan was $235.0 million. Interest was payable on the MIC Revolving Loan during 1995 at a variable rate equal to LIBOR plus a margin of 0.15%, which resulted in a weighted average interest rate of 6.2% for 1995. The MIC Revolving Loan currently provides for a commitment in the principal amount of $150.0 million with a final maturity date of April 18, 2002. As of September 30, 1996, $137.0 million was outstanding under the MIC Revolving Loan. Effective with the settlement date of the Old Notes, (i) $100.0 million in principal amount of the revolving loan commitment terminated, and (ii) the interest rate for the MIC Revolving Loan increased to LIBOR plus a margin of .1875%. On January 4, 1995, the Company also entered into the Old Working Capital Facility in the principal amount of $20.0 million with PNC Bank, National Association and The Chase Manhattan Bank to manage its daily working capital fluctuations. The Old Working Capital Facility had $5.0 million outstanding as of September 30, 1996. The Company has replaced the Old Working Capital Facility with the $50.0 million New Working Capital Facility.

     MC guaranteed the MIC Term Loan, the MIC Revolving Loan and the Old Working Capital Facility. In consideration of the guarantee, the Company has agreed to pay MC a guarantee fee calculated on a daily basis in an amount equal to 0.60% of the outstanding balance under these Loans for Loans extending to June 3, 1996 and in an amount equal to 0.30% for Loans effective June 3, 1996 and thereafter. The fee is payable semiannually. Guarantee fees of $1.9 million and $0.9 million were paid in 1995 and for the nine months ended September 30, 1996, respectively.

     In March 1995, the Company repurchased all of the shares of Common Stock held by Blackstone Capital Partners, L.P., Blackstone Family Investment Partnership, L.P. and certain individuals who were then directors and executive officers of the Company, including Charles W. Hamilton, currently President and Chief Operating Officer of the Company, for an aggregate purchase price of approximately $74.5 million, which amount had been determined through negotiations among the parties in 1993. To fund the purchase of such shares, MC and MIC concurrently purchased from the Company an equivalent amount of Common Stock. MC and MIC purchased at the same per share price an additional $3.0 million in shares of Common Stock at the same time, representing shares of Common Stock which had been repurchased by the Company in prior years.

     On September 30, 1996, pursuant to the Company's call for redemption of all of the outstanding Payment-in-Kind Debentures and Series A Preferred Stock, an aggregate of $24.4 million in principal amount of Payment-in-Kind Debentures and $6.1 million in stated value of Series A Preferred Stock held by MRC were redeemed for cash. In addition, an aggregate of $130.9 million in principal amount of Payment-in-Kind Debentures and $32.7 million in stated value of Series A Preferred Stock held by MC and MIC, and an aggregate of $48.7 million in principal amount of Payment-in-Kind Debentures and $12.2 million in stated value of Series A Preferred Stock held by MCC, were converted into shares of Common Stock in accordance with the terms of the securities.

     During the year ended December 31, 1995, MC and MIC also engaged in transactions in the ordinary course of business with the Company for the purchase or sale of raw materials or finished products in the aggregate amount of $100.6 million.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were issued and the New Notes are to be issued under an Indenture, dated as of November 1, 1996 (as amended and supplemented from time to time, the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture, the Old Notes and the New Notes do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, the Old Notes and the New Notes, which provisions of the Indenture, the Old Notes and the New Notes, are incorporated herein by reference. Capitalized terms used herein and not otherwise defined in this Prospectus shall have the meaning ascribed thereto in the Indenture. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Indenture is available upon request from the Company. See "Available Information."

     The Indenture does not limit the aggregate principal amount of senior debt securities which may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series. The senior debt securities which may be issued under the Indenture (including the Old Notes and the New Notes) are collectively referred to herein as the "Securities."

     The Old Notes and the New Notes will constitute a single series of Securities under the Indenture. If the Exchange Offer is consummated, holders of Old Notes who do not exchange their Old Notes for New Notes will vote together with holders of the New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities of the relevant series. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the holders of such Old Notes and the New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the New Notes then outstanding.

     The New Notes will be unsecured senior obligations of the Company and will be limited to an aggregate principal amount of $150,000,000. Each New Note will bear interest at the rate of 6 7/8% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from November 25, 1996, payable semiannually on May 15 and November 15 in each year (each, an "Interest Payment Date"), commencing with the first Interest Payment Date occurring after the date of original issuance of such New Note, to the person in whose name such New Note is registered at the close of business on the April 30 or October 31 next preceding such Interest Payment Date. Interest on the New Notes will be calculated on the basis of a 360-day year of twelve 30-day months. The New Notes will mature on November 15, 2006. The New Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

     The New Notes will not provide for any increase in the interest rate thereon. For a discussion of the circumstances in which the interest rate on the Old Notes may be adjusted, see "Description of the Old Notes."

     All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and interest on any New Note which remain unclaimed for two years after such principal or interest shall have become due and payable may be repaid to the Company and thereafter the holder of such New Note shall look only to the Company for payment thereof.

FORM, DENOMINATION AND REGISTRATION

     The New Notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The New Notes will be deposited with, or on behalf of, DTC. The New Notes will be represented by one or more Global Notes registered in the name of Cede & Co., as nominee of DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

     Payments on Global Notes will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee will credit direct participants' accounts on the payable date with payments in respect of a Global
Note in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (defined below) and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

     The Company believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction.

     The Indenture provides that if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository or if the Depository ceases to be eligible under the Indenture and a successor depository is not appointed by the Company within 90 days of written notice, (ii) the Company determines that the New Notes shall no longer be represented by Global Notes and executes and delivers to the Trustee a Company Order to such effect or (iii) an Event of Default with respect to the New Notes shall have occurred and be continuing, the Global Notes will be exchanged for New Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive New Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Notes.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including the Initial Purchasers, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

RANKING


     The Old Notes constitute, and the New Notes will constitute, unsecured senior indebtedness of the Company and rank and will rank pari passu with all other unsecured senior indebtedness of the Company for borrowed money. The Company currently has outstanding no secured or unsecured indebtedness ranking senior to the Notes.


CERTAIN COVENANTS

     The Indenture does not limit the amount of indebtedness or lease obligations that may be incurred by the Company and its subsidiaries. The Indenture does not contain provisions which would give holders of the Securities (including the Notes) the right to require the Company to repurchase their Securities in the event of a decline in the credit rating of the Company's debt securities resulting from a change in control, recapitalization or similar restructuring.

  LIMITATION ON LIENS

     In the Indenture, the Company covenants that, so long as the Notes and any other applicable series of Securities are outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, incur, assume or guarantee any Debt (as defined below) that is secured by a mortgage, pledge, lien, security interest or other encumbrance (a "Lien") on any property (including shares of capital stock or Debt) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, without in any such case effectively providing, concurrently with the creation, incurrence, assumption or guarantee of any such Debt, that the Notes and any other applicable series of Securities shall, so long as such other Debt is so secured (and, if the Company shall so determine, any other existing Debt (or Debt thereafter in existence) created, incurred, assumed or guaranteed by the Company or any Restricted Subsidiary), be secured by any such Lien equally and ratably with or prior to any and all other Debt thereby secured; provided that Debt secured by such Liens may be created, incurred, assumed or guaranteed, without equally and ratably securing the Notes and any other applicable series of Securities, if the aggregate principal amount of all Debt then outstanding secured by Liens on property (including shares of capital stock or Debt) of the Company and of any Restricted Subsidiary (not including Debt described in (i) through (viii) below) plus Attributable Debt (as defined below) of the Company and its Restricted Subsidiaries in respect of sale/leaseback transactions described under "Limitation on Sale/Leaseback Transactions" below that would otherwise be subject to the

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

restrictions described under "Limitation on Sale/Leaseback Transactions" below, does not at the time such Debt is incurred exceed 15% of Consolidated Net Tangible Assets (as defined below).

     The foregoing restrictions shall not apply to Debt secured by (i) Liens on property of the Company or any Restricted Subsidiary existing on the date of original issuance of the Notes or such other applicable series of Securities issued pursuant to the Indenture or such other date as may be specified for an applicable series of Securities issued pursuant to the Indenture; (ii) Liens on property acquired by the Company or any Restricted Subsidiary (including acquisition through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to any other property of the Company or any Restricted Subsidiary; (iii) Liens on property (including in the case of a plant or facility, the land on which it is erected and fixtures comprising a part thereof) of the Company or any Restricted Subsidiary securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt created, incurred, assumed or guaranteed prior to or at the time of the acquisition of such property or the completion of such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided, in the case of Liens securing the payment of all or any part of the purchase price of any property of the Company or any Restricted Subsidiary, as the case may be, or securing any Debt created, incurred, assumed or guaranteed for the purposes of financing all or any part of such purchase price, such Liens are limited to the property then being acquired and fixed improvements thereon and the capital stock of any Person formed to acquire such property and provided, further, in the case of Liens securing the payment of all or any part of the construction cost of any property of the Company or any Restricted Subsidiary, as the case may be, or securing any Debt created, incurred, assumed or guaranteed for the purpose of financing all or any part of such construction cost, such Liens are limited to the assets or property then being constructed and the land on which such property is erected and fixtures comprising a part thereof); (iv) Liens on property of the Company or any Restricted Subsidiary to secure all or any part of the cost of development, construction, alteration, repair or improvement of all or any part of such property, or to secure Debt created, incurred, assumed or guaranteed prior to or at the time of the completion of such development, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property then being developed, constructed, altered, repaired or improved and the land on which such property is erected and fixtures comprising a part thereof); (v) Liens in favor of the Company or a Restricted Subsidiary securing Debt of the Company or a Restricted Subsidiary; (vi) Liens created in connection with tax assessments or legal proceedings and mechanic's and materialman's liens and other similar liens created in the ordinary course of business; (vii) Liens on property of the Company or any Restricted Subsidiary (except Liens on the capital stock or Debt of the Company or any Restricted Subsidiary) in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of either, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof, in each case to secure payments pursuant to contract or statute or to secure Debt created, incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Liens, including Liens created in connection with pollution control, industrial revenue bond or other similar financing; and (viii) certain permitted extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vii), inclusive.

     For purposes of the "Limitation on Liens" covenant described herein, the creation of a Lien on property (including shares of capital stock or Debt) of the Company or of any Restricted Subsidiary to secure Debt which existed prior to the creation of such Lien will be deemed to involve the creation of Debt secured by a Lien in an amount equal to the principal amount secured by such Lien.

  LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any arrangement after the date of original issuance of the Notes or any other applicable series of Securities issued pursuant to the Indenture, or such other date as may be specified for an applicable series of Securities issued pursuant to the Indenture, with any Person (other than the Company or a Restricted Subsidiary) providing for the leasing to the Company or a Restricted Subsidiary for a period of more than three years of any property which has been, or is to be, sold or transferred by the Company or such Restricted Subsidiary to such Person or to any Person (other than the Company or a Restricted Subsidiary) to which funds have been or are to be advanced by such Person on the security of the leased property unless either
(a) the Company or such Restricted Subsidiary would be permitted, pursuant to the provisions described under "Limitations on Liens" above, to incur Debt in a principal amount equal to or exceeding the Attributable Debt in respect of such sale/leaseback transaction, secured by a Lien on the property to be leased, without equally and ratably securing the Notes and other applicable series of Securities; (b) since the date of the Indenture and within a period commencing six months prior to the consummation of such arrangement and ending six months after the consummation thereof, the Company or such Restricted Subsidiary has expended or will expend for any property (including amounts expended for the acquisition thereof and for additions, alterations, improvements and repairs thereto) an amount up to the net proceeds of such arrangement and the Company elects to designate such amount as a credit against such arrangement (with any such amount not being so designated to be applied as set forth in (c) below); or
(c) the Company, during or immediately after the expiration of the 12 months after the consummation of such transaction, applies or causes such Restricted Subsidiary to apply to the voluntary retirement, redemption or defeasance of Securities of any series or other Funded Debt (as defined below) of the Company (other than Funded Debt subordinated to the Securities) or Funded Debt of such Restricted Subsidiary an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction and the fair value, in the opinion of the Board of Directors of the Company, of such property at the time of entering into such transaction (in either case adjusted to reflect the remaining term of the lease and any amount utilized by the Company as set forth in (b) above), less an amount equal to the principal amount of any such Funded Debt of the Company or such Restricted Subsidiary, other than Securities, voluntarily retired by the Company or such Restricted Subsidiary during such 12 month period.

  CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company may not (i) consolidate with or merge into any Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, or (ii) permit any Person to consolidate with or merge into the Company, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless (a) in the case of (i) above, such Person is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities, including the Notes, and the performance of the Company's obligations under the Indenture and the Securities, including the Notes; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (c) certain other conditions are met.

  DEFINITION OF CERTAIN TERMS

     The term "Attributable Debt" as used in the Indenture means, in respect of any sale/leaseback transaction described under "Limitation on Sale/Leaseback Transactions" above, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by the lessee of the property subject to such sale/leaseback transaction under the lease included in such transaction during the remaining term thereof (including any period for which such lease has been extended), discounted from the respective due dates thereof to such date at the rate per annum of 10%, compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent shall include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such amount of rent, as the case may be, and
(ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

     The term "Consolidated Net Tangible Assets" as used in the Indenture means, as of any particular time, the aggregate amount of the Consolidated Assets (as defined in the Indenture) of the Company and its Restricted Subsidiaries (less depreciation, amortization and other applicable reserves and other items deductible therefrom under generally accepted accounting principles) after deducting therefrom (i) all current liabilities (excluding any which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed), (ii) all goodwill, tradenames, trademarks, patents and other intangibles, in each case net of applicable amortization, and (iii) appropriate adjustments on account of minority interests of other Persons holding stock of Restricted Subsidiaries, all as would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles, as of the date of the most recent quarterly consolidated balance sheet of the Company and its subsidiaries, prepared in accordance with generally accepted accounting principles, provided that, in the case of a balance sheet as of the end of the first, second or fourth quarterly fiscal periods of the Company, the date of such balance sheet is not more than 135 days prior to the date of determination and, in the case of a balance sheet as of the end of the third quarterly fiscal period of the Company, the date of such balance sheet is not more than 180 days prior to the date of determination.

     The term "Debt" as used in the Indenture means (a) any liability of the Company or any Restricted Subsidiary (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) for the payment of money relating to a capitalized lease obligation; (b) any liability of others of a type described in the preceding clause (a) that the Company or any Restricted Subsidiary has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

     The term "Funded Debt" as used in the Indenture means indebtedness created, assumed or guaranteed by a Person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than 12 months after the date of original creation, assumption or guarantee.

     The term "Restricted Subsidiary" as used in the Indenture means any Subsidiary other than Avonite; provided that, notwithstanding the foregoing, Avonite shall be deemed a "Restricted Subsidiary" for purposes of the Indenture from and after such time as (i) the Company and/or one or more Subsidiaries owns or controls directly or indirectly 100% of the outstanding shares of Avonite's Voting Stock (except for qualifying shares) or (ii) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of Avonite exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year or (iii) the Company's and its other Subsidiaries' equity in the income from continuing operations, before income taxes, interest expense, extraordinary items and cumulative effect of a change in accounting principle, of Avonite exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

     The term "Subsidiary" as used in the Indenture means any corporation of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the voting power of the shares of its Voting Stock.

     The term "Voting Stock" as used in the Indenture means stock of a corporation of the class or one of the classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency).

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

EVENTS OF DEFAULT

     Each of the following events will constitute an Event of Default with respect to any series of Securities, including the Notes, issued under the Indenture (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest on any Security of such series, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of the principal of or any premium on any Security of such series, or any Additional Amounts payable with respect thereto, when such principal or premium becomes or such Additional Amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Security of such series; (iv) default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture for the benefit of such series or in the Securities of such series, and the continuance of such default or breach for period of 60 days after there has been given written notice as provided in the Indenture; (v) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Company, whether such Debt now exists or shall hereafter be created, shall happen and shall result in such Debt in principal amount in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within a period of 30 days after there shall have been given written notice as provided in the Indenture; (vi) the Company shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; (vii) certain events in bankruptcy, insolvency or reorganization of the Company; and (viii) any other Event of Default provided in or pursuant to the Indenture with respect to Securities of such series.

     If an Event of Default with respect to the Securities of any series (other than an Event of Default described in (vii) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Securities of such series by written notice as provided in the Indenture may declare the principal amount (or such lesser amount as may be provided for in the Securities of such series) of all outstanding Securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (vii) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the Securities of such series) to become immediately due and payable without any declaration or other act by the Trustee or any holder.

     The Indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default thereunder with respect to the Securities of any series (a "default"), the Trustee shall transmit, in the manner set forth in the Indenture, notice of such default to the holders of the Securities of such series unless such default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, on, or Additional Amounts or any sinking fund or purchase fund installment with respect to, any Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the best interest of the holders of Securities of such series; and provided, further, that in the case of any default of the character described in
(v) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the occurrence thereof.

     If an Event of Default occurs and is continuing with respect to the Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Securities of such series by all appropriate judicial proceedings.

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Securities, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series.

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any Security, (b) reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any Additional Amounts with respect to, or any premium payable upon the redemption of, any Security, (c) change the obligation of the Company to pay Additional Amounts with respect to any Security or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount thereof provable in bankruptcy, (d) change the redemption provisions of any Security or adversely affect the right of repayment at the option of any holder of any Security, (e) change the place of payment or the coin or currency in which the principal of, any premium or interest on or any Additional Amounts with respect to any Security is payable, (f) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Security (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment), (g) reduce the percentage in principal amount of the outstanding Securities, the consent of whose holders is required in order to take certain actions, (h) reduce the requirements for quorum or voting by holders of Securities in Section 15.4 of the Indenture, (i) modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Securities except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Security affected thereby, (j) make any change that adversely affects the right to convert or exchange any Security into or for common stock of the Company or other securities in accordance with its terms, or (k) modify any of the above provisions.

     The holders of at least a majority in aggregate principal amount of the Securities of any series may, on behalf of the holders of all Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Securities of any series may, on behalf of the holders of all Securities of such series, waive any past default and its consequences under the Indenture with respect to the Securities of such series, except a default (a) in the payment of principal of (or premium, if any), any interest on or any Additional Amounts with respect to Securities of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Security of any series.

     Under the Indenture, the Company is required to furnish the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to holders of any series of Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such Securities are payable in an amount sufficient to pay the entire indebtedness on such Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Securities have become due and payable) or to the Maturity thereof, as the case may be.

     The Indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to the Securities of or within any series pursuant to
Section 3.1 thereof, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Securities and other obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency with respect to such Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Securities under the covenants described under "Limitation on Liens" and "Limitation on Sale/Leaseback Transactions" above or, if provided pursuant to
Section 3.1 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Securities on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound,
(ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Securities to be defeased shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture.

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt.

     If after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Securities of any series, (a) the holder of a Security of such series is entitled to, and does, elect pursuant to Section 3.1 of the Indenture or the terms of such Security to receive payment in a currency other than that in which such deposit has been made in respect of such Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Security as such Security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such Security into the currency in which such Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

     "Conversion Event" means the cessation of use of (i) a Foreign Currency other than the ECU both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any Security that are payable in a Foreign Currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Securities and such Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 10.5 and 10.6 of the Indenture (which Sections would no longer be applicable to such Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

GOVERNING LAW

     The Indenture, the Old Notes and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

                          DESCRIPTION OF THE OLD NOTES

     The terms of the Old Notes are identical in all material respects to the New Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer), (ii) the Old Notes are issuable in minimum denominations of $250,000 compared to minimum denominations of $1,000 for the New Notes and (iii) the Old Notes provide for an increase in the interest rate thereon pursuant to the Registration Rights Agreement. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated or a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes is not declared effective on or prior to the earlier of the 30th day following the date on which the Registration Statement is declared effective and June 23, 1997, the per annum interest rate on the Old Notes will increase by 0.50% following such date; provided, however, that if the Company requests holders of Old Notes to provide certain information called for by the Registration Rights Agreement for inclusion in any such Shelf Registration Statement, then Old Notes owned by holders who do not deliver such information to the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate pursuant to the Registration Rights Agreement. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the earlier of such 30th day following the date on which the Registration Statement is declared effective and June 23, 1997, the interest rate on any Old Notes which remain outstanding will be reduced, from the date of such consummation or effectiveness, as the case may be, to 6 7/8% per annum and the Old Notes will not thereafter be entitled to any increase in the interest rate thereon pursuant to the Registration Rights Agreement. The New Notes are not entitled to any such increase in the interest rate thereon. Holders of Old Notes should review the information set forth under "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following summary describes certain United States Federal income tax considerations to holders of the New Notes who are subject to U.S. income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the Company's analysis of the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof, it does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor in light of his particular investment circumstances or to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss the treatment of New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.


     Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

     The exchange of Old Notes for New Notes should not be a taxable event to holders for federal income tax purposes. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Accordingly, a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

INTEREST ON THE NEW NOTES

     A holder of a New Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned on the New Note in accordance with the holder's method of tax accounting.

DISPOSITION OF NEW NOTES

     A holder's tax basis for a New Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a New Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized and the holder's tax basis in the New Note. Such gain or loss will be long-term capital gain or loss if the New Note has been held for more than one year and otherwise will be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount).

BACKUP WITHHOLDING

     A holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a New Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

     A holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

     Any amount paid as backup withholding will be creditable against the holder's U.S. Federal income tax liability.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days (subject to extension under certain limited circumstances described herein) after the Expiration Date or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." See "The Exchange Offer--Resales of New Notes."

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

     Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS


     Certain legal matters in connection with the New Notes will be passed upon for the Company by Mark K. McNally, Senior Vice President, General Counsel and Corporate Secretary of the Company and by Kirkpatrick & Lockhart LLP, counsel to the Company.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports express an unqualified opinion and include an explanatory paragraph referring to changes in accounting methods for income taxes, depreciation and postretirement benefits other than pensions), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report..........................................................  F-2
Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
  1995................................................................................  F-3
Consolidated Balance Sheets as of December 31, 1994 and 1995..........................  F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995................................................................................  F-5
Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1994 and 1995..........................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED)
Consolidated Statements of Income for the nine months ended September 30, 1995 and
  1996................................................................................  F-20
Consolidated Balance Sheets as of December 31, 1995 and September 30, 1996............  F-21
Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and
  1996................................................................................  F-22
Selected Notes to Interim Financial Statements........................................  F-23

PRO FORMA CONDENSED FINANCIAL INFORMATION (UNAUDITED)
Pro Forma Condensed Statement of Income...............................................  F-25
Pro Forma Condensed Balance Sheet.....................................................  F-26
Notes to Pro Forma Condensed Financial Statements.....................................  F-27

                          INDEPENDENT AUDITORS' REPORT

Aristech Chemical Corporation:

     We have audited the accompanying consolidated balance sheets of Aristech Chemical Corporation and its subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the consolidated financial statements, the Company changed its methods of accounting for income taxes, depreciation, and postretirement benefits other than pensions in 1993.

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
January 29, 1996, except for Note 19, as to which the date is November 19, 1996

                         ARISTECH CHEMICAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN MILLIONS)

                                                                     FOR THE YEARS ENDED DECEMBER
                                                                                 31,
                                                                     ----------------------------
                                                                      1993      1994       1995
                                                                     ------    ------    --------
Sales.............................................................   $788.5    $945.5    $1,023.3
Operating Costs:
  Cost of sales...................................................    669.4     763.5       758.9
  Selling, general and administrative expenses....................     61.7      61.3        43.6
  Depreciation and amortization...................................     49.1      50.3        48.4
                                                                     ------    ------    --------
     Total Operating Costs........................................    780.2     875.1       850.9
                                                                     ------    ------    --------
Operating Income..................................................      8.3      70.4       172.4
Loss on Disposal of Assets........................................      (.3)     (4.3)      (19.0)
Other (Expense) Income............................................       .2       3.4        (1.1)
Interest Income...................................................       .7       1.2         2.1
Interest Expense..................................................    (54.6)    (56.0)      (49.8)
                                                                     ------    ------    --------
Income (Loss) Before Provision for Taxes on Income and
  Extraordinary Loss..............................................    (45.7)     14.7       104.6
Provision (Benefit) for Taxes on Income...........................     (5.8)      9.5        44.4
                                                                     ------    ------    --------
Income (Loss) Before Extraordinary Loss...........................    (39.9)      5.2        60.2
Extraordinary Loss, Net of Income Tax Benefit of $3.2.............       --       5.1          --
Cumulative Effect on Prior Years of Change in Accounting for
  Income Taxes and Change in Depreciation Method..................       .2        --          --
                                                                     ------    ------    --------
Net Income (Loss).................................................   $(39.7)   $   .1    $   60.2
                                                                     ======    ======     =======
Pro forma amounts assuming the accounting change for depreciation had been applied retroactively:
Loss before Cumulative Effect of Change in Accounting
  Principles......................................................   $(39.9)   $   --    $     --
Net (Loss)........................................................   $(43.7)   $   --    $     --
Related party transactions:
Sales.............................................................   $ 39.8    $ 52.6    $   83.4
Interest Expense..................................................   $ 22.7    $ 31.4    $   50.6
Purchases.........................................................   $  9.5    $ 15.7    $   27.2

   The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN MILLIONS)

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994        1995
                                                                                 --------    --------
ASSETS
Current Assets:
  Cash and equivalents........................................................   $   28.7    $     .4
  Short-term investments......................................................         --        17.0
  Receivables (less allowance for doubtful accounts of $.8 for 1994 and $.6
    for 1995).................................................................      134.1       121.3
  Inventories.................................................................       85.7       101.1
  Net assets held for sale....................................................       94.2        42.3
  Deferred income taxes.......................................................         --         8.7
  Other current assets........................................................        3.8         5.0
                                                                                 --------    --------
    Total Current Assets......................................................      346.5       295.8
Property, plant and equipment, net of accumulated depreciation................      623.6       602.3
Excess cost over assets acquired, net.........................................      193.5       174.6
Other assets..................................................................       19.8        17.3
                                                                                 --------    --------
    Total Assets..............................................................   $1,183.4    $1,090.0
                                                                                 ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other current liabilities..............................   $  126.6    $   91.9
  Payroll and benefits payable................................................       40.0        11.9
  Accrued taxes...............................................................       10.2         8.4
  Deferred income taxes.......................................................        3.3          --
  Short-term borrowings.......................................................         --         8.7
                                                                                 --------    --------
    Total Current Liabilities.................................................      180.1       120.9
Long-term debt--related parties...............................................      551.8       572.0
Long-term debt--other.........................................................      156.1          .2
Deferred income taxes.........................................................      139.2       177.7
Other liabilities.............................................................       31.8        34.5
Commitment and contingencies..................................................         --          --
                                                                                 --------    --------
    Total liabilities.........................................................    1,059.0       905.3
                                                                                 --------    --------
Redeemable preferred stock, series A, convertible (no par, 1,000,000 shares authorized, 556,989 shares issued at December 31, 1994 and 509,983 at
  December 31, 1995)..........................................................       55.7        51.0
Common stock ($.01 par value, 2,245 shares issued at December 31, 1994).......         --          --
Additional paid-in capital....................................................       68.3          --
Deferred compensation.........................................................        (.9)         --
                                                                                 --------    --------
  Redeemable Preferred and Other Temporary Equity.............................      123.1        51.0
                                                                                 --------    --------
Common stock ($.01 par value, 20,000 shares authorized, 7,605 shares issued at
  December 31, 1994 and 10,050 shares issued at December 31, 1995)............         --          --
Additional paid-in capital....................................................       80.0       154.5
Treasury stock, at cost (105 shares at December 31, 1994).....................       (3.0)         --
Retained deficit..............................................................      (75.7)      (20.8)
                                                                                 --------    --------
    Total Stockholders' Equity................................................        1.3       133.7
                                                                                 --------    --------
    Total Liabilities and Equity..............................................   $1,183.4    $1,090.0
                                                                                 ========    ========

   The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN MILLIONS)


                                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                                31,
                                                                                    ----------------------------
                                                                                     1993      1994       1995
                                                                                    ------    -------    -------
Cash Flows From Operating Activities:
  Net Income (Loss)..............................................................   $(39.7)   $    .1    $  60.2
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation.................................................................     43.5       44.7       43.4
    Amortization of excess cost over assets acquired.............................      5.6        5.6        5.6
    Amortization of merger expenses..............................................      3.1        2.6        1.9
    Amortization of deferred compensation........................................      7.6        5.3         .9
    Amortization of compensation and anti-dilution option liabilities............     10.4       12.3         --
    Deferred income taxes........................................................     (5.9)       9.4       26.5
    Loss on disposal of assets...................................................       .3        4.3       19.0
    Loss from equity investee....................................................       .1         .1        1.2
    Decrease (increase) in accounts receivable...................................     (2.3)     (53.5)       2.7
    Decrease (increase) in inventories...........................................      3.6        3.2      (17.8)
    (Decrease) increase in accounts payable and other current liabilities........      7.9       38.5      (57.3)
    Payment-in-kind debenture interest expense...................................     19.0       20.9        5.7
    All other....................................................................     (1.7)     (13.0)      (4.8)
    Extraordinary loss...........................................................       --        5.1         --
    (Increase) in long-term receivable...........................................       --       (4.9)        --
    (Increase) in goodwill.......................................................       --       (2.8)      (1.7)
    Cumulative effect of changes in accounting principles........................      (.2)        --         --
                                                                                    ------    -------    -------
  Net Cash Provided by Operating Activities......................................     51.3       77.9       85.5
Cash Flows From Investing Activities:
  Capital expenditures...........................................................    (21.6)     (33.4)     (55.3)
  Purchase of short-term investment..............................................       --         --      (17.0)
  Cash received on disposal of assets............................................       --        3.0       91.9
                                                                                    ------    -------    -------
  Net Cash Provided by (Used in) Investing Activities............................    (21.6)     (30.4)      19.6
Cash Flows From Financing Activities:
  Short-term debt increase (decrease)............................................      3.8      (12.8)       8.7
  Repayment of long-term debt....................................................    (33.5)    (531.4)    (155.9)
  Proceeds from issuance of long-term debt.......................................      1.0      527.0       39.0
  Dividends paid.................................................................       --         --       (3.8)
  Payments for purchase of treasury stock........................................     (1.0)      (2.0)     (68.3)
  Redemption of preferred stock..................................................       --         --       (6.1)
  Redemption of PIK debentures...................................................       --         --      (24.5)
  Issuance of common stock.......................................................       --         --       77.5
                                                                                    ------    -------    -------
  Net Cash Used in Financing Activities..........................................    (29.7)     (19.2)    (133.4)
Net (Decrease) Increase in Cash and Equivalents..................................       --       28.3      (28.3)
Cash and equivalents, beginning of year..........................................       .4         .4       28.7
                                                                                    ------    -------    -------
Cash and equivalents, end of year................................................   $   .4    $  28.7    $    .4
                                                                                    ======    =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during period for:
    Interest.....................................................................   $ 34.9    $  34.6    $  46.7
    Income taxes.................................................................      3.1         .9       13.8


Non-cash investing activities include the pending sale of $55.6 million and $28.2 million of net property, plant and equipment at December 31, 1994 and 1995, respectively, resulting in a decrease in net property, plant and equipment and a corresponding increase in assets held for sale.

Non-cash financing activities include debentures issued in lieu of cash payments for interest of $19.0 million in 1993, $20.9 million in 1994, and $5.7 million in 1995. Such activities also include the issuance of additional shares for dividends on the Redeemable Series A Convertible PIK Preferred Stock of $4.7 million in 1993, $5.2 million in 1994, and $1.5 million in 1995.

Non cash activities resulting from the implementation of SFAS 109 "Accounting for Income Taxes," during the First Quarter 1993, resulted in an increase in the cost basis of property, plant and equipment of $130.7 million with a corresponding increase in deferred income taxes.

Non cash activities, resulting from the change in depreciation method in 1993, resulted in an increase in net property of $6.4 million and an increase in deferred income taxes of $2.4 million.

   The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN MILLIONS)

                                                COMMON STOCK
                                            ---------------------    ADDITIONAL
                                             NUMBER      TREASURY     PAID-IN      TREASURY    RETAINED
                                            OF SHARES     SHARES      CAPITAL       STOCK      EARNINGS
                                            ---------    --------    ----------    --------    --------
Balance--December 31, 1992...............      7,500          --       $ 77.0       $   --      $(19.3)
Dividend on Series A Convertible
  Preferred Stock........................         --          --           --           --        (4.7)
Transfer from temporary equity...........         36          --          1.0           --          .1
Fair market value adjustment of acquired
  shares.................................         --          --           --           --        (7.0)
Treasury stock purchased.................         --         (36)          --         (1.0)         --
Net loss--1993...........................         --          --           --           --       (39.7)
                                            ---------    --------    ----------    --------    --------
Balance--December 31, 1993...............      7,536         (36)        78.0         (1.0)      (70.6)
Dividend on Series A Convertible
  Preferred Stock........................         --          --           --           --        (5.2)
Transfer from temporary equity...........         69          --          2.0           --          --
Treasury stock purchased.................         --         (69)          --         (2.0)         --
Net Income--1994.........................         --          --           --           --          .1
                                            ---------    --------    ----------    --------    --------
Balance--December 31, 1994...............      7,605        (105)        80.0         (3.0)      (75.7)
Dividend on Series A Convertible
  Preferred Stock........................         --          --           --           --        (5.3)
Transfer from temporary equity...........      2,245          --         68.3           --          --
Treasury stock purchased.................         --      (2,245)          --        (68.3)         --
Treasury stock retired...................         --       2,350           --         71.3          --
Shares canceled..........................     (2,350)         --        (71.3)          --          --
Shares issued............................      2,550          --         77.5           --          --
Net Income--1995.........................         --          --           --           --        60.2
                                            ---------    --------    ----------    --------    --------
Balance--December 31, 1995...............     10,050          --       $154.5       $   --      $(20.8)
                                            ========     ========    =========     ========    ========

   The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     On March 7, 1990, a tender offer was completed by which ACC Acquisition Corporation ("Acquisition"), an indirect wholly owned subsidiary of ACC Holdings Corporation ("Holdings"), acquired all the shares of Aristech Chemical Corporation ("Aristech") common stock for $27 per share. Subsequent to completion of the tender offer, Acquisition was merged with and into Aristech. All of Aristech's outstanding common stock was then owned by ACC Middle Corporation ("Middle") which was a wholly owned subsidiary of Holdings. The acquisition of Aristech was accounted for as a purchase transaction with the purchase price being allocated to assets and liabilities based on their fair values as of the date of acquisition. The excess cost over the net assets acquired totaled $235.6 million.

     At the time of acquisition, 76.1% of the common stock of Holdings was held by Mitsubishi Corporation ("MC") and Mitsubishi International Corporation ("MIC") with the balance held by Aristech senior management, Blackstone Capital Partners, L.P., and Blackstone Family Investment Partnership, L.P.

     During 1990, MC sold a portion of its shares to Mitsubishi Kasei Corporation, Mitsubishi Gas Chemical Company, Inc. ("MGCC"), Mitsubishi Petrochemical Co., Ltd., and Mitsubishi Rayon Co., Ltd. ("Minority Owners"), thereby reducing its share of ownership in the Company to 55.7%. Mitsubishi Kasei Corporation and Mitsubishi Petrochemical Co., Ltd. subsequently merged to form Mitsubishi Chemical Corporation.

     Middle was merged with and into Holdings on August 1, 1994. Holdings was merged with and into Aristech under the name of Aristech Chemical Corporation (the "Company") on December 30, 1994. The 1993 financial statements have been restated to reflect comparative consolidated information.

     Combined and separate results of Aristech and Holdings during the periods preceding the merger were as follows:

                        (IN MILLIONS)                           ARISTECH    HOLDINGS    COMBINED
-------------------------------------------------------------   --------    --------    --------
FOR THE YEAR ENDED DECEMBER 31, 1993
Sales........................................................    $788.5          --      $788.5
Net (loss)...................................................    $(35.4)     $ (4.3)     $(39.7)
FOR THE PERIOD ENDED DECEMBER 30, 1994
Sales........................................................    $945.5          --      $945.5
Extraordinary loss...........................................    $ (5.1)         --      $ (5.1)
Net income (loss)............................................    $ 12.6      $(12.5)     $   .1

     In March, 1995, the Company purchased all outstanding shares held by the Blackstone partnerships, and all the outstanding shares and options held by Aristech senior management. At the same time, 2,550 shares were issued to MC and MIC. The purchased shares, as well as shares previously held as Treasury Stock, were retired. In April, 1995, MC acquired all the shares held by MGCC. The allocation of the 10,050 shares of common stock outstanding at December 31, 1995 is as follows:

Mitsubishi Corporation..............................................................   80.9%
Mitsubishi International Corporation................................................    5.9%
Mitsubishi Chemical Corporation.....................................................    8.8%
Mitsubishi Rayon Company, Ltd.......................................................    4.4%

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in other entities over which the Company exercises significant influence are carried on the equity basis. Certain 1994 amounts have been reclassified to conform with the 1995 presentation.

                         ARISTECH CHEMICAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The Company has not completed the process of evaluating the impact that will result from adopting Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Company is therefore unable to disclose the impact that adopting SFAS No. 121 will have on its financial position and results of operations when such statement is adopted.

     The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are stated at the lower of aggregate cost or market. Cost is determined primarily by the last-in, first-out ("LIFO") method. Inventory costs include direct and indirect manufacturing costs associated with the production of product.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Major replacements and improvements which extend the life of the property are capitalized, while maintenance and repairs are expensed as incurred. The Company capitalizes the interest cost associated with major property additions while in progress and amortizes the amount over the useful lives of the related assets. Depreciation of plant and equipment is computed on the straight-line method.

     When a plant or major facility within a plant is sold or otherwise disposed of, any gain or loss is reflected in the consolidated statement of income. Proceeds from the sale of other facilities depreciated on a group basis are credited to the depreciation reserve.


     The Company capitalizes the cost of catalyst replacement and amortizes the cost over the life of the catalyst. The Company expenses any other planned maintenance activity during the period the work was performed.


EXCESS COST OVER ASSETS ACQUIRED

     The excess cost over the fair value of assets acquired is being amortized on a straight-line basis over a 40 year period. Such amount has been allocated to each of the Company's businesses based on historical operating results prior to the acquisition. Accumulated amortization of the excess costs over assets acquired was $38.4 million and $44.0 million at December 31, 1994 and 1995.

PENSIONS

     The Company maintains defined benefit pension plans with benefits based on compensation and years of service for substantially all of its employees. The Company's funding practice is to contribute annually not less than the actuarially determined minimum funding requirements of the Employee Retirement Income Security Act of 1974 nor more than the maximum funding limitation under the Internal Revenue Code. Contributions are intended to provide benefits for service to date and for benefits expected to be earned in the future.

     The Company also maintains defined contribution plans which cover certain eligible salaried and hourly employees. The Company's cost is determined based on a percentage of compensation as defined by the plans (see Note 5).

                         ARISTECH CHEMICAL CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. The deferred income taxes are computed annually for differences between book and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future (see Note 6).

INCOME RECOGNITION

     Sales and related costs of sales are included in income when goods are shipped or services are rendered to the customer.

CASH EQUIVALENTS

     The Company considers all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents. Such investments are carried at cost which approximates market.

SHORT-TERM INVESTMENTS

     Instruments with a maturity greater than three months but less than one year at the time of purchase are considered short-term investments. At December 31, 1995, the Company held a $17.0 million investment in a time deposit maturing in February, 1996 for purposes of securing various letters of credit. The Company intends to hold such investment to maturity, therefore, the investment is reported at amortized cost which approximates fair value.

INTEREST RATE SWAP AGREEMENTS

     The differential to be paid or received is accrued as interest rates change over the life of the agreements (see Note 11).

3. ACCOUNTING CHANGES

     In 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requiring the accrual of postretirement benefits over the period during which active employees become eligible for such benefits. Previously, the Company recognized the cost of providing these benefits as the benefits were paid. The Company has chosen to amortize the transition obligation of $5.9 million related to SFAS No. 106 over a 20 year period. This accounting change resulted in a charge to 1993 net income of $1.4 million (see Note 5).

     As discussed in Note 2, the Company adopted SFAS No. 109, "Accounting for Income Taxes," in 1993. The cumulative effect as of January 1, 1993, of the adoption of SFAS No. 109 was a charge of $3.8 million. The effect of the accounting change in 1993 was to decrease the net loss by $.7 million.

     Effective January 1, 1993, the Company changed its method of accounting for depreciation of plant and equipment from a modified straight-line basis to a straight-line basis. The new method of depreciation was adopted as the preferable method because the Company believes that it is the most common method used by the chemical industry. The effect of the change in 1993 was to decrease the loss before income taxes by $7.9 million. The adjustment of $4.0 million (after reduction of income taxes of $2.4 million) to apply retroactively the new method is included in the loss for 1993. The pro forma amounts shown on the income statement have been adjusted for the effect of retroactive applications on depreciation and related income taxes.

                         ARISTECH CHEMICAL CORPORATION

3. ACCOUNTING CHANGES (CONTINUED)
4. LINES OF BUSINESS

     The Company's operations are conducted in one business segment, the production and marketing of chemical and polymer products. The Company does not derive significant revenue from any single customer. The Company's products are sold in domestic and international markets primarily to manufacturers of automotive parts, construction materials and consumer products.

     The Company exported chemical products with a total sales revenue of $97.2 million in 1993, $134.5 million in 1994, and $186.8 million in 1995.

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     Substantially all employees of the Company are covered by various defined benefit or defined contribution plans. The cost of such plans was $4.0 million in 1993, $4.4 million in 1994, and $4.9 million in 1995.

     Defined benefit pension cost for 1993, 1994, and 1995 includes the following components:

                           (IN MILLIONS)                               1993      1994      1995
--------------------------------------------------------------------   -----     -----     -----
Cost of benefits earned during the period...........................   $ 3.0     $ 3.9     $ 3.2
Interest cost on projected benefit obligation.......................     3.4       3.8       3.8
Actual return on plan assets........................................    (4.8)      (.7)     (7.6)
Net amortization and deferral.......................................     1.8      (3.0)      4.7
                                                                       -----     -----     -----
  Total.............................................................   $ 3.4     $ 4.0     $ 4.1
                                                                       =====     =====     =====

                            ASSUMPTIONS                                1993     1994      1995
--------------------------------------------------------------------   ----     -----     -----
Discount rate, net periodic pension cost............................   9.0%       7.5%      8.5%
Rate of increase in compensation levels, net periodic pension
  cost..............................................................   4.5%       3.5%      4.0%
Expected long-term rate of return on assets.........................   9.0%      10.0%      9.0%
Discount rate, projected benefit obligation.........................   7.5%       8.5%     7.25%
Rate of increase in compensation levels, projected benefit
  obligation........................................................   3.5%       3.0%      4.0%

     The following table sets forth the defined benefit plans' funded status and amounts recognized in the Company's balance sheets at December 31, 1994 and 1995:

                                                             ASSETS EXCEED         ACCUMULATED
                                                              ACCUMULATED            BENEFITS
                                                               BENEFITS           EXCEED ASSETS
                                                           -----------------     ----------------
                     (IN MILLIONS)                          1994       1995      1994       1995
--------------------------------------------------------   ------     ------     -----     ------
Actuarial present value of benefit obligations:
  Vested benefit obligation.............................   $(27.7)    $(25.1)    $(4.2)    $ (9.4)
                                                           ======     ======     =====     ======
  Accumulated benefit obligation........................   $(31.0)    $(28.1)    $(4.3)    $(10.4)
                                                           ======     ======     =====     ======
  Projected benefit obligation..........................   $(45.8)    $(41.2)    $(4.6)    $(17.1)
Plan assets at fair value...............................     34.2       28.9       1.7        8.8
                                                           ------     ------     -----     ------
Plan assets less than projected benefit obligation......    (11.6)     (12.3)     (2.9)      (8.3)
Unrecognized net (gain) loss............................      5.9        8.0       (.2)       3.4
Unrecognized prior service cost.........................      (.2)       (.3)      1.0        1.9
                                                           ------     ------     -----     ------
Accrued pension cost recognized in the balance sheets...   $ (5.9)    $ (4.6)    $(2.1)    $ (3.0)
                                                           ======     ======     =====     ======

     As a result of the pending sale of the coal chemicals business (see Note
18), an additional cost of $.8 million has been reflected in the 1995 income statement and balance sheet due to the curtailment of the

                         ARISTECH CHEMICAL CORPORATION

5. PENSIONS AND OTHER POSTRETIREMENT BENEFITS (CONTINUED) associated pension plan. Amounts recognized due to the sale of the Polyester Group (see Note 18) were not significant.

     Plan assets are invested primarily in listed stocks and bonds.

     In addition to providing pension benefits, the Company provides certain medical and life insurance benefits to eligible retired employees. Under the terms of the benefit plans, which are unfunded, the Company reserves the right to modify or discontinue the plans.

     A transition obligation of $5.9 million existed at the date of adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company, as permitted by SFAS No. 106, has chosen to amortize this transition obligation on a straight-line basis over 20 years.

     The expense for other postretirement benefits was $1.4 million in 1993, $1.4 million in 1994, and $2.1 million in 1995. The cash payments for such benefits were $.5 million in 1993, $.6 million in 1994, and $.7 million in 1995.

     Postretirement benefit cost for 1993, 1994 and 1995 included the following components:

                            (IN MILLIONS)                               1993     1994     1995
---------------------------------------------------------------------   ----     ----     ----
Cost of benefits earned during the period............................   $.5      $.5      $.4
Interest cost on accumulated postretirement obligation...............    .6       .6      1.4
Amortization of transition obligation................................    .3       .3       .3
                                                                        ----     ----     ----
  Total..............................................................   $1.4     $1.4     $2.1
                                                                        ====     ====     ====

     For measurement purposes, the discount rates used for calculating the present value of postretirement benefit liabilities were 4.0% for 1993, 8.75% for 1994, and 7.25% for 1995, respectively.

     The following table sets forth the plans' postretirement benefit liability as of December 31, 1994 and 1995:

                              (IN MILLIONS)                                   1994       1995
--------------------------------------------------------------------------   ------     ------
Accumulated postretirement benefit obligation:
  Retirees................................................................   $ (6.2)    $ (7.3)
  Fully eligible active plan participants.................................     (3.1)      (3.6)
  Other active plan participants..........................................     (7.1)      (7.0)
                                                                             ------     ------
     Total................................................................    (16.4)     (17.9)
Unrecognized loss.........................................................       .7        1.0
Unrecognized transition obligation........................................      5.3        4.6
                                                                             ------     ------
Accrued postretirement benefit liability recognized in the balance
  sheet...................................................................   $(10.4)    $(12.3)
                                                                             ======     ======

     A health care cost trend rate starting at 8.0% and declining to 4.0% over a six-year period to the year 2002 was assumed for 1995. A 1.0% increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1995 by 6.1% and the sum of the service and interest costs in 1995 by 7.4%.

                         ARISTECH CHEMICAL CORPORATION

6. TAX PROVISION

     Provision for taxes on income is as follows:

                           (IN MILLIONS)                               1993      1994     1995
-------------------------------------------------------------------   ------     ----     -----
Current federal income taxes.......................................   $   .1     $1.1     $16.3
Current state and local income taxes...............................       --     1.5        3.3
Deferred income taxes..............................................      3.1     6.9       24.8
Benefit of net operating loss carryforwards........................    (13.0)     --         --
Statutory tax rate change..........................................      4.0      --         --
                                                                      ------     ----     -----
  Total provision (benefit)........................................   $ (5.8)    $9.5     $44.4
                                                                      ======     ====     =====

     A reconciliation of the differences between income taxes computed at the federal statutory rate of 35% to the total provision for income taxes is as follows:

                           (IN MILLIONS)                               1993      1994     1995
-------------------------------------------------------------------   ------     ----     -----
Statutory rate applied to income (loss) before tax.................   $(16.0)    $5.1     $36.6
Foreign Sales Corporation benefits & other tax credits.............      (.3)    (.5)       (.7)
Goodwill amortization..............................................      2.0     2.0        2.1
Goodwill write-off.................................................       --     2.3        5.9
State income taxes after federal income tax benefit................      (.6)     .1        1.4
Statutory tax rate change..........................................      4.0      --         --
NOL benefit limitation.............................................      4.8      --         --
Other..............................................................       .3      .5        (.9)
                                                                      ------     ----     -----
  Total provision for income taxes.................................   $ (5.8)    $9.5     $44.4
                                                                      ======     ====     =====

     The tax effect of the significant temporary differences which comprise the deferred tax assets and liabilities at December 31, 1994 and 1995 follows:

                              (IN MILLIONS)                                   1994       1995
--------------------------------------------------------------------------   ------     ------
Deferred tax assets:
  Deferred compensation...................................................   $ 22.3     $   --
  Interest expense........................................................     10.9         --
  Accruals different than payments........................................     14.4       16.5
  Net operating loss......................................................     19.5         --
  Other tax credit carryforwards..........................................     10.2       10.6
  Other...................................................................       .1         .1
                                                                             ------     ------
  Gross deferred tax assets...............................................     77.4       27.2
                                                                             ------     ------
Deferred tax liabilities:
  Property................................................................    221.9      197.0
  Losses from equity investee.............................................     (4.0)      (4.3)
  Accrual different than payments.........................................       --        2.3
  Other...................................................................      2.0        1.2
                                                                             ------     ------
  Gross deferred tax liabilities..........................................    219.9      196.2
                                                                             ------     ------
  Net deferred tax liabilities............................................   $142.5     $169.0
                                                                             ======     ======

     During 1994, the Company settled an IRS examination relating to audit years which preceded the acquisition of Aristech on March 7, 1990. Also, during 1995, the Company changed its best estimate of the ultimate settlement for an IRS examination relating to other audit years preceding the acquisition. Since this acquisition was accounted for as a purchase business combination, the Company followed the accounting in

                         ARISTECH CHEMICAL CORPORATION

6. TAX PROVISION (CONTINUED)
Emerging Issues Task Force ("EITF") Abstract No. 93-7, "Uncertainties Related to Income Taxes in a Purchase Business Combination." As a result, the excess cost over assets acquired account was increased by $2.8 million and $1.7 million during 1994 and 1995, respectively.

7. INVENTORIES

                              (IN MILLIONS)                                   1994       1995
--------------------------------------------------------------------------   ------     ------
Raw materials.............................................................   $ 32.7     $ 28.8
Finished products.........................................................     50.6       61.5
Supplies and sundry items.................................................     16.8       15.7
                                                                             ------     ------
  Total Inventory.........................................................    100.1      106.0
Less inventory held for sale..............................................     14.4        4.9
                                                                             ------     ------
  Net Inventory...........................................................   $ 85.7     $101.1
                                                                             ======     ======

     The current cost of inventories at December 31, 1994 and 1995 was $101.0 million and $98.5 million, respectively.

     The Company had LIFO liquidations resulting in an increase in cost of sales of $.2 million in 1993, a decrease in cost of sales of $2.6 million in 1994, and an increase in cost of sales of $.1 million in 1995.

8. PROPERTY, PLANT AND EQUIPMENT

                              (IN MILLIONS)                                   1994       1995
--------------------------------------------------------------------------   ------     ------
Land......................................................................   $ 13.2     $ 13.5
Buildings.................................................................     42.4       37.1
Machinery and equipment...................................................    820.3      794.2
                                                                             ------     ------
  Total property, plant and equipment.....................................    875.9      844.8
  Less accumulated depreciation...........................................    196.7      214.3
  Less net property, plant and equipment held for sale....................     55.6       28.2
                                                                             ------     ------
  Net property, plant and equipment.......................................   $623.6     $602.3
                                                                             ======     ======

9. EQUITY INVESTMENT

     On December 15, 1987, the Company acquired for $5.0 million a 50% interest in Avonite, Inc. ("Avonite") of Belen, New Mexico, a producer and marketer of premium unsaturated polyester sheet. The investment is accounted for under the equity method. As of December 31, 1994 and 1995, the Company had made loans to Avonite totaling $8.8 million for working capital and construction of a new production facility completed in 1989. Interest receivable relating to the loans at December 31, 1994 and 1995 was $4.9 million and $5.9 million, respectively. The Company also guaranteed an Industrial Revenue Bond obtained by Avonite for construction of the new production facility. The outstanding balance of the bond at December 31, 1994 and 1995 was $.7 million for each year. In the ordinary course of business, the Company sells products to Avonite. The outstanding receivable balance relating to these sales at December 31, 1994 and 1995 was $2.6 million for each year.

10. LEASE COMMITMENTS

     The Company has operating leases primarily for buildings, railway equipment, data processing and automotive equipment. Capital leases are immaterial.

                         ARISTECH CHEMICAL CORPORATION

10. LEASE COMMITMENTS (CONTINUED)
     Minimum annual rentals for operating leases with initial or remaining lease terms in excess of one year were as follows at December 31, 1995:

                                    (IN MILLIONS)
                -----------------------------------------------------
                  1996...............................................   $12.8
                  1997...............................................    12.0
                  1998...............................................     8.9
                  1999...............................................     6.8
                  2000...............................................     5.6
                  Later years........................................     7.3
                                                                        -----
                Total minimum lease payments.........................   $53.4
                                                                        =====

     Operating lease rental expense for 1993 was $13.0 million, $12.0 million for 1994, and $11.0 million for 1995.

11. LONG-TERM DEBT

                                                                   INTEREST
                   (IN MILLIONS)                     MATURITY        RATES       1994       1995
---------------------------------------------------  ---------     ---------    ------     ------
Term Loan--MC......................................    2002        Variable     $203.0     $203.0
Term Loan--MIC.....................................    1997        Variable      100.0      100.0
Revolving Loan--MIC................................    1997        Variable       26.0       65.0
Bank Term Loans....................................    1995        Variable      156.0         --
Subordinated PIK Debentures........................  2005-2007        10%        222.8      204.0
Capital lease obligations..........................  1996-1998                      .1         .2
                                                                                ------     ------
  Total............................................                             $707.9     $572.2
                                                                                ======     ======

     On August 1, 1994, the Company refinanced the prior $825.0 million Credit Agreement dated April 18, 1990 through a combination of permanent and temporary financing. The permanent financing was provided by MC in the form of a $203.0 million Term Loan due July 31, 2002. The agreement governing this financing provides for interest on outstanding borrowings at a variable rate based on the London Interbank Offered Rate (LIBOR), plus 1.375%. The temporary financing, which was guaranteed by MC, was arranged through MIC and three commercial banks. The MIC financing was provided in the form of a $100 million Term Loan and a Revolving Loan with a maximum commitment of $100.0 million, with both facilities maturing March 31, 1995. The commercial bank financing was provided in the form of three Term Loans totaling $156.0 million and a Revolving Loan with a maximum commitment of $20 million, all maturing on March 31, 1995.

     Due to this refinancing, the unamortized portion of deferred finance charges related to the Credit Agreement of $8.3 million was recognized as a loss. This amount, net of the related income tax benefit of $3.2 million, is presented as an extraordinary loss in the 1994 consolidated statement of income.

     Effective January 4, 1995, the commercial bank financing was repaid in its entirety by increasing the commitment amount of the MIC Revolving Loan to $250.0 million and by replacing the previous $20.0 million committed Revolving Loan with a $20.0 million discretionary line of credit available through two commercial banks. The original maturity of the MIC financing scheduled for March 31, 1995, has been extended annually and is currently due on March 31, 1997. This financing is renewable upon mutual consent of the parties. The increase in financing through MIC is also guaranteed by MC. Due to the subsequent refinancings, the MIC loans and the bank Term Loans are presented as long-term debt on the December 31, 1994 consolidated balance sheet. Likewise, the MIC loans are presented as long-term debt on the December 31, 1995 consolidated balance sheet.

                         ARISTECH CHEMICAL CORPORATION

11. LONG-TERM DEBT (CONTINUED)
     The discretionary line of credit expires January 3, 1997. The interest charged on the outstanding balance is based upon a mutually agreed upon rate. This rate was 6.1% at December 31, 1995 and the outstanding balance at that date was $8.7 million.

     During 1992, the Company hedged some of its exposure to upward movements in interest rates by entering into interest rate swap arrangements on $250 million of debt by fixing the effective rate of interest at approximately 7.4%. These swaps consisted of varying maturity dates ranging from January 1994 to July 1995. As of December 31, 1994, $200 million in swap arrangements remained outstanding. There are no swap arrangements outstanding as of December 31, 1995.

     On March 7, 1990, the Company issued $80.0 million in 10% Series A Convertible Subordinated Payment-In-Kind ("PIK") Debentures to MC and MIC. An additional $64.0 million of PIK debentures was issued to the Minority Owners on November 27, 1990. Interest on these debentures was paid from issue date to March 1, 1995, in the form of additional debentures bearing the same terms as the original issue. Additional issues of debentures in lieu of cash payments for interest were $19.0 million in 1993, $20.9 million in 1994 and $5.7 million in 1995. Commencing with the June 1, 1995, payment date, interest is payable at Aristech's option, either in cash or Series B (non-convertible) PIK debentures. From June 1, 1995, to December 1, 1995, Aristech elected to pay interest in cash. Total cash interest payments for 1995 were $15.3 million. On March 23, 1995, the Company redeemed all of the debentures held by MGCC for $24.5 million.

     The PIK debentures are convertible at the option of the holder(s) into 28% of the Fully Diluted Common Stock of the Company as defined in the Debenture Certificate. The conversion rights are exercisable upon the first to occur of March 1, 1995, Change in Control (as defined in the Debenture Certificate), or the closing of an initial public offering of the Company's common stock. To date, no conversion rights have been exercised.

     It is not practical to estimate the fair value of the PIK debentures. The instrument is carried at its face amount plus accrued interest. The debt is not traded and the cost is prohibitive to have a valuation of the Company performed in order to establish the fair value of the conversion feature.

     Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates carrying value.

     The Company has agreed to pay MC a guarantee fee of 2% annually on the outstanding principal balance of the Guaranteed Subordinated Term Loan (which was repaid in entirety on August 1, 1994) and 1.125% annually on all subsequent financings (other than that directly provided by MC) in consideration for their guarantee of payment of the Company's obligation on these loans. Effective January 4, 1995, the annual guarantee fee was revised to .60% calculated on a daily basis on the outstanding principal balance of the MIC Term Loan and Revolving Loan and the discretionary line of credit with the commercial banks. The guarantee fee expense for 1993 was $3.6 million, $4.3 million for 1994, and $2.2 million for 1995.

     Of the $572.2 million in debt outstanding as of December 31, 1995, $165.0 million is scheduled to mature during 1997. No other repayments are due within the next five years.

12. OTHER ITEMS

                           (IN MILLIONS)                               1993      1994      1995
--------------------------------------------------------------------   -----     -----     -----
Operating costs include:
  Maintenance and repairs of plant and equipment....................   $28.3     $28.3     $31.8
  Research and development..........................................   $12.5     $13.1     $11.9

                         ARISTECH CHEMICAL CORPORATION

13. EQUITY

     The Subscription and Stockholders Agreement ("Stockholders Agreement"), dated January 31, 1990, among MC, MIC, Blackstone Capital Partners L.P., Blackstone Family Investment Partnership L.P., Holdings, Middle, Acquisition and certain management investors provided for the initial capitalization of Holdings. Under the Stockholders Agreement, management investors acquired from Holdings 1,250 shares of common stock ("Acquired Shares") in return for shares of Aristech common stock and cash with a combined total value of $12.5 million. MC and MIC together acquired from Holdings 7,500 shares of common stock for $84.7 million and the Blackstone partnerships together acquired from Holdings 250 shares of common stock for $2.8 million. In addition, management investors received, at no cost, 850 shares of Holding's common stock ("Restricted Shares"). The Restricted Shares are subject to vesting and forfeiture as provided by the Stockholders Agreement.

     As defined in the Stockholders Agreement, after March 7, 1995, or upon the occurrence of certain events, the shares held by management investors and the Blackstone partnerships may be put by the holder or called by the Company. On January 4, 1993, the Stockholders Agreement was amended to establish an Assigned Value Per Share ("Fixed Price") of $30,431 per share of common stock. Therefore, such shares have been presented at the Fixed Price and recorded in the temporary equity section of the 1994 consolidated balance sheet.

     On March 23, 1995, the Company exercised its call option with respect to 2,245 shares of common stock held by the management investors and the Blackstone partnerships at the Fixed Price, in addition to options on 200 shares granted to the management investors by the Performance Option Plan ("POP")(see Note 15). The shares and options were purchased using proceeds obtained from issuing 2,550 shares of common stock to MC and MIC at the Fixed Price.

     Deferred compensation was recognized for the Fixed Price of the Restricted Shares and for the difference between the Fixed Price of the Acquired Shares and the amount paid by management investors for such shares. The deferred compensation attributable to Restricted Shares was amortized to expense over the restriction period beginning on March 8, 1990 and ending on March 23, 1995.

14. REDEEMABLE PREFERRED STOCK

     The redeemable Series A Convertible PIK Preferred Stock ("Series"), of which 1,000,000 shares are authorized, has a liquidation value of $100 per share plus all accumulated and unpaid dividends to the date of final distribution. No other stock shall rank senior to this Series upon liquidation. Dividends are payable quarterly at the rate of 10% per annum. Prior to June 1, 1995, dividends were paid in additional shares of this Series (the payment-in-kind feature) rather than in cash. Specifically, each quarter, holders received .025 shares of this Series for each share held. Additional shares issued in lieu of cash dividends were $4.7 million in 1993, $5.2 million in 1994, and $1.5 million in 1995. Shares issued as a dividend carry the same liquidation rights and preferences as the originally issued preferred stock in this Series. All dividends payable on or after June 1, 1995 are to be paid in cash. Total cash dividends for 1995 were $3.8 million. This Series is convertible at the option of the holder(s) into 7% of the Fully-Diluted Common Stock of the Company as defined in the Certificate of Designation for this issuance. The conversion rights are exercisable upon the first to occur of March 1, 1995, a Change in Control (as defined in the Certificate of Designation), or the closing of an initial public offering of the Company's common stock. To date, no conversion rights have been exercised. The shares are also subject to redemption at the Company's option after March 1, 1995. Such redemptions would be at the liquidation value plus accrued and unpaid dividends. On March 23, 1995, the Company redeemed all of the shares held by MGCC for $6.1 million. From March 1, 2005 through March 1, 2007, each holder of this Series may require the Company to redeem any or all shares held by the holder at a price equal to the liquidation value plus accrued and unpaid dividends.

                         ARISTECH CHEMICAL CORPORATION

14. REDEEMABLE PREFERRED STOCK (CONTINUED)
     It is not practical to estimate the fair value of this Series. The instrument is carried at its face amount plus accrued dividends. The preferred stock is not traded and the cost is prohibitive to have a valuation of the Company performed in order to establish the fair value of the conversion feature.

15. PERFORMANCE STOCK OPTION PLAN, PERFORMANCE OPTION PLAN AND EMPLOYMENT COMPENSATION AGREEMENTS

     The Performance Stock Option Plan was replaced by the POP in 1992 and, on January 4, 1993, the Stockholders Agreement was amended to terminate the POP and the Company entered into an Employment Compensation Agreement with each participant. This agreement provided for the payment of a fixed cash settlement amount to each participant. The payment of the settlement took place on January 3, 1995, amounting to $27.0 million. Amounts recorded to expense for this liability were $9.3 million in 1993 and $10.1 million in 1994.

16. OTHER RELATED PARTY TRANSACTIONS

     The Company had sales of $39.8 million for 1993, $52.6 million for 1994, and $83.4 million for 1995 to MIC and MGCC associated with shipments of chemical products. Accounts receivable due from MIC were $6.1 million and $9.7 million at December 31, 1994 and 1995, respectively. Accounts receivable due from MGCC were $.7 million and $.9 million at December 31, 1994 and 1995, respectively. The Company purchased chemical products from MIC and MGCC in the amount of $9.5 million in 1993, $15.7 million in 1994, and $27.2 million in 1995. Accounts payable due to MIC were $.3 million and $.5 million at December 31, 1994 and 1995, respectively.

17. COMMITMENTS AND CONTINGENCIES

     Contract commitments for capital expenditures for property, plant and equipment totaled $10.2 million and $12.7 million at December 31, 1994 and 1995, respectively.

     The Company has agreed to indemnify USX Corporation ("USX") against certain claims or liabilities which USX may incur relating to USX's prior ownership and operation of the facilities transferred to the Company in 1986, including liabilities under laws relating to the protection of the environment and the workplace. Such liabilities have been provided for in the financial statements. USX has retained responsibility for environmental liabilities relating to occurrences at the Company's operating facilities located in Clairton, Pennsylvania during USX's ownership. The Company has agreed to share in certain costs relating to this site providing the Company's share does not exceed $500,000.

     As of December 31, 1994 and 1995, the Company had outstanding irrevocable standby letters of credit in the amount of $16.8 million and $16.0 million, respectively, primarily in connection with environmental matters.

     Phillips Petroleum filed suit against the Company in November 1987, alleging that the Company had infringed Phillips' patents relating to copolymer produced at the LaPorte, Texas plant. A Special Master appointed by the court to hear cross motions for summary judgment recommended in September 1991 that the Phillips' motion be denied and the Company's motion for summary judgment be granted. Exceptions have been filed by Phillips seeking disqualification of the Special Master and rejection of his recommendations. On October 6, 1993, the court denied Phillips' request for disqualification, but has taken no action on the motion filed by Phillips for rejection of the Special Master's recommendation.

     The Company is subject to pervasive environmental laws and regulations concerning the production, handling, storage, transportation, emission, and disposal of waste materials and is also subject to other federal and state laws and regulations regarding health and safety matters. These laws and regulations are constantly

                         ARISTECH CHEMICAL CORPORATION

17. COMMITMENTS AND CONTINGENCIES (CONTINUED) evolving, and it is impossible to predict accurately the effect these laws and regulations will have on the Company in the future.

     The Company is also the subject of, or party to, a number of other pending or threatened legal actions involving a variety of matters. In the opinion of management, any ultimate liability arising from these contingencies, to the extent not otherwise provided for, should not have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

18. ASSETS HELD FOR SALE

     In November 1994, the Company announced that a letter of intent had been signed with Ashland Inc. for the purchase of the Company's unsaturated polyester resin, polyester distribution and maleic anhydride businesses (the "Polyester Group"). The sale was completed in April, 1995 for $91.9 million. Losses of $6.2 million in 1994 and $3.5 million in 1995 were recorded primarily due to the write-off of excess cost over assets acquired, anticipated severance costs and less than projected operating income of the Polyester Group through April 1995. The net sales and operating income of the Polyester Group, excluding certain corporate charges, for 1993 and 1994 were as follows:

                              (IN MILLIONS)                           1993       1994
        ----------------------------------------------------------   ------     ------
        Net sales.................................................   $123.6     $135.3
        Operating income..........................................      2.9        3.9

     The assets purchased by Ashland Inc. totaled $94.2 million at December 31, 1994 and are reflected on the 1994 consolidated balance sheet as "Net assets held for sale". Such assets included accounts receivable of $22.4 million, inventory of $14.4 million and net property, plant and equipment of $55.6 million.

     In November 1995, the Company announced that a letter of intent had been signed with Koppers Industries, Inc. for the purchase of the Company's coal chemicals business. A loss of $7.9 million is included in the 1995 loss on sale of assets as a result of the pending sale, primarily due to the write-off of excess cost over assets acquired.

     The net sales and operating income of coal chemicals, excluding certain corporate charges, for 1993, 1994, and 1995 were as follows:

                           (IN MILLIONS)                       1993      1994      1995
        ----------------------------------------------------   -----     -----     -----
        Net sales...........................................   $66.0     $69.1     $76.0
        Operating income....................................   $10.8     $ 9.1     $10.3

     The net assets to be purchased by Koppers Industries, Inc. totaling $42.3 million at December 31, 1995 are reflected on the consolidated balance sheet as "Net assets held for sale" and include accounts receivable of $10.3 million, inventory of $4.9 million, net property, plant and equipment of $28.2 million and accounts payable of $9.0 million.

19. SUBSEQUENT EVENTS

     In March 1996, the maturity date of the MIC financing (see Note 10) was extended to March 31, 1997.

     On February 22, 1996, a cash dividend of $1,990 per share was declared to holders of record of the Company's common stock as of that date and paid in June 1996.

     In March 1996, the Company settled certain issues relating to prior years with the IRS. The 1995 consolidated balance sheet has been adjusted to reflect these amounts.

                         ARISTECH CHEMICAL CORPORATION

19. SUBSEQUENT EVENTS (CONTINUED)
     On March 31, 1996 the Company completed the sale of the coal chemicals business to Koppers Industries, Inc.

     On July 1, 1996, the Company acquired an additional 10% of the outstanding common stock of Avonite in exchange for cancellation of $1 million of loans the Company had previously made to Avonite. As a result, Avonite became a consolidated subsidiary of the Company.

     On September 30, 1996, all of the PIK debentures and all outstanding shares of Series preferred stock were converted or redeemed. As a result, the Company issued 4,858 shares of common stock and paid cash of $30.5 million. As a result of the transaction, common stock ownership consists of MC, 11,589 shares; Mitsubishi Chemical Corporation, 2,200 shares; MIC, 678 shares; and Mitsubishi Rayon Co., Ltd., 441 shares.

     On November 19, 1996, the district court entered an order that granted the Company's motion for summary judgment in the Phillips litigation described in
Note 17. The order is subject to appeal.

                         ARISTECH CHEMICAL CORPORATION

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                             (DOLLARS IN MILLIONS)

                                                                           NINE MONTHS ENDING
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                                         1996
                                                                            1995          -
                                                                           ------
Sales...................................................................   $786.7       $691.6
Operating Costs:
  Cost of sales.........................................................    579.4        536.0
  Selling, general and administrative expenses..........................     32.0         35.2
  Depreciation and amortization.........................................     36.2         35.6
                                                                           ------       ------
     Total Operating Costs..............................................    647.6        606.8
                                                                           ------       ------
Operating Income........................................................    139.1         84.8
Loss on Disposal of Assets..............................................     (8.5)        (8.8)
Other Expense...........................................................      (.9)         (.7)
Interest Income.........................................................      1.6           .7
Interest Expense........................................................    (38.1)       (32.3)
                                                                           ------       ------
Income Before Taxes on Income...........................................     93.2         43.7
Provision for Taxes on Income...........................................     40.2         19.7
                                                                           ------       ------
Income Before Minority Interest.........................................     53.0         24.0
                                                                           ------       ------
Minority Interest in Subsidiary.........................................       --           .1
                                                                           ------       ------
Net Income..............................................................   $ 53.0       $ 24.1
                                                                           ======       ======
Related party transactions:
Sales...................................................................   $ 56.6       $ 59.7
Interest Expense........................................................   $ 38.7       $ 31.1

   The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                             (DOLLARS IN MILLIONS)

                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                      1995           1996
                                                                  ------------   -------------
ASSETS
Current Assets:
  Cash and equivalents.........................................     $     .4       $     1.2
  Short term investments.......................................         17.0              --
  Receivables (less allowance for doubtful accounts of $.6)....        121.3           124.1
  Inventories..................................................        101.1           102.7
  Net assets held for sale.....................................         42.3              --
  Deferred income taxes........................................          8.7             8.7
  Other current assets.........................................          5.0             1.0
                                                                    --------       ---------
     Total Current Assets......................................        295.8           237.7
Property, plant and equipment, net of accumulated
  depreciation.................................................        602.3           596.1
Excess cost over assets acquired...............................        174.6           174.1
Other assets...................................................         17.3             9.6
                                                                    --------       ---------
     Total Assets..............................................     $1,090.0       $ 1,017.5
                                                                    ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other current liabilities...............     $   91.9       $    86.6
  Payroll and benefits payable.................................         11.9            13.9
  Accrued taxes................................................          8.4             5.5
  Short-term borrowing.........................................          8.7             5.0
  Long-term debt due within one year...........................           --           100.1
                                                                    --------       ---------
     Total Current Liabilities.................................        120.9           211.1
Long-term debt--related parties................................        572.0           237.0
Long-term debt--other..........................................           .2            14.0
Deferred income taxes..........................................        177.7           179.0
Other liabilities..............................................         34.5            32.6
Commitments and contingencies..................................           --              --
                                                                    --------       ---------
     Total liabilities.........................................        905.3           673.7
                                                                    --------       ---------
Redeemable preferred stock, series A, convertible (no par,
  1,000,000 shares authorized, 509,983 shares issued at
  December 31, 1995)...........................................         51.0              --
Common stock ($.01 par value, 20,000 shares authorized, 10,050 shares issued at December 31, 1995 and 14,908 shares issued
  at September 30, 1996).......................................           --              --
Additional paid-in capital.....................................        154.5           378.8
Retained deficit...............................................        (20.8)          (35.0)
                                                                    --------       ---------
     Total Stockholders' Equity................................        133.7           343.8
                                                                    --------       ---------
     Total Liabilities and Equity..............................     $1,090.0       $ 1,017.5
                                                                    ========       =========

   The accompanying notes are an integral part of these financial statements.

                         ARISTECH CHEMICAL CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN MILLIONS)

                                                                          NINE MONTHS ENDING
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                          1995          1996
                                                                         -------       -------
Cash Flows From Operating Activities:
  Net Income..........................................................   $  53.0       $  24.1
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation.....................................................      32.6          31.7
     Amortization of excess cost over assets acquired.................       4.0           3.9
     Amortization of merger expenses..................................       1.5           1.5
     Amortization of deferred compensation............................        .9            --
     Amortization of anti-dilution option liabilities.................        .4            --
     Deferred income taxes............................................      16.1           1.3
     Loss on disposal of assets.......................................       4.3           8.8
     Loss from equity investee........................................        .9            .5
     Change in assets and liabilities net of effects from purchase of
      Avonite:
       Increase in accounts receivable................................      (4.2)         (2.9)
       Decrease (increase) in inventories.............................     (20.4)          1.4
       Decrease in accounts payable and other current liabilities.....     (64.1)         (7.4)
     Payment-in-kind debenture interest expense.......................       5.7            --
     All other........................................................       2.7           (.6)
                                                                         -------       -------
  Net Cash Provided by Operating Activities...........................      33.4          62.3
Cash Flows From Investing Activities:
  Capital expenditures................................................     (38.3)        (28.6)
  Cash received on disposal of assets.................................      91.9          39.0
  Maturation of short-term investment.................................        --          17.0
  Cash acquired, purchase of Avonite..................................        --            .7
                                                                         -------       -------
  Net Cash Provided by Investing Activities...........................      53.6          28.1
Cash Flows From Financing Activities:
  Short-term debt increase (decrease).................................      12.6          (3.7)
  Repayment of long-term debt.........................................    (156.0)       (103.0)
  Proceeds from issuance of long-term debt............................      60.0          72.0
  Dividends paid......................................................      (2.4)        (24.2)
  Payments for purchase of treasury stock.............................     (68.3)           --
  Redemption of preferred stock.......................................      (6.1)         (6.2)
  Redemption of PIK debentures........................................     (24.5)        (24.5)
  Issuance of common stock............................................      77.5            --
                                                                         -------       -------
  Net Cash Used in Financing Activities...............................    (107.2)        (89.6)
Net Increase (Decrease) in Cash and Equivalents.......................     (20.2)           .8
Cash and equivalents, beginning of period.............................      28.7            .4
                                                                         -------       -------
Cash and equivalents, end of period...................................   $   8.5       $   1.2
                                                                         =======       =======
Supplemental disclosure of cash flow information:
  Cash Paid during period for:
     Interest.........................................................   $  34.3       $  32.6
     Income taxes.....................................................   $  19.2       $  21.7

Non-cash financing activities include the conversion of debentures of $179.5 million and Redeemable Series A Convertible PIK Preferred Stock of $44.8 million for common stock totaling $224.3 million.

   The accompanying notes are an integral part of these financial statements.

            SELECTED NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
        NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995 AND
                               DECEMBER 31, 1995

 1. In the opinion of management, the unaudited financial information for the nine months ended September 30, 1996 and September 30, 1995, reflects all adjustments necessary to fairly state the results of operations and the changes in financial position for such interim periods. Such adjustments are of a normal recurring nature.

    The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 2. In March 1995, the Company purchased all the outstanding shares held by the Blackstone partnerships, and all the outstanding shares and options held by Aristech senior management. At the same time, 2,550 shares were issued to MC and MIC. The purchased shares, as well as shares previously held as Treasury Stock, were retired. In April 1995, MC acquired all the shares held by MGCC. The allocation of the 14,908 shares of common stock currently outstanding is as follows:

           Mitsubishi Corporation............................................   77.7%
           Mitsubishi International Corporation..............................    4.5%
           Mitsubishi Chemical Corporation...................................   14.8%
           Mitsubishi Rayon Company, Ltd.....................................    3.0%

 3. Inventories are comprised of the following:

                                                                    DECEMBER 31   SEPTEMBER 30
                        (DOLLARS IN MILLIONS)                          1995           1996
    -------------------------------------------------------------   -----------   ------------
    Raw materials................................................     $  28.8        $ 25.7
    Finished products............................................        61.5          56.5
    Supplies and sundry items....................................        15.7          20.5
                                                                    -----------   ------------
      Total Inventory............................................       106.0         102.7
    Less inventory held for sale.................................         4.9           0.0
                                                                    -----------   ------------
    Net Inventory................................................     $ 101.1        $102.7
                                                                    ============  ============

    Inventory at current cost was $98.5 million and $93.7 million at December 31, 1995 and September 30, 1996 respectively.

 4. The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Adoption did not have a material effect on financial position and results of operations.

 5. Other expense for the first nine months of 1996 included a loss provision of $3.6 million relating to the sale of the Company's coal chemicals business, and writeoffs of obsolete equipment and facilities totaling $5.2 million. Other expense for the first nine months of 1995 included a loss provision of $3.7 million relating to the sale of the Company's unsaturated polyester resin, distribution, and maleic anhydride businesses and writeoffs of obsolete equipment and facilities totaling $4.8 million.

 6. The provision for U.S. income taxes is based upon tax rates and amounts which recognize management's best estimate of annual financial and taxable income.

 7. On September 30, 1996, three holders of the PIK debentures and Series preferred stock exercised their option to convert their debentures and preferred shares into Common Stock of the Company. Mitsubishi Corporation, Mitsubishi International Corporation, and Mitsubishi Chemical Corporation converted PIK Debentures of $127.6 million, $3.3 million and $48.7 million, respectively, into 2,763 common shares, 70 common shares and 1,055 common shares, respectively, and converted preferred stock of $31.9 million,

$818 thousand and $12.2 million, respectively, into 690 common shares, 17 common shares and 263 common shares, respectively. On September 30, 1996, the Company exercised its right to redeem the PIK debentures and Series preferred stock held by Mitsubishi Rayon Company, Ltd. for $24.4 million and $6.1 million, respectively.


    On February 22, 1996, a cash dividend of $1,990 per share was declared to holders of record of the Company's common stock as of that date and paid in June 1996.



    Changes in stockholders' equity from December 31, 1995 to September 30, 1996 were as follows:



                                                COMMON STOCK
                                            ---------------------    ADDITIONAL
                                             NUMBER      TREASURY     PAID-IN      TREASURY    RETAINED
                                            OF SHARES     SHARES      CAPITAL       STOCK      EARNINGS
                                            ---------    --------    ----------    --------    --------
      Balance--December 31, 1995.........     10,050         --        $154.5        $ --       $(20.8)
      Dividend on Series A Convertible
        Preferred Stock..................         --         --            --          --         (4.2)
      Dividends declared--Common Stock...         --         --            --          --        (20.0)
      Conversion of PIK Debentures into
        Common Stock.....................      3,888         --         179.5          --           --
      Conversion of PIK Preferred Stock
        into Common Stock................        970         --          44.8          --           --
      Acquisition of Equity Interest in
        Avonite..........................         --         --            --          --        (14.1)
      Net Income--September, 1996........         --         --            --          --         24.1
                                            ---------    --------    ----------    --------    --------
      Balance--September 30, 1996........     14,908         --        $378.8        $ --       $(35.0)
                                            ========     ========    =========     ========    ========



 8. On January 3, 1995, the Company paid $27.0 million in full settlement of incentive and stock option plans granted to key management.



 9. On July 1, 1996, the Company acquired an additional 10% of the outstanding common stock of Avonite in exchange for cancellation of $1.0 million in debt owed by Avonite to the Company. As a result, Avonite became a consolidated subsidiary of the Company. Previously, the Company accounted for Avonite using the equity method of accounting. On July 1, 1996, the balance sheet of Avonite included the following:


            Current assets..................................................  $  7.2
            Noncurrent assets...............................................     2.0
                                                                              ------
                      Total assets..........................................  $  9.2
                                                                              ======
            Current liabilities.............................................  $  2.6
            Noncurrent liabilities..........................................    30.1
            Common stock and paid-in capital................................     5.2
            Retained deficit................................................   (28.7)
                                                                              ------
                      Total liabilities and equity..........................  $  9.2
                                                                              ======

    The Company had recognized a deferred tax benefit related to its cumulative equity losses in Avonite. Subsequent to the July 1, 1996 consolidation of Avonite the deferred tax benefit was reversed pending satisfaction of the recognition criteria of SFAS No. 109 "Accounting for Income Taxes" related to net operating losses.


10. On October 31, 1996, the Company entered into an interest rate hedging contract with a commercial bank that effectively fixed at 6.404% the treasury rate component of the all-in interest cost (treasury rate component plus credit margin) to the Company of $150.0 million in principal amount of notes due 2006. The Company settled the interest rate hedging contract at a cost of approximately $2.5 milion on November 22, 1996.

                   PRO FORMA CONDENSED FINANCIAL INFORMATION

                                  (UNAUDITED)

     The following tables set forth pro forma condensed financial information of the Company. The information in these tables should be read in conjunction with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Prospectus, the Consolidated Financial Statements and notes thereto and the Interim Financial Statements and notes thereto.

     The historical information set forth below was derived from the Consolidated Financial Statements and the notes thereto and the unaudited Interim Financial Statements and the notes thereto. The unaudited Interim Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of management, reflect all adjustments necessary to fairly state results of operations and cash flows for such interim periods. Such adjustments are of a normal recurring nature. Results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full year.

     The unaudited pro forma condensed financial information set forth below gives effect to (i) the sale of $150.0 million aggregate principal amount of 6 7/8% notes due 2006 (the "Old Notes"), plus an incremental interest cost of 0.34% due to the amortization of the debt discount on the Notes and the cost to settle the interest rate hedging contract entered into on October 31, 1996, and the application of the net proceeds from the sale of the Old Notes as described under "Use of Proceeds" in the Prospectus and (ii) the implementation of a new discretionary working capital facility and the application of borrowings thereunder. The Pro Forma Condensed Statement of Income also reflects the conversion of $179.6 million of 10% Series A Convertible Subordinated Payment-in-Kind Debentures due March 1, 2007 ("Payment-in-Kind Debentures") to common equity of the Company, and the redemption of $24.4 million of Payment-in-Kind Debentures, as if each had occurred on January 1, 1995. The unaudited pro forma condensed financial information presented is not necessarily indicative of actual results that would have been achieved had the aforementioned transactions been completed on the dates assumed and does not purport to project the Company's financial position at any future date or its results of operations for any future period.

                    PRO FORMA CONDENSED STATEMENT OF INCOME

                                  (UNAUDITED)

                                                                                      NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31, 1995               SEPTEMBER 30, 1996
                                        ----------------------------------    ----------------------------------
        (DOLLARS IN MILLIONS)           HISTORICAL  ADJUSTMENTS  PRO FORMA    HISTORICAL  ADJUSTMENTS  PRO FORMA
-------------------------------------   ----------  -----------  ---------    ----------  -----------  ---------
SALES................................    $1,023.3     $    --    $1,023.3      $  691.6     $    --    $  691.6
OPERATING COSTS:
  Cost of sales......................       758.9          --       758.9         536.0          --       536.0
  Selling, general and administrative
    expenses.........................        43.6          --        43.6          35.2          --        35.2
  Depreciation and amortization......        48.4          --        48.4          35.6          --        35.6
                                         --------     -------    --------      --------     -------    --------
    Total operating costs............       850.9          --       850.9         606.8          --       606.8
                                         --------     -------    --------      --------     -------    --------
OPERATING INCOME (excludes items
  shown below).......................       172.4          --       172.4          84.8          --        84.8
Other income (expense)...............       (20.1)         --       (20.1)         (9.5)         --        (9.5)
Interest expense-net.................       (47.7)       17.0       (30.7)        (31.6)       11.8       (19.8)
                                         --------     -------    --------      --------     -------    --------
TOTAL INCOME BEFORE TAXES ON
  INCOME.............................       104.6        17.0       121.6          43.7        11.8        55.5
Less provision for estimated
  income taxes.......................        44.4         7.2        51.6          19.7         5.3        25.0
                                         --------     -------    --------      --------     -------    --------
Net Income Before Minority
  Interest...........................        60.2         9.8        70.0          24.0         6.5        30.5
                                         --------     -------    --------      --------     -------    --------
Minority Interest....................          --          --          --           0.1          --         0.1
                                         --------     -------    --------      --------     -------    --------
NET INCOME...........................    $   60.2     $   9.8    $   70.0      $   24.1     $   6.5    $   30.6
                                         ========     =======    ========      ========     =======    ========

    The accompanying notes are an integral part of these pro forma financial statements.

                       PRO FORMA CONDENSED BALANCE SHEET

                                  (UNAUDITED)

                                                                   AS OF SEPTEMBER 30, 1996
                                                            --------------------------------------
                  (DOLLARS IN MILLIONS)                     HISTORICAL    ADJUSTMENTS    PRO FORMA
---------------------------------------------------------   ----------    -----------    ---------
ASSETS
Current Assets:
  Cash...................................................    $    1.2       $  (1.2)     $    0.0
  Receivables (less allowance for doubtful accounts of
     $0.6)...............................................       124.1            --         124.1
  Inventories............................................       102.7            --         102.7
  Other current assets...................................         9.7            --           9.7
                                                             --------       -------      --------
  Total current assets...................................       237.7          (1.2)        236.5
Property, plant and equipment, net of accumulated
  depreciation...........................................       596.1            --         596.1
Goodwill.................................................       174.1            --         174.1
Other assets.............................................         9.6           1.5          11.1
                                                             --------       -------      --------
     Total assets........................................    $1,017.5       $    .3      $1,017.8
                                                             ========       =======      ========
LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable, including payroll and benefits
     payable.............................................    $  100.5       $    .3      $  100.8
  Accrued taxes and interest.............................         5.5            --           5.5
  Short-term debt and long-term debt due within one
     year................................................       105.1         (65.0)         40.1
                                                             --------       -------      --------
     Total current liabilities...........................       211.1         (64.7)        146.4
Long-term debt...........................................       251.0          65.0         316.0
Deferred income taxes....................................       179.0            --         179.0
Other liabilities........................................        32.6                        32.6
                                                             --------       -------      --------
     Total liabilities...................................       673.7            .3         674.0
Equity:
  Common shareholders' equity............................       378.8            --         378.8
  Retained deficit.......................................       (35.0)           --         (35.0)
                                                             --------       -------      --------
     Total shareholders' equity..........................       343.8            --         343.8
                                                             --------       -------      --------
     Total liabilities and equity........................    $1,017.5       $    .3      $1,017.8
                                                             ========       =======      ========

    The accompanying notes are an integral part of these pro forma financial statements.

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(a) Underwriting fees and issuance fees for the Old Notes and the 6 7/8% notes due 2006 which have been registered under the Securities Act of 1933, as amended (the "New Notes," and collectively with the Old Notes, the "Notes") are estimated to be $1.5 million. Issuance fees consist of SEC filing fees, accounting, printing, issuer's counsel and trustee expenses. The $1.5 million will be recorded as a deferred charge on the Company's balance sheet and charged to expense ratably over the ten year term of the Notes.

(b) The Company maintained an agreement to pay MC a guarantee fee of 1.125% annually on the outstanding principal balance of all financings (other than that directly provided by MC) in consideration for their guarantee of payment of the Company's obligation on these loans. Effective January 4, 1995 and June 3, 1996, the annual guarantee fee was revised to 0.6% and 0.3% respectively, calculated on a daily basis on the outstanding balance of the MIC Term Loan and MIC Revolving Loan and the Company's old discretionary line of credit with certain commercial banks. The guarantee fee payment for the first nine months of 1996 and the year ended 1995 was $0.9 million and $1.9 million, respectively. The Old Notes have not been, and the New Notes will not be, guaranteed by MC.

(c) For purposes of the pro forma calculations, the net interest cost to the Company of the Notes will be at an interest rate of 6 7/8%, plus an incremental interest cost of 0.34% due to the amortization of the debt discount on the Notes and the cost to settle the interest rate hedging contract entered into on October 31, 1996, which in the aggregate is higher than the current cost of the Company's variable rate debt instruments. It is estimated by the Company that such increase in interest costs would amount to $1.2 million and $0.6 million in the first nine months of 1996 and the year ended 1995, respectively.


    The detailed calculation of decreases in interest expense for the year ended December 31, 1995 and the nine months ended September 30, 1996 are as follows:



                                                                                          NINE MONTHS
                                                                  YEAR ENDED                 ENDED
                                                               DECEMBER 31, 1995      SEPTEMBER 30, 1996
                                                              EFFECT (FAVORABLE)      EFFECT (FAVORABLE)
                                                              -------------------     -------------------
    1.)  PIK DEBENTURE CONVERSION EFFECT:
         Interest expense on Payment-in-Kind Debentures             $ (20.9)                $ (15.2)
         Additional interest expense due to borrowing                   0.9                     0.6
    2.)  NONCALLABLE NOTES EFFECT:
         Interest expense on $150.0 million 10-year notes              10.8                     8.1
         Interest expense on MIC Term Loan                             (6.8)                   (4.6)
         Interest expense on MIC Revolving Loan                        (3.4)                   (2.3)
    3.)  REDEMPTION AND FINANCING FEES:                                 2.4                     1.6
                                                                    -------                 -------
                                                                    $ (17.0)                $ (11.8)
                                                                    =======                 =======


(d) The adjustment to the total provision for estimated income taxes recognizes the effect of the above adjustments to total income before taxes.

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information..................    4
Summary................................    6
Risk Factors...........................   13
The Exchange Offer.....................   16
Use of Proceeds........................   24
Capitalization.........................   25
Selected Consolidated Historical and
  Pro Forma Condensed Financial Data...   26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   29
The Company............................   34
Management.............................   48
Stockholders of the Company............   54
Certain Transactions...................   54
Description of the New Notes...........   56
Description of the Old Notes...........   65
Certain United States Federal Income
  Tax Considerations...................   66
Plan of Distribution...................   67
Legal Matters..........................   68
Experts................................   68
Index to Financial Statements..........  F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                      LOGO

                               ARISTECH CHEMICAL
                                  CORPORATION
                             OFFER TO EXCHANGE ITS
                             6 7/8% NOTES DUE 2006
                      WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933
                             FOR ANY AND ALL OF ITS
                       OUTSTANDING 6 7/8% NOTES DUE 2006
                 ---------------------------------------------

                                   PROSPECTUS
                 ---------------------------------------------
                                           , 1997

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) EXHIBITS. The following exhibits are filed as part of this Registration Statement:


 EXHIBIT
 NUMBER                           DESCRIPTION                           SEQUENTIAL PAGE NUMBER
---------   --------------------------------------------------------   -------------------------
   3.01     Restated Certificate of Incorporation of Aristech
            Chemical Corporation, as amended (previously filed)
   3.02     By-Laws of Aristech Chemical Corporation, as amended
            (previously filed)
   4.01     Indenture dated as of November 1, 1996 between Aristech
            Chemical Corporation, as Issuer, and The Chase Manhattan
            Bank, as Trustee (previously filed)
   4.02     Registration Rights Agreement dated as of November 25,
            1996 among Aristech Chemical Corporation, as Issuer, and
            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
            Smith Incorporated, J.P. Morgan Securities Inc. and
            Morgan Stanley & Co. Incorporated, as Initial Purchasers
            (previously filed)
   4.03     Form of Security for 6 7/8% Notes due 2006, originally
            issued by Aristech Chemical Corporation on November 25,
            1996 (previously filed)
   4.04     Form of Security for 6 7/8% Notes due 2006, to be issued
            by Aristech Chemical Corporation and registered under
            the Securities Act of 1933 (previously filed)
   5.01     Opinion of Mark K. McNally, General Counsel of Aristech
            Chemical Corporation (previously filed)
   5.02     Opinion of Kirkpatrick & Lockhart LLP
  10.01     Term Loan Agreement dated as of August 1, 1994 between
            Aristech Chemical Corporation and Mitsubishi
            Corporation, as amended through September 30, 1996
            (previously filed)
  10.02     Term Loan and Revolving Credit Agreement dated as of
            August 1, 1994 between Aristech Chemical Corporation and
            Mitsubishi International Corporation, as amended through
            September 30, 1996 (previously filed)
  10.03     Discretionary Credit Agreement dated as of January 4,
            1995 among Aristech Chemical Corporation, Mitsubishi
            Corporation, The Chase Manhattan Bank and PNC Bank,
            National Association, as amended through December 20,
            1995
            (previously filed)
  10.04     Agreement regarding Guarantees dated January 4, 1995
            between Aristech Chemical Corporation and Mitsubishi
            Corporation, as amended through June 3, 1996 (previously
            filed)
  10.05     Asset Purchase Agreement dated as of April 28, 1995
            between Ashland Inc. and Aristech Chemical Corporation
            (previously filed)

 EXHIBIT
 NUMBER                           DESCRIPTION                           SEQUENTIAL PAGE NUMBER
---------   --------------------------------------------------------   -------------------------
  10.06     Form of Change in Control Agreement between Aristech
            Chemical Corporation and each of Charles W. Hamilton,
            Michael J. Egan, James J. Driscoll, Mark K. McNally and
            Charles P. Costanza (previously filed)
  10.07     Aristech Chemical Corporation Deferred Compensation Plan
            (previously filed)
  10.08     Aristech Chemical Corporation Long Term Incentive Plan
  10.09     Aristech Chemical Corporation Executive Life Insurance
            Plan (previously filed)
  10.10     Summary of Aristech Chemical Corporation Long Term
            Disability Plan (previously filed)
  10.11     Aristech Chemical Corporation 1996 Supplemental Pension
            Plan (previously filed)
  10.12     Aristech Chemical Corporation Variable Bonus Program
            (previously filed)
  12.01     Statement re: Computation of Ratio of Earnings to Fixed
            Charges (previously filed)
  23.01     Consent of Mark K. McNally, General Counsel of Aristech
            Chemical Corporation (included in Exhibit 5.01)
            (previously filed)
  23.02     Consent of Deloitte & Touche LLP
  23.03     Consent of Kirkpatrick & Lockhart LLP (included in
            Exhibit 5.02)
  24.01     Powers of Attorney (previously filed on signature page)
  25.01     Statement re: Eligibility of Trustee (previously filed)
  27.01     Financial Data Schedule (previously filed)
  99.01     Form of Letter of Transmittal
  99.02     Form of Notice of Guaranteed Delivery (previously filed)
  99.03     Exchange Agency Letter Agreement (previously filed)



     (b) FINANCIAL STATEMENT SCHEDULES.  The following financial statement schedule is filed as part of this Registration Statement:


        Independent Auditors' Report on Schedule.


        Schedule II--Valuation and Qualifying Accounts.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 21, 1997.


                                            ARISTECH CHEMICAL CORPORATION


                                            By: /s/ MICHAEL J. EGAN
                                               --------------------------

                                              Michael J. Egan
                                              Senior Vice President,
                                              Chief Financial Officer and
                                                Director


     Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                TITLE                         DATE
------------------------------------   ------------------------------------   -----------------
          /s/ JIRO KAMIMURA            Chairman of the Board,                 January 21, 1997
 -----------------------------------   Chief Executive Officer and Director
           Jiro Kamimura               (Principal Executive Officer)

                     *                 President, Chief Operating Officer     January 21, 1997
 -----------------------------------   and Director
        Charles W. Hamilton

          /s/ MICHAEL J. EGAN          Senior Vice President,                 January 21, 1997
 -----------------------------------   Chief Financial Officer and Director
          Michael J. Egan              (Principal Financial Officer)

       /s/ MICHAEL J. PRENDERGAST      Corporate Comptroller                  January 21, 1997
 -----------------------------------   (Principal Accounting Officer)
       Michael J. Prendergast

                     *                 Director                               January 21, 1997
 -----------------------------------
           Masatake Bando

                     *                 Director                               January 21, 1997
 -----------------------------------
            Hajime Koga

                     *                 Director                               January 21, 1997
 -----------------------------------
          Yoshizo Shimizu

                     *                 Director                               January 21, 1997
 -----------------------------------
             Yasuo Sone

                     *                 Director                               January 21, 1997
 -----------------------------------
            Muneo Suzuki

                     *                 Director                               January 21, 1997
 -----------------------------------
          Takayori Tsuboi

   * By: /s/ MARK K. MCNALLY                                                  January 21, 1997
        ---------------------------
          Mark K. McNally
Attorney-in-fact, pursuant to power
of attorney previously filed as part
                 of
    this Registration Statement

                          INDEPENDENT AUDITORS' REPORT

Aristech Chemical Corporation:

We have audited the consolidated balance sheets of Aristech Chemical Corporation and its subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated January 29, 1996 (except for Note 19 as to which the date is November 19, 1996) (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting methods for income taxes, depreciation and postretirement benefits other than pensions); such financial statements and report are included in the Prospectus, which is part of this Registration Statement. Our audits also included the financial statement schedule of Aristech Chemical Corporation and subsidiaries, listed in Item 21
(b). This financial statement schedule is the responsibility of the Company's management. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
January 29, 1996

                                                                     SCHEDULE II

                         ARISTECH CHEMICAL CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

                                COLUMN B-        ADDITIONS        ADDITIONS                         COLUMN
                               BALANCE AT       CHARGED TO        CHARGED TO                      BALANCE AT
                              BEGINNING OF       COSTS AND      OTHER ACCOUNTS     COLUMN D-        END OF
   COLUMN A-DESCRIPTION          PERIOD          EXPENSES         -DESCRIBE        DEDUCTIONS       PERIOD
--------------------------    -------------     -----------     --------------     ----------     -----------
YEAR ENDED 12/31/95
Reserve for bad debts.....        $  .8            $  .5             $ --            $  (.7)         $  .6
Inventory reserve for
  lower of cost or
  market..................           --               --               --                --             --
YEAR ENDED 12/31/94
Reserve for bad debts.....        $  .8            $  .2               --            $  (.2)         $  .8
Inventory reserve for
  lower of cost or
  market..................          7.2               --               --              (7.2)            --
YEAR ENDED 12/31/93
Reserve for bad debts.....        $  .7            $ 1.2               --            $ (1.1)         $  .8
Inventory reserve for
  lower of cost or
  market..................           --              7.2               --                --           (7.2)

                                 EXHIBIT INDEX


 EXHIBIT                                                                    PRIOR FILING OR
   NO.                            DESCRIPTION                           SEQUENTIAL PAGE NUMBER
---------   --------------------------------------------------------   -------------------------
   3.01     Restated Certificate of Incorporation of Aristech
            Chemical Corporation, as amended (previously filed)
   3.02     By-Laws of Aristech Chemical Corporation, as amended
            (previously filed)
   4.01     Indenture dated as of November 1, 1996 between Aristech
            Chemical Corporation, as Issuer, and The Chase Manhattan
            Bank, as Trustee (previously filed)
   4.02     Registration Rights Agreement dated as of November 25,
            1996 among Aristech Chemical Corporation, as Issuer, and
            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
            Smith Incorporated, J.P. Morgan Securities Inc. and
            Morgan Stanley & Co. Incorporated, as Initial Purchasers
            (previously filed)
   4.03     Form of Security for 6 7/8% Notes due 2006, originally
            issued by Aristech Chemical Corporation on November 25,
            1996 (previously filed)
   4.04     Form of Security for 6 7/8% Notes due 2006, to be issued
            by Aristech Chemical Corporation and registered under
            the Securities Act of 1933 (previously filed)
   5.01     Opinion of Mark K. McNally, General Counsel of Aristech
            Chemical Corporation (previously filed)
   5.02     Opinion of Kirkpatrick & Lockhart LLP
  10.01     Term Loan Agreement dated as of August 1, 1994 between
            Aristech Chemical Corporation and Mitsubishi
            Corporation, as amended through September 30, 1996
            (previously filed)
  10.02     Term Loan and Revolving Credit Agreement dated as of
            August 1, 1994 between Aristech Chemical Corporation and
            Mitsubishi International Corporation, as amended through
            September 30, 1996 (previously filed)
  10.03     Discretionary Credit Agreement dated as of January 4,
            1995 among Aristech Chemical Corporation, Mitsubishi
            Corporation, The Chase Manhattan Bank and PNC Bank,
            National Association, as amended through December 20,
            1995
            (previously filed)
  10.04     Agreement regarding Guarantees dated January 4, 1995
            between Aristech Chemical Corporation and Mitsubishi
            Corporation, as amended through June 3, 1996 (previously
            filed)
  10.05     Asset Purchase Agreement dated as of April 28, 1995
            between Ashland Inc. and Aristech Chemical Corporation
            (previously filed)
  10.06     Form of Change in Control Agreement between Aristech
            Chemical Corporation and each of Charles W. Hamilton,
            Michael J. Egan, James J. Driscoll, Mark K. McNally and
            Charles P. Costanza (previously filed)
  10.07     Aristech Chemical Corporation Deferred Compensation Plan
            (previously filed)

 EXHIBIT                                                                    PRIOR FILING OR
   NO.                            DESCRIPTION                           SEQUENTIAL PAGE NUMBER
---------   --------------------------------------------------------   -------------------------
  10.08     Aristech Chemical Corporation Long Term Incentive Plan
  10.09     Aristech Chemical Corporation Executive Life Insurance
            Plan (previously filed)
  10.10     Summary of Aristech Chemical Corporation Long Term
            Disability Plan (previously filed)
  10.11     Aristech Chemical Corporation 1996 Supplemental Pension
            Plan (previously filed)
  10.12     Aristech Chemical Corporation Variable Bonus Program
            (previously filed)
  12.01     Statement re: Computation of Ratio of Earnings to Fixed
            Charges (previously filed)
  23.01     Consent of Mark K. McNally, General Counsel of Aristech
            Chemical Corporation (included in Exhibit 5.01)
            (previously filed)
  23.02     Consent of Deloitte & Touche LLP
  23.03     Consent of Kirkpatrick & Lockhart LLP (included in
            Exhibit 5.02)
  24.01     Powers of Attorney (previously filed on signature page)
  25.01     Statement re: Eligibility of Trustee (previously filed)
  27.01     Financial Data Schedule (previously filed)
  99.01     Form of Letter of Transmittal
  99.02     Form of Notice of Guaranteed Delivery (previously filed)
  99.03     Exchange Agency Letter Agreement (previously filed)